As filed with the U.S. Securities and Exchange Commission on August 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Skillz Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	46-2682707
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

P.O. Box 445

San Francisco, CA 94104

Telephone: (415) 762-0511

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Paradise

Chief Executive Officer

Skillz Inc.

P.O. Box 445

San Francisco, CA 94104

Telephone: (415) 762-0511

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Telephone: (312) 558-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	⌧	Smaller reporting company	☐
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Security	Amount Being	Offering Price per	Aggregate Offering	Registration
Being Registered(1)	Registered(2)	Security(3)	Price	Fee
Class A common stock, par value $0.0001 per share	4,401,615	$11.88	$52,291,186.20	$5,704.97
Total			$52,291,186.20	$5,704.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $11.88, which is the average of the high and low prices of the Class A common stock on August 12, 2021 on the New York Stock Exchange (“NYSE”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2021

PRELIMINARY PROSPECTUS

Up to 4,401,615 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 4,401,615 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) of Skillz, Inc., a Delaware corporation (“Skillz” or the “Company”), originally issued in connection with a private placement pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) by and among Skillz, Aarki, Inc., a Delaware corporation (“Aakri”), Spades Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Skillz (“Merger Sub”), Spades Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Skillz (“Merger Sub II” and together with Merger Sub, the “Merger Subs”). Pursuant to the Agreement, Skillz acquired all the equity interests of Aarki (the “Acquisition”) for approximately $150,000,000, comprised of approximately $90,000,000 in cash and 4,401,615 shares of Skillz Class A common stock, subject to certain adjustments and as calculated pursuant to the Agreement.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders or of shares of Class A common stock by us pursuant to this prospectus. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock is listed on the NYSE under the symbols “SKLZ.” On August 13, 2021, the closing price of our Class A common stock was $11.35.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

i

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States:   We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

CERTAIN DEFINED TERMS

In this document:

“Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.

“Bonus Cash” is a promotional incentive that cannot be withdrawn and can only be used by end-users to enter into paid entry fee contests.

“Business Combination” means that certain transaction where, on the Closing Date, FEAC consummated the Merger Agreement, pursuant to which a business combination between FEAC and Old Skillz was effected through the merger of Merger Sub with and into Old Skillz, with Old Skillz surviving as the surviving company and a wholly-owned subsidiary of FEAC and such other transactions described in the Merger Agreement were completed.

“Cash Consideration” means an amount of cash equal to the lesser of (1) (a) the funds remaining in the Trust Account following the redemption (if any) of shares of FEAC Class A common stock and payment of the transaction expenses, plus (b) the funds received following the consummation of the transactions contemplated by the Subscription Agreements, plus (c) the amount of cash and cash equivalents (including bank account balances and marketable securities) of Skillz, determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, minus (d) $250,000,000, and (2) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify the Business Combination either as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 or a transfer under Section 351(a) of the Internal Revenue Code of 1986, such amount designated by Skillz to FEAC not less than three (3) days prior to the Closing; provided that under no circumstances shall the Cash Consideration be less than $0.

“CCPA” means the California Consumer Privacy Act of 2018.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Developer” means a third party mobile game developer who uses Skillz’s platform to enable their game content for multi-player competition.

“Developer Console” means a dashboard that enables developers to rapidly integrate and monitor the performance of their games.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Nomination Agreement” means the Director Nomination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“FEAC” means Flying Eagle Acquisition Corporation, a Delaware corporation, which, after December 16, 2020, is known as Skillz, Inc.).

“GAAP” means United States generally accepted accounting principles.

“Game” means a multi-player user experience on the Skillz platform.

“Gaming for Good” or ”G4G” means Skillz’s philanthropic initiative.

“Gamer”, “player”, “user” or “end-user” means a person who enters into a competition or contest hosted on Skillz’s platform.

“GDPR” mean the European Union’s General Data Protection Regulation.

“GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform. Total entry fees include entry fees paid by end-users using cash deposits, prior cash winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.

“Initial Stockholders” means the Sponsor and FEAC’s independent directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investors’ Rights Agreement” means the Eighth Amended and Restated Investors’ Rights Agreement, dated as of September 1, 2020 and effective at (but subject to) the Closing, by and among Skillz, FEAC, certain Skillz stockholders and certain FEAC Stockholders.

“IPO” means FEAC’s initial public offering, consummated on March 5, 2020, through the sale of 69,000,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LiveOps” means our Live Operations System.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of September 1, 2020, by and among FEAC, Merger Sub, Skillz, and solely in his capacity as the representative of the Skillz stockholders, the Stockholder Representative.

“Merger Sub” means FEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of FEAC.

“Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the quarter.

“Non-Redemption Agreements” means certain non-redemption agreements with certain holders of FEAC Class A common stock, pursuant to which such holders agree not to exercise their redemption rights in connection with the Business Combination.

“NYSE” means The New York Stock Exchange.

“Old Skillz” means, prior to the Business Combination, Skillz Inc., a Delaware corporation, and, after the Business Combination, Skillz Platform Inc., a Delaware corporation.

“Paying Monthly Active Users” or “Paying MAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the quarter.

“paying user” means, with respect to a given period, a user that pays a cash entry fee for a contest hosted on Skillz’s platform during such period.

“payback period” means the average amount of time it takes for the cumulative gross profit generated by all of the users in a given install period to exceed the dollar amount spent on UAC during the same install period.

“PIPE Investors” means certain institutional investors who are party to the Subscription Agreements.

“Private Placement” means the issuance of an aggregate of 15,853,052 shares of FEAC Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“Private Placement Warrants” means the warrants initially issued to the Sponsor concurrently with the IPO, each of which is exercisable for one share of Class A common stock.

“Charter” means the amended and restated certificate of incorporation of Skillz Inc.

“Public shares” means shares of FEAC Class A common stock included in the units issued in the IPO.

“Public stockholders” means holders of public shares.

“Public Warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of Class A common stock, in accordance with its terms.

“Skillz” means prior to the Business Combination, Old Skillz and following the Business Combination, Skillz Inc., a Delaware corporation.

“Skillz capital stock” means the Skillz Class A common stock, the Skillz Class B common stock and each other class or series of capital stock of Skillz (including preferred stock).

“Skillz Class A common stock” means the Class A common stock, par value $0.0001 per share, of Skillz.

“Skillz Class B common stock” means the Class B common stock, par value $0.0001 per share, of Skillz.

“Skillz option” means each option to purchase shares of Skillz common stock.

“Skillz platform” means Skillz’s digital assets including the SDK, the Developer Console, the LiveOps system and the data science technologies, which together enable Skillz to provide its monetization services to third-party game developers.

“Skillz stockholder” means each holder of Skillz capital stock.

“Old Skillz Warrant” means each warrant to purchase shares of Old Skillz capital stock.

“Software Development Kit” or “SDK” means the set of software development tools that allows for the creation of applications for a certain software framework, hardware platform, or video game console.

“Sponsor” means Eagle Equity Partners II, LLC, a Delaware limited liability company.

“Stockholder Representative” means Andrew Paradise solely in his capacity as the stockholder representative pursuant to the Merger Agreement.

“Subscription Agreements” means the subscription agreements, each dated as of September 1, 2020, between FEAC and the PIPE Investors, pursuant to which FEAC has agreed to issue an aggregate of 15,853,052 shares of FEAC Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share.

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“Take Rate” means a percentage of the entry fees retained by Skillz for paid contests, after deducting end-user prize money (i.e. winnings from the competitions), end-user incentives accounted for as reduction of revenue and the profit share paid to developers.

“Three-Year Lifetime Value” means the cumulative gross profit from a paying user over the thirty-six (36) months following user acquisition.

“Ticketz” means in-game tickets on Skillz’s platform that are earned in every match and can be redeemed within the Skillz loyalty program for prizes or credits to be used towards future paid entry fee tournaments.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of FEAC that holds the proceeds from FEAC’s IPO and the private placement of the private placement warrants.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of FEAC, each consisting of one share of FEAC Class A common stock and one-fourth (1/4th) of one public warrant of FEAC.

“User Acquisition Cost” or ”UAC” means the total cost to acquire a new paying user.

“Z’s” means the free in-game transaction currency on Skillz’s platform.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Skillz. These statements are based on the beliefs and assumptions of the management of Skillz. Although Skillz believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Skillz cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of Skillz to:

●	realize the benefits expected from the Business Combination;
●	effectively compete in the global entertainment and gaming industries;
●	attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; and
●	comply with laws and regulations applicable to its business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Skillz” and the financial statements included elsewhere in this prospectus.

The Company

Skillz Inc. is a technology company that enables game developers to monetize their content through fun and fair multi-player competition. The Skillz platform helps developers build multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide and distributes millions in prizes each month.

The Acquisition

On June 1, 2021, Skillz Inc. (“Skillz” or the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Aarki, Inc., a Delaware corporation (“Aarki”) and certain other parties named thereto whereby Skillz acquired all the equity interests of Aarki (the “Acquisition”) for approximately $150,000,000, comprised of approximately $90,000,000 in cash and 4,401,615 shares of Skillz Class A common stock, subject to certain adjustments and as calculated pursuant to the Agreement. The Acquisition was consummated on July 16, 2021.

Stock Exchange Listing

Skillz Class A common stock is listed for trading on the NYSE under the symbols “SKLZ.”

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 5 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related Skillz’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” refer to Skillz.

●	Our rapid growth may not be sustainable and depends on our ability to attract and retain end-users.
●	Our business could be harmed if we fail to manage our growth effectively.
●	We have a history of losses and we may be unable to achieve profitability.
●	Our projections are subject to risks, assumptions, estimates and uncertainties.
●	We rely on our third-party developer partners to continue to offer the competitive experience in existing and new games on our platform.
●	A limited number of games account for a substantial portion of our revenue.
●	We rely on third-party service providers including cloud computing services, payment processors, and infrastructure service providers, and if we cannot manage our relationships or lose access to such third parties, our business, financial condition, results of operations and prospects could be adversely affected.

●	Failure to maintain our brand and reputation could harm our business, financial condition and results of operations.
●	The broader entertainment industry is highly competitive and our existing and potential users may be attracted to competing forms of entertainment.
●	Our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business.
●	Failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition.
●	Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
●	Failure to properly contain Covid-19 or another global pandemic in a timely manner could materially affect how we and our business partners are operating.

Corporate Information

We were originally incorporated in the State of Delaware in January 15, 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar Business Combination with one or more businesses. FEAC completed its IPO in March 2020. In December 2020, our wholly-owned subsidiary merged with and into Old Skillz, with Old Skillz surviving the merger as a wholly-owned subsidiary of FEAC. In connection with the Business Combination, we changed our name to Skillz Inc. Our principal executive offices are located at P.O. Box 445, San Francisco, California 94104.

Our telephone number is (415) 762-0511. Our website address is www.skillz.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Skillz’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FEAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act. Effective as of December 31, 2021, the Company is expected to become a large accelerated filer and is expected to cease to be an emerging growth company As a result, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

Recent Developments

Public Warrant Redemption

As of June 30, 2021, there are 7,623,436 outstanding Public Warrants to purchase 7,623,436 shares of our Class A common stock at an exercise price of $11.50 per share. Under the terms of the Warrant Agreement, the Company is entitled to redeem all outstanding Public Warrants if the reported closing price of the Company’s Class A common stock is at least $18.00 per share on each of twenty trading days within a thirty trading day period. As of July 13, 2021, this condition was satisfied.

On July 16, 2021, the Company issued a notice of redemption and provided the 30 days’ prior notice required under the Warrant Agreement after the Warrant Registration Statement had been declared effective. Continental Stock Transfer & Trust Company (“Continental”), acting in its capacity as warrant agent and transfer agent, delivered the notice of redemption to each of the registered holders of the Public Warrants on behalf of the Company. All Public Warrants may be exercised by the holders thereof until 5:00 pm New York City time on August 16, 2021 to purchase fully paid and non-assessable shares of Class A common stock underlying the Public Warrants at an exercise price of $11.50 per share. Any Public Warrants that remain unexercised following 5:00 pm New York City time on August 16, 2021 will be void and no longer exercisable, and the holders of such Public Warrants will be entitled to receive only the redemption price of $0.01 per such Public Warrant.

The shares of Class A common stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 (Registration No. 333-252868), which was declared effective by the SEC.

Non-Marketable Equity Investment

On July 14, 2021, the Company invested $50.0 million in cash in a privately-held software company. The investment will not require consolidation into the Company’s financial statements because the privately held company is not a variable interest entity and the Company does not hold a majority voting interest as a result of the investment. The Company’s non-controlling interest will be accounted for under ASC 321, Investments - Equity Securities.

THE OFFERING

Issuer	Skillz Inc.

Common stock offered by the Selling Stockholders

Up to 4,401,615 shares of common stock, which are expected to be issued pursuant to the Agreement in a private placement in connection with, and as part of the consideration for the Acquisition of Aarki.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Ticker symbols	Listed on the NYSE under the symbol “SKLZ”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Skillz’s Business and Industry

Unless the context otherwise requires, references in this subsection “— Risks Related to Skillz’s Business and Industry” to “we”, “us”, “our”, and “the Company” generally refer to Skillz Inc.

The COVID-19 pandemic and containment efforts across the globe have materially altered how individuals interact with each other and have materially affected how we and our business partners are operating. The extent to which this situation will impact our future results of operations and overall financial performance remains uncertain.

In December 2019, a novel coronavirus disease (“COVID-19”) was reported, and in January 2020, the World Health Organization (“WHO”) declared it a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic. This pandemic and resulting shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.

As a result of the COVID-19 pandemic, we have implemented travel restrictions for our employees. The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic, including any potential future waves of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the effect on players and their willingness and ability to pay entry fees for the games on our platform; the effect on our third party developers and their willingness and ability to engage with our services and our platform; disruptions or restrictions on our employees’ ability to work and travel; and interruptions related to our cloud networking and platform infrastructure and partners, and developer and user service and support providers. During the COVID-19 crisis, we may not be able to provide the same level of services and support that our developers and players expect from us, which could negatively impact our business and operations. While substantially all of our business operations can be performed remotely, many of our employees are juggling additional work-related and personal challenges, including adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home on a daily basis, looking after children as a result of remote-learning and school closures, making plans for childcare during the summer and caring for themselves, family members or other dependents who are or may become ill. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners, game developers and stockholders.

The COVID-19 pandemic and resulting shelter-in-place and similar restrictions have also led to increased player engagement with the games on our platform relative to historic trends. These increases in player activity may not be indicative of our financial and operating results in future periods. The long-term effects of the COVID-19 pandemic on society and player behavior are highly uncertain, and there is no assurance that player engagement will not decrease, as the full impacts of the pandemic on society and the global economy become more clear.

In addition to the potential direct impacts to our business, the U.S. economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19. A weakened U.S. economy may impact our third-party developers and players and their engagement with our platform, and the ability of our business partners to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the pandemic, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, third-party developers, players and other business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

Competition within the broader entertainment industry is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our platform and games available through our platform do not continue to be popular, our business, financial condition, results of operations and prospects would be materially adversely affected.

We operate in the global entertainment and gaming industries within the broader entertainment industry. Our end-users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and casinos, are more well established and may be perceived by the users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of the users. If we are unable to sustain sufficient interest in our gaming platform in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming, and/or interactive entertainment products and services compete with our platform, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies, including with third-party developers, or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors may enter the gaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if the offerings on our platform do not continue to be popular, our business could suffer.

We rely on our third-party developer partners to develop and update all of the games featured on our platform. The decision of developers to remove the Skillz Software Development Kit, or “SDKs” from their games or changes in the terms of our commercial relationships with third-party developers could adversely impact our financial condition and results of operations and prospects. In addition, the failure of developers to provide timely and reliable updates could adversely impact our financial condition and results of operations and prospects.

We rely on third-party game developers to develop the games that we host on our platform. Accordingly, our business depends on our ability to promote, enter into and maintain successful commercial relationships with such developers. In general, we rely on standard terms of service for third party developers which govern the distribution, operations and fee sharing arrangements for hosting a game on our platform. In some cases, we rely on negotiated agreements with third party developers that modify our standard terms of service. Quality third-party game developers of games are continually in high demand and there can be no assurance that the developers that have developed games for our platform will continue to maintain games on our platform or be willing to provide new games for our platform in the future. If we are unable to attract and maintain these third party developer relationships, if the terms and conditions of such commercial relationships become less favorable to Skillz or if a developer decides to remove their games from our platform, our results of operations and prospects would suffer.

In addition, we rely on our developer partners to manage and maintain their games, including updating their games to include the latest version of the Skillz SDK. The failure of our developer partners to provide timely and reliable updates could adversely impact our financial condition and results of operations and prospects.

Our focus on our third-party developers and willingness to focus on the long term benefits of our relationships with such developers may conflict with the short-term interests of our business. We believe our third-party developer partners are essential to our success and establishing mutually successful relationships with such developers serves the best long-term interests of Skillz and our stockholders. Therefore, we have made in the past, and we may make in the future, significant investments or changes to the terms of our relationships with our developer partners that we believe will benefit us in the long term, even if our decision has the potential to negatively impact our operating results in the short term. In addition, our decisions may not result in the long-term benefits that we expect, in which case the success of our platform, business, financial condition or results of operations could be harmed.

A limited number of games historically have accounted for a substantial portion of our revenue. If these games were to become less popular or be removed from our platform and we are unable to identify and market suitable replacements, our business and prospects could suffer.

Historically, a small number of games and related developers have accounted for a substantial portion of our revenue. For the three month and six month period ended June 30, 2021, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 73% and 74%, respectively, of our revenue. For the three and six month period ended June 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 80% and 79%, respectively, of our revenue. For the three month period and six month period ended June 30, 2021, Solitaire Cube and 21 Blitz (each developed by Tether), together with Blackout Bingo (developed by Big Run), accounted for 80% and 79%, respectively, of revenue. For the three month period ended June 30, 2021, Tether and Big Run accounted for 42% and 40% of our revenue. For the three month period ended June 30, 2020, Tether and Big Run accounted for 61% and 28%, respectively, of our revenue. For the six months ended June 30, 2020, Tether and Big Run accounted for 66% and 21%, respectively, of our revenue. For the six months ended June 30, 2021, Tether and Big Run accounted for 61% and 28%, respectively, of our revenue. These games, and the related developers, are subject to our standard terms of service, which include, among other things, developer exclusivity, as modified by negotiated agreements. The negotiated agreements provide Skillz with the discretion, but not the obligation, to provide marketing support for specified games and for revenue sharing with the developers that is more favorable to Skillz than our standard terms. These negotiated agreements restrict the removal of the applicable games from our platform for at least 12 months following termination. During the post-termination period, Skillz has the option, but not the obligation, to host paid competitions for such games on the platform. Consistent with our standard terms of service, our agreement with Tether may be terminated by either party on 30 days’ notice. Our agreement with Big Run is subject to termination by either party on an annual basis and by Skillz at any time at its discretion. If these games were to become less popular or be removed from our platform and we are unable to identify and market suitable replacements, our business and prospects could suffer.

Negative events or negative media coverage relating to, or a decline in popularity of, gaming, or other negative coverage may adversely impact our ability to retain or attract third-party developers and users, which could have an adverse effect on our business and prospects.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, the gaming industry, games developed by our third-party partners, the security of our platform and services, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships, including third-party developers, or the games (including declining popularity of the games) featured on our platform could seriously harm our reputation. In addition, a negative shift in the perception of skill-based gaming by the public or by politicians, lobbyists or others could affect future legislation of skill-based gaming, which could cause jurisdictions to restrict or ban gaming, thereby limiting the number of jurisdictions in which we can operate without a license. Negative public perception could also lead to new restrictions on or to the prohibition of skill-based gaming in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our developer and user base and result in decreased revenue or slower growth rates, which could seriously harm our business.

Maintaining and enhancing our brand and reputation is critical to our business prospects. Failure to grow our brand and reputation could harm our business, financial condition and results of operations.

We believe that our brand, identity and reputation has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Skillz” brand and reputation is critical to retaining and growing our third-party developer and user base. Maintaining and enhancing our brand and reputation depends largely on our continued ability to provide, through our platform, high-quality, relevant, reliable, trustworthy and games developed by our third-party partners, which may require substantial investment and may not be successful. We may need to introduce new products or services that require developers or users to agree to new terms of service that they do not like, which may negatively affect our brand and reputation.

Our brand and reputation may also be negatively affected by the actions of users acting under false or unauthentic identities and by the use of our platform for illicit, illegal or objectionable ends. We may also fail to respond expeditiously to the illicit efforts of third parties to gain unfair advantage in games through cheating or other fraudulent activity or to otherwise address developer or user concerns, which could erode confidence in our brand and platform and damage our reputation. We expect that our ability to identify and respond to these concerns in a timely manner may decrease as the number of developers and users that engage with our platform grows, as the amount of content on the platform increases or as we expand our product and service offerings. Any governmental or regulatory inquiry, investigation or action, including based on the appearance of illegal, illicit or objectionable activity or content on our platform, our business practices, or failure to comply with laws and regulations, could damage our brand and reputation, regardless of the outcome.

We have experienced, and expect to continue to experience, media, legislative, governmental, regulatory, investor and other third-party scrutiny of our decisions. Any scrutiny, inquiry investigation or action, including regarding the quality and trustworthiness of the games featured on our platform, data privacy, copyright, employment or other practices, workplace culture, product changes, service quality, litigation or regulatory action or regarding the actions of our employees, may harm our brand and reputation.

Our growth will depend on our ability to attract and retain end-users who participate in paid entry-fee contests, and the loss of such end-users, failure to attract new end-users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our business depends on maintaining a successful platform for third-party developed games that end-users will download and pay entry fees to compete for cash or other prizes of real world value with other end-users. As a result, our business relies on our ability to engage with players by consistently and timely making available through our platform games that are engaging, trustworthy and competitive and encouraging our developer partners to create and enhance games with compelling content, features and events.

The success of the games featured on our platform depends, in part, on unpredictable and volatile factors beyond our control, including consumer preferences, competing games, new mobile platforms and the availability of other entertainment experiences. Our end-users have accounts in which they make deposits and hold prior cash winnings that have not been withdrawn. Prior cash winnings that have not been withdrawn represented more than 80% of total paid entry fees for the year ended December 31, 2020. If the games offered on our platform do not meet consumer expectations, if they are not marketed in a timely and effective manner, or if end-users decide to withdraw prior cash winnings rather than apply such winnings as entry fees to enter subsequent paid contests on our platform our revenue and financial performance will be negatively affected. End-user deposits and prior cash winnings that have not been withdrawn as of June 30, 2021 amounted to $4.1 million and are reflected on our balance sheet within other current liabilities. We may be required to return these funds to end-users if they choose to withdraw them from their account.

In addition to the market factors noted above, our ability to successfully attract games for our platform and the ability of such games to achieve commercial success will depend on our ability to:

●	effectively market such games to existing and new players;
●	achieve benefits from our player acquisition costs;
●	achieve viral organic growth and gain user interest in our featured games through free or paid channels;
●	adapt to changing player preferences;
●	adapt to new technologies and feature sets for mobile and other devices;
●	attract, retain and motivate talented and experienced third-party game developers to our platform;
●	partner with mobile platforms and obtain featuring opportunities;
●	continue to adapt to an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth, and varying processing power and screen sizes;
●	achieve and maintain successful end-user engagement;
●	maintain a quality, trustworthy and entertaining game experience for players;
●	host games that can build upon or become franchise games;
●	compete successfully against a large and growing number of existing market participants;
●	accurately forecast the timing and expense of our operations, including costs to secure and retain game developers and end-user adoption;
●	minimize and quickly resolve bugs or outages negatively impacting our platform or games on our platform; and
●	acquire and successfully integrate high quality mobile game assets, personnel or companies.

These and other uncertainties make it difficult to know whether our platform will succeed in continuing to host successful games and new games and features in accordance with our operating plan. If we do not succeed in doing so, our business, financial condition, results of operations and reputation will suffer.

If users engage in criminal, inappropriate or fraudulent activity that seek to exploit our platform and users, our ability to attract and retain developers and users may be harmed, which could have an adverse impact on our reputation, business, financial condition and operating results.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in the games featured on our platform, play them in an automated way, collude to alter the outcome or obtain unfair advantages. These programs and practices undermine the integrity of our platform and harm the experiences of players who play fairly, and may lead players or third-party developers to stop engaging with our platform. We devote significant resources to discover and disable these cheating programs and activities. If we are unable to do so in a timely and effective manner, our operations may be disrupted and our reputation may be damaged. These cheating programs could result in lost revenue from paying players, disrupt our in-game economies, divert time from our personnel, increase costs of developing technological measures to combat these programs and activities, increase our customer service costs needed to respond to dissatisfied players, and lead to legal claims. This type of activity may subject us to liability and negative publicity, which would increase our operating costs and adversely affect our business, financial condition, operating results, reputation and future prospects.

We primarily rely, and we will rely, on Amazon Web Services (“AWS”) to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.

Our technology infrastructure is critical to the performance of our platform and to the satisfaction of developers and players, as well as our corporate functions. Our platform and company systems run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third parties that we do not control and which would require significant time and expense to replace. We expect this dependence on third parties to continue. We have suffered interruptions in service in the past, including when releasing new software versions or bug fixes, and if any such interruption were significant and/or prolonged it could adversely affect our business, financial condition, future prospects, results of operations or reputation.

In particular, a significant portion of our game traffic, data storage, data processing and other computing services and systems is hosted by AWS. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. The agreement requires AWS to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all.

Any failure, disruption or interference with our use of hosted cloud computing services and systems provided by third-parties, like AWS, could adversely impact our business, financial condition or results of operations. In response to the ongoing COVID-19 pandemic, we have engaged with our partners at AWS to understand their operations and have evaluated our business disruption plans. In addition, since many of the technical specialists responsible for managing disruptions to our technology infrastructure are working from home in accordance with shelter-in-place orders issued due to the COVID-19 pandemic, the time required to remedy any interruption may increase. To the extent we do not effectively respond to any such interruptions, upgrade our systems as needed and continually develop our technology and network architecture to accommodate traffic, our business, reputation, financial condition or results of operations could be adversely affected. In addition, we do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. Furthermore, our disaster recovery systems and those of third parties with which we do business may not function as intended or may fail to adequately protect our critical business information in the event of a significant business interruption, which may cause interruption in service of our games, security breaches or the loss of data or functionality, leading to a negative effect on our business, financial condition or results of operations.

Our use of third-party open source software could negatively affect our ability to offer our products and services through our platform and subject us to possible litigation.

We have incorporated, and may in the future incorporate, third-party open source software in our technologies. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end-users who use, distribute or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon incorporating or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we use tools designed to help us monitor and comply with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could harm our business, financial condition, results of operations and prospects and could help our competitors develop products and services that are similar to or better than ours.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition results of operations and prospects.

Our financial performance is subject to U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far-reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect, financial condition, results of operations and prospects. In the past decade, the U.S. economy has experienced tepid growth following the financial crisis in 2008 — 2009 and a recession began earlier this year due to the impact of the COVID-19 pandemic as well as international trade and monetary policy and other changes. If the U.S. economy experiences a continued recession or any of the relevant regional or local economies suffers a prolonged downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our business model depends upon the continued compatibility between the games featured on our platform and major mobile gaming operating systems and upon third-party platforms for the distribution of such games. If such third parties interfere with the distribution of our products or offerings, our business, financial condition, results of operations and prospects would be adversely affected.

The substantial majority of the users access the games featured on our platform through the direct download on their mobile devices of apps developed by our developer partners. Our business model depends upon the continued compatibility between these apps and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.

In addition, we rely upon third-party platforms, such as the Apple App Store, for distribution of the games featured on our platform. The promotion, distribution and operation of apps are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.

There is no guarantee that popular mobile devices will start or continue to support or feature the games featured on our platform or that mobile device users will continue to engage with such games rather than competing products. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, end-user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, the games offered through our platform must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platform, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our platform and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against our content, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for end-users to access and use our platform on their mobile devices, if end-users choose not to access or use the games featured on our platform through their mobile devices, or if end-users choose to use mobile products that do not offer access to the games featured on our platform, end-user growth, retention and engagement could be seriously harmed.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our business, financial condition, operating results and growth prospects. The games offered through our platform, related software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure will be critical to the performance of our platform and offerings and to the satisfaction of our developer partners and users. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. Skillz has experienced, and we may in the future experience, system disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations, reputation and prospects.

Additionally, the games offered through our platform may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular game is unavailable when users attempt to play it or navigation through our platform is slower than they expect, users may be unable to properly engage in the games we host. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of end-users, harm our reputation, cause end-users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our developer and the end-user base and engagement continue to grow, and the amount and types of games offered through our platform continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy the end-user’s needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our platform. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our third-party developers or users have a negative experience with our platform or services, or if our brand or reputation is negatively affected, developers and users may be less inclined to continue or to engage with ours. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business, financial condition, results of operations and growth prospects. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our platform and services, or changes in tax rules and regulations or interpretation thereof related to our platform and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding skill-based gaming, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with our current practices, and could have an adverse effect on our business, financial condition, results of operations and growth prospects. It is also likely that as our business grows and evolves, particularly if we expand to other countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.

State and federal laws in the U.S. distinguish between games of skill and games of chance. We only enable games for paid entry-fee contests in states in which skill-based gaming is permitted and not required to be licensed as gambling under applicable state law. As of June 30, 2021, we operated in 41 states and the District of Columbia, covering approximately 90% of the U.S. population. We use proprietary algorithms and data science tools to ensure that the degree of skill involved in affecting the outcome of a contest is sufficient to comply with applicable state laws. The scope and interpretation of the laws that are or may be applicable to the determination as to whether a contest is skill-based, and therefore beyond the scope of a state’s gambling laws and licensing requirements, are subject to interpretation and evolving. There is a risk that existing or future laws in the states in which we operate may be interpreted in a manner that is not consistent with our current practices, and could have an adverse impact on our business and prospects. Additionally, existing and future laws that permit skill-based gaming may be accompanied in the future by restrictions or taxes that make it impractical or less feasible to operate in these jurisdictions.

It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and mobile industries, including player privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, or regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover the games featured on our platform and the entry fees paid in respect of such contests. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may lessen the growth of social game services and impair our business, financial condition, results of operations and prospects.

Governmental authorities could view us as having violated local laws, despite our efforts to comply. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the skill-based gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the skill-based gaming industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition results of operations and prospects, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Existing and future laws that permit skill-based gaming may be accompanied in the future by regulatory and/or licensing requirements, which could have a material adverse effect on our business, financial condition, results of operations, growth prospects and reputation.

Existing and future laws that permit skill-based gaming may be accompanied in the future by regulatory and/or licensing requirements, which require us to obtain regulatory approvals of our product offerings. This may be a time-consuming process that may be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions may negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Regulatory authorities may have broad powers with respect to the regulation and licensing of skill-based gaming operations and may revoke, suspend, condition or limit such licenses, impose substantial fines on us or take other actions, any one of which could have a material adverse effect on our business. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations, growth prospects and reputation.

We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our business, financial condition, results of operations, growth prospects and reputation. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues.

The success of gaming products depends on a variety of factors and is not completely controlled by us.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platform, respond to end-users’ needs and improve and enhance our existing platform to maintain or increase end-user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the gaming industry in which we compete, or trends in new gaming products.

We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers. If those providers do not perform adequately, end-users may experience issues or interruptions with their experiences.Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as game content, and our business may be adversely affected to the extent such game content does not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations and prospects.

We rely on third-party providers to validate the identity and identify the location of end-users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business, financial condition, results of operations and prospects. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of end-users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations prospects and reputation could be adversely affected.

We rely on third-party payment processors to process deposits and withdrawals made by end-users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by end-users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain end-users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from end-users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to end-users. If any of these events were to occur, our business, financial condition results of operations and prospects could be materially adversely affected.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could materially adversely affect our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to operate in a number of jurisdictions and if we fail to do so our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to remain in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing the end-user base and/or generating revenues. We cannot be certain that we will be able to conduct our skill-based gaming operations in any particular jurisdiction. Any failure could have a material adverse effect on our business, financial condition, results of operations and prospects.

Negative events or negative media coverage relating to, or a declining popularity of, gaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, results of operations and prospects.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships could seriously harm our reputation. In addition, a negative shift in the perception of skill-based gaming by the public or by politicians, lobbyists or others could affect future legislation, which could cause jurisdictions to restrict or prohibit gaming, thereby limiting the number of jurisdictions in which we can operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of the end-user base and result in decreased revenue or slower user growth rates, which could seriously harm our business, financial condition, results of operations and prospects.

We may have difficulty accessing the services of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to gaming businesses. Consequently, those businesses involved in our industry, including Skillz, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market interest rates. If we were unable to maintain Skillz’s bank accounts or end-users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan. A disruption in our ability to process payments could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Our financial results and operating metrics have fluctuated in the past and we expect such results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

Our financial results and operations in any given period may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality, and the other risks and uncertainties set forth herein. Consumer engagement with our gaming platform may decline or fluctuate as a result of a number of factors, including the popularity of the underlying games, the user’s level of satisfaction with our platform, the ability of our developer partners to improve and innovate games, our ability to adapt our platform, outages and disruptions of online services, the availability of alternative live events or entertainment, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.

Our projections will be subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenue, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to significant risks, assumptions, estimates and uncertainties. Operating results are difficult to forecast because they generally depend on our assessment of the timing and likelihood of future events which are uncertain, including levels of player engagement and the continued acceptance of new games from our developer partners. Furthermore, if we invest in development initiatives that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial upfront costs of such initiatives, or recover the opportunity cost of diverting management and financial resources away from other initiatives.

In particular, it is difficult to predict if, when, or how quickly our revenue may begin to decline. This difficulty may be exacerbated in the short to intermediate term by recent increased levels of player engagement during the COVID-19 pandemic, as there are temporarily fewer non-digital activities competing for players’ leisure time, attention and discretionary spending. These levels of player activity may not sustain over the short term or longer term, and there is no assurance that player behavior will not decrease, including below historic levels, as the full impacts of the pandemic on society and the global economy become more clear.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

We intend to evaluate and pursue acquisitions and strategic investments. Each of these acquisitions will require unique approaches to integration due to, among other reasons, the structure of the acquisitions, their locations and cultural differences among their teams and ours, and has required, and will continue to require, attention from our management team. If we are unable to obtain the anticipated benefits from these acquisitions and strategic investments, or we encounter difficulties in integrating their operations with ours, our business, financial condition, results of operations and prospects could be materially harmed.

Challenges and risks from such investments and acquisitions include:

●	negative effects on business initiatives and strategies from the changes and potential disruption that may follow the acquisition;
●	diversion of our management’s attention;
●	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, or future prospects;
●	the need to integrate the operations, systems, technologies, products and personnel of each acquired company, the inefficiencies and lack of control that may result if such integration is delayed or not implemented, and unforeseen difficulties and expenditures that may arise in connection with integration;
●	the difficulty in determining the appropriate purchase price of acquired companies may lead to the overpayment of certain acquisitions and the potential impairment of intangible assets and goodwill acquired in the acquisitions;
●	the difficulty in successfully evaluating and utilizing the acquired products, technology or personnel;
●	the potential incurrence of debt, contingent liabilities, amortization expenses or restructuring charges in connection with any acquisition;
●	the need to implement controls, procedures and policies appropriate for a larger, U.S.-based public company at companies that prior to acquisition may not have as robust controls, procedures and policies, in particular, with respect to the effectiveness of cyber and information security practices and incident response plans, compliance with privacy and other regulations protecting the rights of developers and users, and compliance with U.S.-based economic policies and sanctions which may not have previously been applicable to the acquired company’s operations;
●	the difficulty in accurately forecasting and accounting for the financial impact of an acquisition transaction, including accounting charges and integrating and reporting results for acquired companies that have not historically followed U.S. GAAP;
●	the fact that we may be required to pay contingent consideration in excess of the initial fair value, and contingent consideration may become payable at a time when we do not have sufficient cash available to pay such consideration;
●	under purchase accounting, we may be required to write off deferred revenue which may impair our ability to recognize revenue that would have otherwise been recognizable which may impact our financial performance or that of the acquired company;

●	risks associated with our expansion into new international markets and doing business internationally, including those described under the risk factor caption “Our strategy to expand internationally will be subject to increased challenges and risks”;
●	in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
●	the need to transition operations, third-party developers and players onto our existing or new platforms and the potential loss of, or harm to, our relationships with employees, third-party developers, players and other suppliers as a result of integration of new businesses;
●	the implications of our management team balancing levels of oversight over acquired businesses which continue their operations under contingent consideration provisions in acquisition agreements; our dependence on the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives, when conducting due diligence and evaluating the results of such due diligence; and
●	liability for activities of the acquired company before the acquisition, including intellectual property and other litigation claims or disputes, cyber and information security vulnerabilities, violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits, which could adversely affect our business, financial condition, results of operations, prospects or reputation. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. In addition, depending upon the duration and extent of shelter-in-place, travel and other business restrictions adopted by us and imposed by various governments in response to the COVID-19 pandemic, we have and will continue to encounter new challenges in evaluating future acquisitions and integrating personnel, business practices and company cultures. Acquisitions could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt (and increased interest expense), contingent liabilities or amortization expenses related to intangible assets or write-offs of goodwill and/or intangible assets, which could adversely affect our financial condition and results of operations and dilute the economic and voting rights of our stockholders.

If we fail to detect fraud or theft, including by end-users and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business, financial condition, results of operations, prospects or reputation.

Cybersecurity attacks, including breaches, computer malware, computer hacking and insider threats have become more prevalent in our industry, and experts have warned that the global disruption related to the COVID-19 pandemic and remote working conditions may result in increased threats and malicious activity. Any cybersecurity breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment, or the inadvertent transmission of computer viruses could adversely affect our business, financial condition, results of operations or reputation. We have experienced and will continue to experience hacking attacks of varying degrees from time to time. Because of our prominence in the gaming industry, we believe we are a particularly attractive target for hackers. Additionally, rapidly evolving technology and capabilities, evolving changes in the sources, capabilities and targets for cybersecurity attacks, as well as the increasing sophistication of cyber criminals increase the risk of material data compromise or business disruption.

In addition, we store sensitive information, including personal information about our employees, and our games involve the storage and transmission of players’ personal information on equipment, networks and corporate systems run by us or managed by third-parties including Amazon, Apple, Facebook, Google and Microsoft. We are subject to a number of laws, rules and regulations requiring us to provide notification to players, investors, regulators and other affected parties in the event of a security breach of certain personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws, including the European Union’s General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), have increased and may increase in the future. Our corporate systems, third-party systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to, or compromise the integrity of, our data, our employees’ data, our players’ data or any third-party data we may possess. Any such security breach could require us to comply with various breach notification laws, may affect our ability to operate and may expose us to litigation, remediation and investigation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability, each of which could be material.

We are subject to laws and regulations concerning privacy, information security, data protection, consumer protection and protection of minors, and these laws and regulations are continually evolving. Our actual or perceived failure to comply with these laws and regulations could harm our business, financial condition, results of operations, reputation or prospects.

We receive, store and process personal information and other player data, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other player data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules.

Various government and consumer agencies have called for new regulation and changes in industry practices and are continuing to review the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. For example, the State of California’s passage of the CCPA, which went into effect on January 1, 2020 and created new privacy rights for consumers residing in the state. There is also increased attention being given to the collection of data from minors. For instance, the Children’s Online Privacy Protection Act (“COPPA”) requires companies to obtain parental consent before collecting personal information from children under the age of 13. Compliance with GDPR, CCPA, COPPA and similar legal requirements has required us to devote significant operational resources and incur significant expenses.

We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. It is also possible that new laws, policies, legal obligations or industry codes of conduct may be passed, or existing laws, policies, legal obligations or industry codes of conduct may be interpreted in such a way that could prevent us from being able to offer services to citizens of a certain jurisdiction or may make it costlier or more difficult for us to do so. Any failure or perceived failure by us to comply with our privacy policy and terms of service, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us, which could have an adverse effect on our business, financial condition, results of operations, reputation or prospects. Additionally, if third parties we work with, such as players, vendors or developers violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business, financial condition, results of operations, reputation or prospects.

Failure to protect or enforce our intellectual property rights could harm our business, results of operations, financial condition and prospects.

Our success is dependent in part on protecting our intellectual property rights and technology (such as source code, information, data, processes and other forms of information, knowhow and technology). We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, there are steps that we have not yet taken to protect our intellectual property on a global basis. Additionally, the steps that we have already taken to protect our intellectual property may not be sufficient or effective. Even if we do detect violations, we may need to engage in litigation to enforce our rights.

While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners. We cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. Such arrangements may limit our ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.

We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We do not know whether any of our applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing our rights to our intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business, results of operations, financial condition or prospects.

We currently hold various domain names relating to our brand, including Skillz and Skillz.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our online app. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or costlier technologies into our platform or harm our reputation or brand and business, financial condition and results of operations. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to our third party developer partners, potential developer partners and end game users may become confused, and our ability to attract new developers and users may be adversely affected. Any inability or failure to protect our intellectual property could adversely impact our business, results of operations, financial condition, reputation and prospects.

We have incurred losses since inception. We may not achieve profitability in the near future, depending on company strategic priorities.

The industry in which we operate is highly competitive and rapidly changing, and relies heavily on continually introducing compelling content, products and services. As such, if we, in combination with our third-party developers, fail to deliver such content, products and services, do not execute our strategy successfully or if our new content launches are delayed, our revenue and user metrics may decline, and our operating results will suffer.

In addition, our operating margin may experience downward pressure as a result of increasing competition and the other risks discussed in this prospectus. We expect to continue to expend substantial financial and other resources on expanding our developer and consumer base, our technology, the expansion of our platform, and marketing. Our operating costs will increase and our operating margins may decline if we do not effectively manage costs, launch new products on schedule that monetize successfully and enhance the games featured on our platform. For example, we rely primarily on digital advertising networks to acquire new users to the platform. Increases in digital advertising costs could have a material adverse effect on our business, financial condition and results of operations. In addition, weak economic conditions or other factors could cause our business to further contract, requiring us to implement significant additional cost cutting measures, including a decrease in research and development and sales and marketing, which could harm our long-term prospects.

If our revenue does not increase to offset any additional expenses, if we fail to manage or experience unexpected increases in operating expenses or if we are required to take additional charges related to impairments or restructurings, our business, financial condition, results of operations and prospects may be materially adversely affected.

We rely on assumptions and estimates to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

Certain of our key metrics, including Monthly Active Users or “MAUs”, Paying Monthly Active Users or “Paying MAUs”, and Average Revenue Per Monthly Active User or “ARPU”, are calculated using data tracked by our internal analytics systems based on tracking activity of user accounts. The analytics systems and the resulting data have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across the end-user base and our recently acquired operations, and factors relating to user activity and systems may impact these numbers. The calculation of our key metrics and examples of how user activity and our systems may impact the calculation of these metrics is described in detail under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Skillz.”

Our third-party developers and investors rely on our key metrics as a representation of our performance. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. If we determine that we can no longer calculate any of our key metrics with a sufficient degree of accuracy, and we cannot find an adequate replacement for the metric, our business, financial condition or results of operations may be harmed. In addition, if advertisers, platform partners or investors do not perceive end-user metrics to be accurate representations of the end-user base or end-user engagement, or if we discover material inaccuracies in end-user metrics, our reputation may be harmed and advertisers and platform partners may be less willing to allocate their budgets or resources to our products and services, which could negatively affect our business, financial condition, results of operations, reputation and prospects.

Our workforce and operations have grown substantially since our inception and we expect that they will continue to do so. If we are unable to effectively manage that growth, our financial performance and future prospects will be adversely affected.

Since our inception, we have experienced rapid growth in the United States and internationally. This expansion increases the complexity of our business and has placed, and will continue to place, significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results.

Properly managing our growth will require us to continue to hire, train, and manage qualified employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff, and to improve and maintain our technology. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees and staff, or if we are not successful in retaining our existing employees and staff, our business may be harmed. Moreover, in order to optimize our organizational structure, we have implemented reductions in force, including in response to the COVID-19 pandemic and its impact on our business, and may in the future implement other reductions in force. Any reduction in force may yield unintended consequences and costs, such as attrition beyond the intended reduction in force, the distraction of employees, reduced employee morale and could adversely affect our reputation as an employer, which could make it more difficult for us to hire new employees in the future and increase the risk that we may not achieve the anticipated benefits from the reduction in force. Properly managing our growth will require us to establish consistent policies across regions and functions, and a failure to do so could likewise harm our business.

Our failure to upgrade our technology or network infrastructure effectively to support our growth could result in unanticipated disruptions. To manage the growth of our operations and personnel and improve the technology that supports our business operations, as well as our financial and management systems, disclosure controls and procedures, and internal controls over financial reporting, we will be required to commit substantial financial, operational, and technical resources.

Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, or if our operational technology is insufficient to reliably service our platform, we could potentially face difficulties in retaining users, which would adversely affect our business, financial condition, operating results and prospects.

Our organizational structure is complex and will continue to grow as we add additional employees. We will need to improve our operational, financial, and management controls as well as our reporting systems and procedures to support the growth of our organizational structure. We will require capital and management resources to grow and mature in these areas. If we are unable to effectively manage the growth of our business, the quality of our platform may suffer, and we may be unable to address competitive challenges, which would adversely affect our overall business, operations, financial condition and prospects.

Continued growth and success will depend on the performance of the current and future employees of Skillz, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

Our ability to compete and grow depends in large part on the efforts and talents of our employees and executives. Our success depends in a large part upon the continued service of our senior management team, including Andrew Paradise, our Founder and Chief Executive Officer. Paradise is critical to our vision, strategic direction, culture, products and technology, and the continued retention of our entire senior management team is important to the success of our operating plan. We do not have employment agreements, other than offer letters, with our senior management team, and we do not maintain key-man insurance for members of our senior management team. The loss of any member of our senior management team could cause disruption and harm our business, financial condition, results of operations, reputation and prospects.

In addition, our ability to execute our strategy depends on our continued ability to identify, hire, develop, motivate and retain highly skilled employees, particularly in the competitive fields of game design, product management, engineering and data science. These employees are in high demand, and we devote significant resources to identifying, recruiting, hiring, training, successfully integrating and retaining them. Interviewing, hiring and integrating new employees has and will continue to be particularly challenging during the COVID-19 pandemic. We have continued to experience significant turnover in our headcount, which has placed and will continue to place significant demands on our management and our operational, financial and technological infrastructure. As part of our global remote working plans, throughout the duration of the COVID-19 pandemic, we will devote increased efforts to maintaining the collaborative culture of Skillz, including through the use of videoconferencing and other online communication and sharing tools, and each of our global studios and to monitoring the health, safety, morale and productivity of our employees, including new employees, as we evaluate the impacts of this changing situation on our business and employees.

We believe that two critical components of our success and our ability to retain our best people are our culture and our competitive compensation practices. Any volatility in our operating results and the trading price of our Class A common stock may cause our employee base to be more vulnerable to be targeted for recruitment by competitors. While we believe we compete favorably, competition for highly skilled employees is intense, particularly in the San Francisco Bay Area, where our operations are based. If we are unable to identify, hire and retain our senior management team and our key employees, our business, financial condition or results of operations could be harmed. Moreover, if our team fails to work together effectively to execute our plans and strategies on a timely basis, our business, financial condition, results of operations and prospects could be materially adversely affected.

If the use of mobile devices as game platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.

The number of people using mobile Internet-enabled devices has increased dramatically over time and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games, may not grow in the way we anticipate. Our future success is substantially dependent upon the continued growth of the market for mobile games. In addition, we do not currently offer our games on all mobile devices. If the mobile devices on which our games are available decline in popularity or become obsolete faster than anticipated, we could experience a decline in revenue and bookings and may not achieve the anticipated return on our development efforts. Any such declines in the growth of the mobile market or in the use of mobile devices for games could harm our business, financial condition, results of operations and prospects.

We are a party to pending litigation with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial and acquisition-related claims and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. It is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, financial condition, results of operations, reputation and prospects.

In addition, we use open source software in our game development and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games, any of which would have a negative effect on our business, financial condition or results of operations.

Our insurance may not provide adequate levels of coverage against claims

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. We do not maintain “Key man” insurance policies on any of our officers or employees. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations and financial condition.

Our strategy to expand internationally will be subject to increased challenges and risks.

One of our growth strategies is to expand our business outside the U.S. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. Our ability to expand our business and to attract talented employees and players in international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

●	inability to host certain games in certain foreign countries;
●	recruiting and retaining talented and capable management and employees in foreign countries;
●	challenges caused by distance, language and cultural differences;
●	developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;
●	competition from local game makers with intellectual property rights and significant market share in those markets and with a better understanding of player preferences;
●	utilizing, protecting, defending and enforcing our intellectual property rights;
●	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;
●	the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;
●	implementing alternative payment methods for virtual items in a manner that complies with local laws and practices and protects us from fraud;
●	compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content and consumer protection (for example, the United Kingdom’s Office of Fair Trading’s 2014 principles relating to in-app purchases in free-to-play games that are directed toward children 16 and under); compliance with anti-bribery laws, including the Foreign Corrupt Practices Act;
●	credit risk and higher levels of payment fraud;
●	currency exchange rate fluctuations;
●	protectionist laws and business practices that favor local businesses in some countries;
●	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the U.S. or the foreign jurisdictions in which we operate;

●	political, economic and social instability;
●	public health crises, such as the COVID-19 pandemic, which can result in varying impacts to our employees, players, vendors and commercial partners internationally;
●	higher costs associated with doing business internationally;
●	export or import regulations; and
●	trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition, results of operations and prospects.

Companies and governmental agencies may restrict access to platforms, our website, mobile applications or the Internet generally, which could lead to the loss or slower growth of our player base.

Our players generally need to access the Internet and in particular platforms or our website to play our games. Companies and governmental agencies could block access to any platform, our website, mobile applications or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Apple or Google and our website or any social platform. If companies or governmental entities block or limit such or otherwise adopt policies restricting players from playing our games, our business could be negatively impacted and could lead to the loss or slower growth of our player base.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

We became a public company following the Closing of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), have incurred, and will continue to incur, significant legal, accounting and other expenses that Skillz did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to Skillz as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly-listed companies, which would increase our general and administrative expenses and could materially and adversely affect our business, financial condition, results of operations and prospects. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, Skillz was not required to document and test its internal controls over financial reporting nor was its management required to certify the effectiveness of its internal controls and its auditors were not required to opine on the effectiveness of Skillz’s internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business, financial condition, results of operations and prospects once we are a public company.

Skillz was not required to document and test its internal controls over financial reporting nor was its management required to certify the effectiveness of their internal controls and its auditors were not required to opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” FEAC was exempt from the SEC’s internal control reporting requirements. Effective as of December 31, 2021, we expect to become a large accelerated filer and become subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. Additionally, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e. for the year ending December 31, 2021). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business, financial condition and results of operations and adversely affect the market price of our common stock

Changes in tax laws or tax rulings could materially affect our effective tax rates, financial position and results of operations.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or tax rulings, or changes in interpretations of existing laws, could cause us to be subject to additional income-based taxes and non-income taxes (such as payroll, sales, use, value-added, digital tax, net worth, property, and goods and services taxes), which in turn could materially affect our financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act (“2017 Tax Act”). The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a one-time deemed repatriation toll tax on cumulative undistributed foreign earnings.

Another example is the June 7, 2019 opinion issued in Altera Corp v. Commissioner by a three judge panel from the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”), reversing a 2015 U.S. Tax Court decision. The Ninth Circuit ruled in favor of the Commissioner, validating U.S. Treasury regulations that require parties to a qualified cost-sharing arrangement to include stock-based compensation in the cost pool. The taxpayer subsequently petitioned the Ninth Circuit for a rehearing en banc, and, on November 12, 2019, the Ninth Circuit denied such petition. On February 10, 2020, the taxpayer requested the U.S. Supreme Court to review the Ninth Circuit’s decision and, on June 22, 2020, the U.S. Supreme Court denied such request. As a result, our ability to offset 2019 taxable income with net operating losses may be reduced. In addition, many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact our tax obligations. Any significant changes to our future effective tax rate may result in a material adverse effect on our business, financial condition and results of operations.

Our reported financial results may be affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles (“GAAP”) in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Staff Statement, on April 29, 2021, the audit committee of our board of directors, in consultation with management and our independent auditors, concluded that, because of a misapplication of the accounting guidance applicable to the warrants acquired in connection with the Business Combination, our previously issued consolidated financial statements as of and for the year ended December 31, 2020 should no longer be relied upon. As such, we determined that we would restate our consolidated financial statements as of and for the year ended December 31, 2020. As part of such process, we identified a material weakness in our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To remediate the material weakness, the Company studied and clarified its understanding of the accounting of contracts that may be settled in the Company’s own stock, such as warrants, as equity of the entity or as an asset or liability as highlighted in the SEC Staff Statement, and is in the process of implementing additional review procedures and enhanced its accounting policy related to the accounting for such contracts to determine proper accounting in accordance with GAAP as clarified by the SEC Staff Statement. Finally, the Company restated its consolidated financial statements as of and for the year ended December 31, 2020 upon completing its evaluation of the SEC Staff Statement. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business, financial condition, results of operations and prospects.

We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that we secure in the future could involve offering additional security interests and undertaking restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, the COVID-19 pandemic has disrupted capital markets, and if we seek to access additional capital or increase our borrowing, there can be no assurance that financing and credit may be available on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, financial condition or results of operations may be harmed.

Our investment portfolio may become impaired by deterioration of the financial markets.

Our cash equivalent and investment portfolio is invested with a goal of preserving our access to capital, and generally consists of money market funds, corporate debt securities, U.S. government and government agency debt securities, mutual funds, certificates of deposit and time deposits. We follow an established investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk. The policy sets forth credit quality standards, permissible allocations of certain sectors and limits our exposure to specific investment types. Volatility in the global financial markets can negatively impact the value of our investments, and recent depressed performance in U.S. and global financial markets due to the COVID-19 pandemic has negatively impacted the carrying value of our investment portfolio. If financial markets experience further volatility, including due to depressed economic production and performance across the U.S. and global economies due to impacts of the COVID-19 pandemic, investments in some financial instruments may pose risks arising from market liquidity and credit concerns. In addition, any disruption of the capital markets could cause our other income and expenses to vary from expectations. Although we believe our current investment portfolio has a low risk of material impairment, we cannot predict future market conditions, market liquidity or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.

The occurrence of an earthquake, other natural disaster or other significant business interruption at or near any of our facilities could cause damage to our facilities and equipment and interfere with our operations.

Our principal business operations are located in the San Francisco Bay Area, an area known for earthquakes, and are thus vulnerable to damage. All of our facilities are also vulnerable to damage from natural or manmade disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks, contagious disease outbreak (such as the COVID-19 pandemic) and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, recovery from which may require substantial time and expense.

Risks Related to Ownership of Our Warrants and Class A Common Stock

The trading price of our Class A common stock has been, and may continue to be, volatile, and the value of our Class A common stock may decline.

The market price of our Class A common stock has been and may continue to be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our financial condition and operating results;
●	changes in projected operational and financial results;
●	changes in laws or regulations applicable to our offerings;
●	the commencement or conclusion of legal proceedings that involve us;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	announcements of new offerings by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;
●	additions or departures of key personnel;
●	issuance of new or updated research or reports by securities analysts;
●	the use by investors or analysts of third-party data regarding our business that may not reflect our financial performance;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	sales of our Class A common stock;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and
●	general economic and market conditions.

Furthermore, the stock markets frequently experience extreme price and volume fluctuations that affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, elections, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. As a result of such fluctuations, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention from other business concerns.

Recently, the stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility, including as a result of the COVID-19 pandemic. Furthermore, the trading price of our Class A common stock may be adversely affected by third-parties trying to drive down the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines and their activities can negatively affect our stock price. These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our operating performance.

Outstanding warrants are exercisable for shares of our Class A common stock and, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of June 30, 2021, there are 7,623,436 outstanding Public Warrants to purchase 7,623,436 shares of our Class A common stock at an exercise price of $11.50 per share, which warrants became exercisable upon the effectiveness of the Warrant Registration Statement. Under the terms of the Warrant Agreement, subject to the effectiveness of the Warrant Registration Statement, the Company is entitled to redeem all outstanding Public Warrants if the reported closing price of the Company’s Class A common stock is at least $18.00 per share on each of twenty trading days within a thirty trading day period. As of July 13, 2021, this condition has been satisfied.

On July 16, 2021, the Company issued a notice of redemption and provided the 30 days’ prior notice required under the Warrant Agreement after the Warrant Registration Statement had been declared effective.

Continental, acting in its capacity as warrant agent and transfer agent, delivered the notice of redemption to each of the registered holders of the Public Warrants on behalf of the Company. All Public Warrants may be exercised by the holders thereof until 5:00 pm New York City time on August 16, 2021 to purchase fully paid and non-assessable shares of Class A common stock underlying the Public Warrants at an exercise price of $11.50 per share. Any Public Warrants that remain unexercised following 5:00 pm New York City time on August 16, 2021 will be void and no longer exercisable, and the holders of such Public Warrants will be entitled to receive only the redemption price of $0.01 per such Public Warrant.

To the extent the Public Warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares could adversely affect the market price of our Class A common stock, the impact of which is increased as the value of our stock price increases.

In addition, as of June 30, 2021, there are 5,016,666 Private Placement Warrants outstanding exercisable for 5,016,666 shares of our Class A common stock at an exercise price of $11.50 per share, which warrants became exercisable upon effectiveness of the Warrant Registration Statement. Warrants that were issued under the Warrant Agreement in a private placement and held by the founders of Flying Eagle Acquisition Corp. and their permitted transferees will not be subject to redemption.

We are a “controlled company” within the meaning of the rules of the NYSE and our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of our directors is held by an individual, a group or another company, we will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. As December 31, 2020, Paradise controls eighty-four (84)% of the voting power of our outstanding capital stock. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Paradise may have his interest diluted due to future equity issuances or his own actions in selling shares of Class B common stock in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. We would then be required to comply with those provisions of the NYSE listing requirements.

The dual class structure of our common stock has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B common stock have 20 votes per share, while shares of our Class A common stock have one vote per share. Paradise holds all of the issued and outstanding shares of our Class B common stock and, as of June 30, 2021, eighty (80)% of the voting power of our capital stock on a fully-diluted basis. Accordingly, Paradise will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Paradise may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of us, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of us and might ultimately affect the market price of shares of our Class A common stock.

We cannot predict the impact our dual class structure may have on the stock price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of our Class A common stock could be adversely affected.

Delaware law and provisions in our Charter and Bylaws could make a takeover proposal more difficult.

Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of our Charter and Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by our stockholders. These provisions provide for, among other things:

●	the ability of our board of directors to issue one or more series of preferred stock;
●	stockholder action by written consent only until the first time when Paradise ceases to beneficially own a majority of the voting power of our capital stock;
●	certain limitations on convening special stockholder meetings;
●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
●	amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock so long as Paradise beneficially owns shares representing a majority of the voting power of our capital stock and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Paradise ceases to beneficially own shares representing a majority of the voting power of our voting stock; and
●	a dual-class common stock structure with 20 votes per share of our Class B common stock, the result of which is that Paradise has the ability to control the outcome of matters requiring stockholder approval, even though Paradise owns less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions that our stockholders desire.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Charter provides that, unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of us; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (iii) action asserting a claim against us or any director or officer arising pursuant to any provision of the General Corporation Law of the State of Delaware or our Charter or Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or Bylaws or (v) action asserting a claim against us or any director or officer of ours governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our or directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

USE OF PROCEEDS

All of the Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Securityholders under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A common stock is currently listed on the NYSE under the symbols “SKLZ.”

The closing price of the Class A common stock on August 13, 2021, was $11.35.

Holders

As of August 13, 2021, there were approximately 348 holders of record of our Class A common stock.

Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B common stock. Because many of our Class A shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Skillz Board at such time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information related to the Aarki acquisition is not being filed as the Company has concluded that it is not a significant business combination as defined by Rule 3-05.

The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of December 31, 2020 as the Business Combination was consummated on December 16, 2020 and is reflected in our historical audited consolidated balance sheet as of December 31, 2020, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, derived from the historical statement of operations of the Company for the year ended December 31, 2020 and the historical statement of operations of FEAC for the period of January 15, 2020 (inception) through December 16, 2020, gives effect to the Business Combination as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to depict the accounting for the transaction (“Transaction Accounting Adjustments”), which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), linking the effects of the Business Combination to the Company’s historical consolidated financial statements. The Company has elected not to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”) and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Business Combination had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations of the Company. Further, pro forma adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.

The unaudited pro forma condensed combined financial information should be read together with “Use of Proceeds,” “Capitalization,” “Dilution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and the historical audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

		For the period
		January 15,
	Year	2020 (inception)
	Ended	through
	December 31,	December 16,	Transaction
	2020	2020	Accounting		Pro Forma
	SKILLZ	FEAC	Adjustments		SKILLZ
Revenue	$230,115	$—	$—		$230,115
Costs and expenses:
Cost of revenue	12,281	—	—		12,281
Research and development	23,225	—	—		23,225
Sales and marketing	251,941	—	—		251,941
General and administrative	42,289	1,356	(128)	(a)	43,517
Total costs and expenses	329,736	1,356	(128)		330,964
Loss from operations	(99,621)	(1,356)	128		(100,849)
Interest expense, net	(1,325)	—	—		(1,325)
Other income (expense), net	(21,400)	—	—		(21,400)
Other income – interest on Trust Account	—	717	(717)	(b)	—
Loss before income taxes	(122,346)	(639)	(589)		(123,574)
Provision for income taxes	115	65	(124)	(c)	56
Net loss	$(122,461)	$(704)	$(465)		$(123,630)
Basic and diluted weighted average shares outstanding	294,549,146				346,341,538
Basic and diluted net loss per share	$(0.42)				$(0.36)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Description of the Transaction & Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and present the pro forma results of operations of the Company based upon the historical financial information after giving effect to the Business Combination set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the consolidated company may achieve as a result of the Business Combination.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, derived from the historical statement of operations of the Company for the year ended December 31, 2020 and historical statement of operations of FEAC for the period from January 15, 2020 (inception) through December 16, 2020, gives effect to the Business Combination as if it had occurred on January 1, 2020.

Business Combination

On December 16, 2020 (the “Closing”), Flying Eagle Acquisitions Corp. (“FEAC”), a publicly traded special purpose acquisition company, consummated the merger agreement (the “Merger Agreement”) dated September 1, 2020, by and among, FEAC, Merger Sub Inc., a Delaware corporation (“Merger Sub”), Skillz Inc., a Delaware corporation (“Old Skillz”) and Andrew Paradise (the “Founder”), solely in his capacity as the representative of the stockholders of Old Skillz. Pursuant to the terms of the Merger Agreement, a business combination between FEAC and Old Skillz was effected through the merger of Merger Sub with and into Old Skillz, with Old Skillz surviving as the surviving company and a wholly-owed subsidiary of FEAC (the “Merger” and collectively with the other transaction described in the Merger Agreement, the “Business Combination”). On the Closing Date, FEAC changed its name to Skillz Inc. (the “Company” or “Skillz”) and Old Skillz changed its name to Skillz Platform Inc.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FEAC was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC were stated at historical cost, with no goodwill or other intangible assets recorded.

2.    Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Transaction Accounting Adjustments include the following adjustments related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, as follows:

(a)	Represents pro forma adjustment to eliminate historical expenses related to FEAC’s office space, utilities and secretarial and administrative services pursuant to an administrative services agreement between FEAC and an affiliate of Eagle Equity, which terminated upon consummation of the Business Combination.
(b)	Represents pro forma adjustment to eliminate investment income related to the cash and investments held in the Trust Account.
(c)	Reflects income tax effect of pro forma transaction accounting adjustments using the estimated statutory tax rate of 21%.

3.    Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Basic weighted average shares outstanding excludes 10,000,000 contingently issuable shares of common stock as they are subject to forfeiture if certain earnout conditions are not satisfied. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

Year Ended
December 31,
2020
Pro forma net loss	$(123,630)
Weighted average shares outstanding, basic and diluted	346,341,538
Net loss per share, basic and diluted(1)	$(0.36)
Weighted average shares calculation, basic and diluted
FEAC public stockholders	68,997,860
Holders of FEAC sponsor shares	6,350,200
Current Skillz stockholders	255,140,426
Private Placement	15,853,052
346,341,538
(1)	For the year ended December 31, 2020, the dilutive effects of the Company’s common stock warrants, common stock options, restricted stock units and earnout shares were not included in the computation of diluted net loss per share because the effect would have been anti-dilutive.

BUSINESS OF SKILLZ

Overview

We were founded on one simple belief: everyone loves to compete. We are building the competition layer of the internet by re-inventing competitive mobile gaming.

We believe in the potential for all people to unleash their inner champions through competition and for developers to bring their art to the world and achieve their dreams of financial success.

Our proprietary platform revolutionizes and democratizes the mobile gaming industry and allows us to deliver gaming experiences that our player community trusts and loves and “levels the playing field” for every developer.

We built a virtual world where people share in the thrill of victory or the agony of defeat, enjoying healthy rivalry, great achievements and valued recognition. These interactive and highly social experiences power our industry leading average user engagement which we estimated game play paying users spent an average of 63 and 62 minutes per day during the three months ended June 30, 2021 and 2020, respectively, and 64 and 62 minutes per day during the six months ended June 30, 2021 and 2020, respectively, and positions us to be the center of users’ mobile gaming life. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate.

We expand the mobile gaming market by realigning the interests of gamers and developers. In our model, greater user engagement directly leads to more developer revenue. More revenue enables developers to build more content for the platform which, in turn, increases user engagement and retention. This alignment creates a virtuous cycle which delivers powerful network effects.

We benefit from the powerful trend of consumers seeking entertainment experiences that are online and interactive. The market for interactive entertainment has surpassed those for movies, music and books. Today, there are 2.7 billion gamers worldwide and over 10 million developers making content.

We believe the explosive growth of new games makes it hard for developers to rise above the noise. Our competition-based platform offers developers a turn-key go-to-market solution so they can focus on what they do best — make great games.

We believe our monetization approach is superior to traditional methods for free-to-play mobile games which create friction in the gamer experience.

The trust and fairness we foster with our player community is part of the foundation upon which our business is built.

We pioneered the next iteration of the charity walk-a-thon. The next generation’s mass-participatory charity event is the video game tournament. Through our platform, non-profits can reach a dramatically broadened universe of younger, first-time donors.

As of June 30, 2021, we had over 9,000 registered game developers on our platform that have launched a game integration. For the three month period and six month period ended June 30, 2021, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 73% and 74%, respectively, of our revenue. For the three and six month period ended June 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 80% and 79%, respectively, of our revenue. For the three month period ended June 30, 2021, Tether and Big Run accounted for 42% and 40% of our revenue. For the six months ended June 30, 2021, Tether and Big Run accounted for 42% and 40%, respectively, of our revenue. For the three month period ended June 30, 2020, Tether and Big Run accounted for 61% and 28%, respectively, of our revenue. For the six months ended June 30, 2020, Tether and Big Run accounted for 66% and 21%, respectively, of our revenue. Our top titles rotate over time as more games generate success on the Skillz platform. In the six months ended June 30, 2021, the number of games that generated over $1 million of annualized GMV has grown 29% to 43 from 33 in the six months ended June 30, 2021. GMV represents entry fees that may be paid using cash deposits, prior cash winnings that have not been withdrawn, and end-user incentives.

For the three months ended June 30, 2021 and 2020, we served 2.4 million and 2.6 million MAUs, respectively and had monthly average revenue per use (“ARPU”) of $12.46 and $7.69, respectively. For the six months ended June 30, 2021 and 2020, we served 2.5 million and 2.6 million MAUs, respectively, and had monthly ARPU of $11.44 and $6.65, respectively. We monitor the conversion of users to paying users based on the ratio of Paying MAU to MAU. For each of the second quarters of 2021 and 2020, our Paying MAU to MAU ratio was 19% and 12%, respectively and our Paying MAU was 0.5 million and 0.3 million, respectively and our monthly average revenue per paying user (“ARPPU”) was $62 and $61, respectively. We see a substantial opportunity for our developers to expand beyond casual content into other genres of interactive entertainment, from first-person shooters to racing games. In the three and six months ended June 30, 2021 and 2020, we generated less than 15% of our revenue from users outside of North America, leaving us with several large untapped international markets. We see a significant opportunity to build partnerships with brands to sponsor tournaments on our platform to both increase our brand awareness and achieve improvements in profitability through advertiser sponsored prizes.

Market Trends in Our Favor

●	Mobile Gaming is Rapidly Growing: The mobile gaming market grew at a 20% CAGR from 2014 to 2019 and is expected to grow from $68 billion in 2019 to $150 billion in 2025.
●	Gaming has Gone Mainstream: Gaming is the new mass market media. 64% of American adults play video games and that is expected to increase as Millennials, Gen-Z and younger generations represent a larger proportion of the population.
●	Democratization of Content Creation: Easy-to-use and powerful mobile game development tools have transformed the game development process into a “click-to-create” process enabling anyone to build game content.

Developer Challenges

●	Overwhelming Volume of New Games: The explosive growth in new game content available makes it harder than ever for developers to rise above the noise and reach users with their content. Scaling mobile games requires significant investment in user acquisition capabilities, leaving many developers with unprofitable unit economics.
●	Increasing Scale Necessary to Compete: The operations needed to sustain and improve existing games requires expertise, technologies and resources, which many developers lack and distracts them from their core competency — creating new, engaging content.

Our Platform

●	Live Operations: Our system runs everything from multivariate testing on acquisition of new cohorts, to optimizing on-system engagement and maximizing revenue retention.
●	Gamer Competition Engine: Our easy-to-integrate SDK contains over 200 features in a smaller than 15-megabyte package, which allows for seamless over-the-air updates and a trusted user experience.
●	Developer Console: Our dashboard where developer partners can rapidly integrate and monitor their game performance.
●	Payment Infrastructure: Our robust payment infrastructure processes 70 payment transactions per second with 99.9875% system uptime. In a money-in and money-out system, users expect the reliability of a payment business.
●	Data Science: Our algorithms and machine learning technologies augment all sides of our platform. Key features of our proprietary data science technologies include anti-cheat, anti-fraud, player rating and matching and segmentation engine. Strong anti-cheat and anti-fraud protections are among the most critical elements to foster a healthy competitive ecosystem because they maintain the trust and fairness of the user experience.

Our Core Strengths

●	Deep Technology Moat: We have invested extensively in developing our proprietary platform, resulting in many significant inventions and a broad portfolio of 58 issued and pending patents. We currently analyze 1.5 billion data points per day which we use to enhance our data-driven algorithms, continuously fortifying our position as the world’s leading competitive mobile gaming platform.
●	Strong Network Effects: Compelling competitive content on our platform attracts users, increasing the size of our audience, which, in turn, attracts more developers to create new interactive experiences using our platform, producing a powerful network effect.
●	Attractive Unit Economics: We currently expect that the average Three-Year Lifetime Value of our 2018, 2019 and 2020 cohorts will be 3.8x our total user acquisition costs (and after taking into account the end-user incentives recorded and expected to be recorded in sales and marketing expense, which is expected to be 2.5x).
●	Brand Synonymous with Trust and Fairness: We pioneered the competitive mobile gaming category and believe our brand is synonymous with trust and fairness.

Our Growth Strategies

●	Grow the Core: We reach fewer than 2% percent of mobile gamers in North America markets and are investing in marketing to expand our audience.
●	Expand the Content Available on our Platform: We intend to expand beyond casual content into other genres of interactive entertainment by powering competitive experiences in everything from first-person shooter to racing to real-time strategy games.
●	Expand Internationally: We see a significant opportunity to expand internationally. In the three and six months ended June 30, 2021 and 2020, the Company generated less than 10% of its revenue from users outside of North America, even though the international market is approximately four times larger than the North American market.

●	Increase Brand and Influencer Partnerships: More than 80% of our GMV is paid out in prizes today. We believe brand advertisers sponsoring those prizes have the potential to broaden our reach and drive increased profitability for our business.
●	New Monetization Models: In 2019, only 10% of our MAUs entered into paid contests. We plan to monetize the remaining 90% through non-intrusive, low friction advertisements, virtual goods or brand-sponsored prizes that will generate new economic opportunities for us and enable more developers to succeed.
●	Acquisitions: We may consider selective acquisitions to accelerate our growth.

Our Business

Industry Trends in Our Favor

Mobile Gaming is Rapidly Growing

The global games market is substantial and growing rapidly. According to Newzoo, the interactive entertainment market grew from $92 billion in 2015 to $175 billion in 2020 and is larger than each of the markets of film box office, music and books. While the global games market as a whole has grown rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was a $86 billion market in 2020 and the largest and fastest-growing segment of the global games market, growing at a 23% CAGR from 2015 to 2020. The proliferation of smartphones has been a key driver of this growth. According to Statista, it is estimated that in 2020 over 40% of the world’s population owned a smartphone and that number continues to grow, creating an increasingly large market for game developers to target. According to Statista, in 2019, a quarter of all time on mobile devices was spent in games.

Gaming has Gone Mainstream

Gaming appeals to a diverse population, spanning genders, income levels and age groups. The growth of the casual segment is contributing to the attractiveness of mobile gaming, with simple gameplay that attracts new users and allows large audiences to take part. New content genres combined with broad smartphone adoption have made mobile gaming mainstream and act as catalysts for greater inclusion across the board. According to the Entertainment Software Association, 41% of gamers in 2020 are women. Additionally, the ubiquity of smartphones means that almost anyone can play games without having to purchase additional hardware like consoles. This makes mobile gaming more accessible to a greater range of income levels. Moreover, gaming is prolific among younger demographics. While 64% of American adults play video games in 2020, that is expected to increase as Millennials, Gen-Z and younger generations represent a larger proportion of the population.

Democratization of Content Creation

The democratized content creation, leading to a significant increase in content. Traditionally, game development required large studios and customized software development, creating high barriers to entry. Today’s mobile game development tools such as Unity and Unreal are intuitive and low-cost, transforming the game development process into a “click-to-create” process enabling anyone to build game content. Today there are over 15 million game developers making content. Moreover, distribution platforms such as Apple App Store, the Samsung Galaxy Store and the Google Play Store have become ubiquitous, enabling developers to reach a broader audience and fueling a surge in content.

Developer Challenges

Overwhelming Volume of New Games

The explosive growth in new game content available makes it harder than ever for developers to rise above the noise and reach users with their content. Scaling mobile games requires significant investment in user acquisition capabilities, leaving many developers with unprofitable unit economics. We believe that in-app advertisements and purchases, the traditional forms of mobile game monetization, create friction with the user. With in-app advertisements, the gamer’s experience is constantly disrupted by intrusive ads, engagement and retention rates are at risk of being negatively impacted. With in-app purchases, developers offer virtual items to users, such as additional characters, upgrades and extra lives, that can be purchased for real money. Under this model, developers must continuously build new purchasable content for a shrinking group of users — often referred to as the “content treadmill”. Developers often decide to introduce “pay-to-win” mechanics which we believe hurts the user experience because it undermines fairness.

Increasing Scale Necessary to Compete

Live operations and user acquisition are the lifeblood of successful mobile game publishers. Yet most mobile game developers lack the resources and capabilities to perform at the same level as the larger developers. Moreover, many developers may not have the expertise, data, or tools to optimize live operation or user acquisition.

Our Platform

Overview

Our proprietary platform revolutionizes and democratizes the mobile gaming industry and allows us to deliver gaming experiences that our player community trusts and loves and “levels the playing field” for every developer. We believe we are re-inventing competitive mobile gaming and thereby expanding the mobile gaming market. Our technology platform aligns the interests of developers and gamers with respect to user monetization, instead of putting them at odds. Traditional mobile games utilize in-game advertisements or purchases, which create friction in the user experience, hurting engagement and retention. By monetizing user engagement primarily through prizes, we create a compelling alternative for both developers and users for any competitive game. With our system, the more users enjoy playing in contests for prizes and the longer they play, the more revenue we generate for developers. This dynamic generates significantly stronger monetization for developers.

Live Operations

Delivering high-quality live operations in games is critical to user retention and engagement. Our live operations, or LiveOps, system is used to manage and optimize the user experience across the thousands of games on our platform. We have built a highly automated system to power LiveOps for the games on our platform. LiveOps in mobile games on our platform encompasses everything from generation of new events to creating new and exciting tournament formats in which users can compete and brand and influencer-sponsored events. With our highly automated system, we are able to run LiveOps for the games on our system and we believe we are supporting those games with a fraction of the number of people required by a typical game developer.

We use these marketing and system optimization technologies to run multivariate testing on our system settings in order to optimize user engagement and retention for games on our platform. This system manages the presentation of tournament formats, frequency of events and merchandising of the Ticketz store, which is our in-game store that allows users to redeem prizes using Ticketz earned in gameplay on our platform.

With our segment manager tool, we can administer important system settings for users on the platform, including, among other things, the types of tournaments a user sees and is eligible to enter, deposit offers and promotions available to a user, and the incentives and achievements presented to a user at various moments of their gaming journey.

Gamer Competition Engine

Our end-to-end technology platform enables mobile game developers to improve the gameplay experiences and drive improved engagement, retention and revenue from their content. Our easy-to-integrate software development kit, or “SDK” contains over 200 features in a smaller than 15-megabyte package, which allows for seamless over-the-air updates.

User rating and matching is a challenging technical problem, as the fastest match is the next user in line to play, while the fairest match (i.e., a theoretically perfectly matched skill rating) could take a much longer time to find. User retention is sensitive to both fair matching and time to match and, therefore, we have invested significantly in the technology necessary to optimize these competing objectives.

Our SDK includes many social features such as in-game chat, friends tournaments and leagues which allow players to interact and build relationships, strengthening the Skillz player community. Our players enjoy social experiences around our games, by communicating during and after competitions, on topics ranging from sharing gameplay strategies to building healthy rivalries and making personal connections. Our Friends feature allows players to challenge a friend to a match and broadcasts that player’s affinity for Skillz to their social network.

Developer Console

Our intuitive developer console dashboard enables our game developers to rapidly integrate and monitor the performance of their games on our platform. The first step for a game developer integrating our tournament management system is to sign up for a free account on our developer portal. Developer onboarding has been optimized through multiple iterations to enable developers to quickly and easily set up an account, access technical documentation, download the SDK and access customer support. The developer portal has been built such that an average game developer can implement our SDK in about a day with little or no technical support. Once a game goes live on our platform, the developer portal provides the game developers with a single system through which they can access analytics on user behavior and monetization for the games.

Payment Infrastructure

We have developed a robust payment infrastructure that we use to process 70 payment transactions per second with 99.9875% system uptime. We believe our technology capabilities are critical to building and maintaining trusted relationships with our developers and users.

Data Science

Our algorithms and machine learning technologies augment all sides of our platform. Key features of our proprietary data science technologies include anti-cheat, anti-fraud, player rating and matching and segmentation engine. We believe our technology capabilities are industry-leading and have helped to differentiate our product offerings and fueled our growth.

Strong anti-cheat and anti-fraud protections are among the most critical elements required to foster a healthy competitive ecosystem. Our systems need to continuously evolve to stay ahead of sophisticated attempts to defraud or stack the odds against users. As a component of our proprietary security systems, we use the robust data we analyze to build statistical maps to predict users’ probable next outcome. This enables us to statistically detect anomalies, which are escalated for further review and, if appropriate, remediation.

High personalization is an integral element to enhancing the gamer experience on our platform. For example, we invented a technology for creating user segments based on dynamically linking behaviors. Our technology allows us to overlap, concatenate and exclude different behaviors to create new user journeys through game environments. We have identified 65 different behavior sets, which enables us to increase the number of potential unique user journeys exponentially and dynamically adjust for a significantly more personalized experience.

We give gamers the confidence to transact on our platform by delivering on our values of trust and fairness. We enable game developers to focus on what they do best: build great content. We provide developers with a comprehensive technology platform necessary to compete with the largest and most sophisticated mobile game developers in the world.

Our Developer Community

We have a growing community of developers using our platform to bring their art to the world. Content creation has been democratized in recent years with the introduction of standardized game development and distribution platforms and, as of June 30, 2021, we had over 9,000 registered game developers that have launched game integration on our system. Our self-serve platform enables our developer customers to integrate and monitor their game performance through sophisticated dashboards. This allows the developers to do what they do best — build great games, while we help them on all other fronts by delivering services such as payments, analytics, LiveOps, prize fulfillment and customer service. Historically, a small number of games have accounted for a substantial portion of our revenue.

Games on our platform go live with free-to-play capabilities first before applying for prized competitions. We carefully curate which games are enabled for prizes based on a number of criteria to ensure we are providing a great competitive mobile gaming experience. We actively monitor metrics such as the player liquidity inside each game based on the number of daily active users, the stability of each game based on crash rates, the user satisfaction based on app store ratings, and user issues based on support tickets. Games that do not meet our quality thresholds are not eligible for prized competitions. Games that are not determined by our proprietary algorithm to be skill-based are not prize enabled. We maintain player data and handle all communications with the players on behalf of our developers. This data model allows us to deliver effective monetization for the benefit of developers on our platform.

Our Gamer Community

We built a virtual world where our community shares in the thrill of victory or the agony of defeat, enjoying healthy rivalry, great achievements and valued recognition. Our social features such as chat, friend tournaments and leagues allow players to interact and build relationships, strengthening our player community. While we have highly effective means of acquiring users through paid channels, we also benefit from significant organic traffic. As Skillz becomes a household name, we expect to attract continued and valuable organic user traffic to our platform.

As illustrated in the table below, the end-user demographic is the mass market and, we believe, resembles the population at large.

Our Core Strengths

We are a pioneer in competitive mobile gaming, founded on the simple belief that everyone loves to compete. In 2020, we powered approximately two billion tournaments, including 0.5 billion paid entry tournaments, and facilitated $1.6 billion in GMV. We believe that we are positioned as the market leader in competitive mobile gaming due to the following strengths:

Deep Technology Moat

We have invested extensively in developing our proprietary platform, resulting in many significant inventions and a broad portfolio of 58 issued and pending patents. We currently analyze over 300 data points from each game play session, representing over 1.5 billion distinct data points each day, which we use to enhance our data-driven algorithms, continuously fortifying our position as the world’s leading competitive mobile gaming platform.

Strong Network Effects

We have a vibrant and growing ecosystem of developers and users. Compelling competitive content on our platform attracts users, increasing the size of our audience, which, in turn, attracts more developers to create new interactive experiences using our platform, producing a powerful network effect. We believe this network effect fuels our growth.

Attractive Unit Economics

Our platform has demonstrated highly compelling unit economics. The average Three-Year Lifetime Value of our 2018, 2019 and 2020 cohorts will be 3.8x our total user acquisition costs (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 2.5x). User acquisition costs include expenses incurred in the period to acquire that cohort of users, including digital advertising costs, affiliate marketing costs, third-party vendors and software tools used by the user acquisition marketing team. These returns on marketing investment support our ability to continue to efficiently scale our business.

Brand Synonymous with Trust and Fairness

We pioneered the competitive mobile gaming category and believe our brand is synonymous with trust and fairness. As we build our brand awareness, we expect it will help us attract new users and developers. Above all else, Skillz stands for trust and fairness and that reputation in our community is of the utmost importance to us.

Our Growth Strategy

According to Newzoo, there are currently 2.8 billion mobile gamers worldwide. We currently serve only 2.4 million MAUs as of June 30, 2021, a small fraction of the addressable market. We believe we are just in the early phases of addressing our significant market opportunity. The key elements of our growth strategy are:

Grow the Core

We believe we reach fewer than two percent of mobile gamers in North America today. Yet we tap into a universal desire for competition. Unlike other digital platforms that provide static entertainment, competition-based mobile gaming like ours provides highly coveted socially interactive experiences. We believe that competition enhances engagement in gaming content because gaming is inherently competitive. By enabling the competitive element of mobile gaming, we can continue to attract new audiences, while also driving higher engagement rates. In 2020, Skillz estimates the average paying user spent 60 minutes per day in game play on Skillz, which exceeds other leading social media and gaming platforms. We intend to leverage our existing platform to continue to increase user engagement. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate.

Expand the Content Available on our Platform

We see a significant opportunity for our developers to expand beyond casual content into other genres of interactive entertainment by powering competitive experiences in everything from first-person shooter to racing to real-time strategy games. We are investing in the platform to foster diversified content production on our platform and in our developer sales initiatives.

Expand Internationally

We see a significant opportunity to expand internationally. In 2020, we generated more than 90% of our revenue from users in North America. According to Newzoo, in 2020, the international market for mobile gaming is estimated to be approximately 4 times larger than the North American market. We believe we have the potential to reach these users through our existing channels and developer partners who can create localized content. We evaluate new markets for potential expansion based on many factors including market size and growth, propensity to spend on gaming, content extensibility, payments requirements, and regulatory framework.

Increase Brand and Influencer Partnerships

We see a significant opportunity to build partnerships with brands to sponsor tournaments on our platform. Brand advertisers are seeking new ways to engage with existing and potential customers online and are increasingly looking to us for sponsorship opportunities. In 2020 the majority of GMV on our platform was paid out in prizes today and we believe brand advertisers sponsoring prizes represents a material business opportunity for us to both broaden our reach and increase profitability.

Further, we are investing in influencer-sponsored tournaments. Influencers have an outsized impact on the purchasing behaviors of next-generation users. Influencers maintain a social media presence on platforms such as Twitch, Instagram and YouTube, and have thousands or even millions of followers who view, comment, like, share and follow their gameplay. Influencers can have a more powerful impact than traditional advertising methods because they bring their followers into their gameplay and daily lives in an authentic way.

New Monetization Models

In Q2 2021, 19% of our MAUs entered into paid contests. We plan to monetize the remaining 81% through non-intrusive, low friction advertisements, virtual goods or brand-sponsored prizes that will generate new economic opportunities for us and enable more developers to succeed. Introducing non- intrusive, low friction advertisements would provide more developers a way of monetizing user engagement on the platform and we believe advertisements will be even more effective for games on our platform given the evergreen nature of competitive contests and user engagement patterns. According to GameAnalytics, mobile gaming industry ARPDAU ranges from $0.03 to $0.15 and we believe we could introduce advertisements and see similar levels of monetization.

Acquisitions

We have a culture of creating new products through iterating and testing new ideas that add value to our platform through increased virality, retention, and engagement. As we continue to build for the future, we may consider selective acquisitions to accelerate our international expansion, gain new strategic partnerships, or expand our platform offerings.

The Aarki Acquisition

On June 1, 2021, the Company and Aarki, Inc. (“Aarki”) entered into an Agreement and Plan of Merger under which it would acquire Aarki and Aarki would become a wholly-owned subsidiary of the Company. On July 16, 2021, the Company completed the Aarki acquisition under the terms of the Agreement and Plan of Merger. The Company transferred $157.0 million in consideration comprised of approximately $90.0 million in cash and $67.0 million of Skillz Class A common stock to the existing Aarki shareholders and share-based award holders. The addition of Aarki’s technology-driven marketing platform will broaden the Company’s footprint across the rapidly expanding mobile gaming industry.

Our People

We were founded in 2012 by Andrew Paradise and Casey Chafkin. Our founders have imprinted a set of values that has set the culture for the company and its employees. Our seven values are: Honor; Mission; Collaboration; Productivity; Willingness; Frugality; and Balance.

Our founders and our business have been recognized for leadership. In 2018, we were recognized as one of Forbes’ “Next Billion Dollar Startups” and our CEO was named an Entrepreneur 360. In 2019, we were recognized as one of Fast Company’s most innovative companies and were named #31 on CNBC’s Disruptor 50. In the first nine months of 2020, we were named by Inc. Magazine to their Private Titans list.

We believe that our people are the reason for our success and we have organized ourselves to maximize productivity and performance. We maintain a high bar for talent and actively work to build diversity within our workforce.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

As of June 30, 2021, we had 321 employees. None of our employees are represented by a labor organization or is a party to any collective bargaining agreement.

Gaming for Good

We pioneered the next iteration of the charity walk-a-thon. The next generation’s mass-participatory charity event is the video game tournament. Through our initiative, Gaming for Good, or G4G, our platform enables mass-participatory video game tournaments that harness the power of community through competition. Through our platform, non-profits can reach a dramatically broadened universe of younger, first-time donors. A diverse range of charitable initiatives have benefited from the power of our platform and gamer community. For non-profit organizations, their brand and reputations are among their most valuable assets. We have been honored to be trusted by some of the world’s leading non-profits, such as the World Wildlife Fund, the NAACP, and the American Cancer Society, to engage their audience of supporters and grow their reach.

Games on Our Platform

We offer a wide range of contests for the users. We enable game genres that can be played: (i) asynchronously; (ii) turn-based synchronously; or (iii) synchronously. An example of an asynchronous game would be a match-3 puzzle game or bingo game where users play the exact same game at different times and then the scores are compared when both contestants have played to determine the winner. An example of a turn-based synchronous game would be a dominoes game in which users take turns in real-time and the winner is determined when the game ends. An example of a synchronous game would be a real-time strategy game where users are making multiple moves simultaneously and then the winner is determined when the game ends.

Distribution

Our developers distribute their games through direct app downloads from our websites, as well as third-party platforms, such as the Apple App Store, which traditionally has been the main distribution channels for our developers’ games. In accordance with the Apple App Store policy, Apple does not take any share of the end-user deposits on our system; however, Apple does receive a fee for end-user deposits made through Apple Pay.

Marketing

Our ability to effectively market to potential users is important to our operational success. With a blend of our analytics and data science, we leverage software tools to efficiently acquire, retain and engage users while reinforcing our trusted consumer-facing brand for both the end users and our developer partners. We acquire and engage users primarily through digital ad networks, our game developers and affiliate partners. We use a combination of paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. We optimize our marketing investment across all our channels in order to generate strong returns on our marketing spending. We currently expect that the average Three-Year Lifetime Value of our 2018, 2019 and 2020 cohorts will be 3.8x our total user acquisition costs (and after taking into account the end-user incentives recorded and expected to be recorded in sales and marketing expense, which is expected to be 2.5x). User acquisition costs include expenses incurred in the period for all of the costs to acquire that cohort of users, including digital advertising costs, affiliate marketing costs, third-party vendors and software tools used by the user acquisition marketing team. Our payback period, or the time it has taken to recoup our investment in user acquisition, has averaged four months over these same periods.

In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base across our gaming ecosystem. On average, users that have entered a paid-entry fee tournament download 10 Skillz-hosted games. Through our cross-promotion channels, we use a combination of content, contests and special offers to engage existing users.

We have significant opportunities to extend our marketing channels to offline media and deploy omni-channel marketing strategies to further expand our business. For example, partnerships with celebrities and influencers have the potential to cost-effectively reach new users. Moreover, we intend to opportunistically engage in brand marketing to drive broader consumer and developer awareness of our platform.

We have engagement marketing programs that provide rewards and awards for players engaging on the platform. Players earn loyalty currency, called Ticketz, every time they play a paid entry contest. The frequency and amount of entry fees determine the amount of Ticketz that are earned. Players can earn trophies as awards for performing certain actions or achieving milestones in games. Tickets earned through the loyalty rewards and awards programs can be exchanged in our in-app Ticketz Store for various prizes ranging from Skillz-branded apparel to luxury goods and vehicles.

Customer Advocacy

We provide 24/7 customer support and trust and safety services to our developer’s end-users. The customer support team responds to all user inquiries including support for game crashes, payment issues, and loyalty program inquiries. In the first nine months of 2020, our customer support team achieved a 93% Player CSAT and 46 Player NPS rating. The Trust & Safety team reviews any suspicious payments and chargebacks, and investigates anomalous scoring patterns and user reports of cheating, among other things. We leverage our data science technologies to reduce a population of bad actors by a factor of 500, leaving just a handful of potential cheaters and fraudsters per million active users requiring manual intervention. These suspected bad actors are reviewed on a case-by-case basis with several escalating levels of review, which ultimately may require an in-person play test on a Skillz-provided mobile device administered by a third-party security vendor to confirm the user’s ability.

Intellectual Property

Our business relies substantially on the creation, use and protection of intellectual property. We protect our intellectual property by relying on international, federal, state and common law rights. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors. We actively seek patent protection covering our inventions and as of June 30, 2021 we have 58 patents granted or pending.

Property

Our principal business operations are located in San Francisco, California. We lease space in Portland, Oregon and Las Vegas, Nevada for our customer support and engineering operations. We intend to acquire additional space as we add employees and expand geographically.

Legal Proceedings

We are engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of our business and have certain unresolved claims pending, the outcomes of which are not determinable at this time. We have insurance policies covering certain potential losses where such coverage is available and cost effective. In our opinion, any liability that might be incurred by us upon the resolution of any claims or lawsuits will not, in the aggregate, have a material adverse effect on our financial condition or results of operations.

Government Regulation and Compliance

Regulation

We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding skill-based gaming, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. It is also likely that as our business grows and evolves, particularly if we expand to other countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.

State and federal laws in the U.S. distinguish between games of skill and games of chance. We only enable games for paid entry-fee contests in states in which skill-based gaming is permitted and not required to be licensed as gambling under applicable state law. As of June 30, 2021, we enable cash prizes in 41 states and the District of Columbia, covering approximately 90% of the U.S. population. Skillz enables cash prizes in all states except for Arizona, Arkansas, Connecticut, Delaware, Louisiana, Montana, South Carolina, South Dakota, and Tennessee. We use proprietary algorithms and data science tools to ensure that the degree of skill involved in affecting the outcome of a contest is sufficient to comply with applicable state laws. The scope and interpretation of the laws that are or may be applicable to the determination as to whether a contest is skill-based, and therefore beyond the scope of a state’s gambling laws and licensing requirements, are subject to interpretation and evolving. We have not received any licenses, authorizations or approvals confirming that the paid entry-fee contests hosted on our platform comply with applicable laws. Our compliance is based on our interpretation of existing state and federal laws regarding skill-based gaming. There is a risk that existing or future laws in the states in which we operate may be interpreted in a manner that is not consistent with our current practices, and could have an adverse impact on our business and prospects. Additionally, existing and future laws that permit skill-based gaming may be accompanied in the future by restrictions or taxes that make it impractical or less feasible to operate in these jurisdictions.

It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and mobile industries, including player privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, or regulation of currency, banking institutions, unclaimed property or money transmission, may be interpreted to cover the games featured on our platform and the entry fees paid in respect of such contests. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may impede the growth of social game services and impair our business, financial condition or results of operations.

Compliance

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of the users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act are untested laws that could affect our business and the potential impact is unknown.

We have developed internal compliance programs to ensure we comply with legal and regulatory requirements for skill-based gaming. We use geofencing technology to restrict user access to paid entry fee contests in only those jurisdictions where video games of skill are permitted. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine.

Competition

We primarily compete with alternative monetization services for mobile game content. This includes platforms that facilitate in-app advertisements and purchases. We principally compete on a number of factors, including a robust technology toolset designed with the ability to convert, engage and retain users. Our developers compete for end users with other forms of consumer discretionary entertainment that vie for the users’ time and disposable income. This includes companies that provide video entertainment, music entertainment, social networking and other forms of leisure entertainment. The large companies in our ecosystem may play multiple different roles given the breadth of their business. Examples of these larger companies are Sony, Amazon, Facebook, Apple, Google, and Unity. Most of these companies are also our partners and customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Skillz Inc. MD&A is provided as a supplement to, and should be read in conjunction with, our Annual Report on Form 10-K/A for the year ended December 31, 2020, and our financial statements and the accompanying Notes to Financial Statements.

Overview

We operate a marketplace that connects the world through competition, serving both developers and users. Our platform enables fair, fun and competitive gaming experiences and the trust we foster with users is the foundation upon which our community is built. We believe our marketplace benefits from a powerful network effect: compelling content attracts users to our platform, while the increasing size of our audience attracts more developers to create new interactive experiences on our platform.

Skillz was founded in 2012 by Andrew Paradise and Casey Chafkin with the vision to make eSports accessible to everyone possible. Today, the platform has 2.5 million monthly active users (“MAUs”) and hosts an average of over 5.5 million daily tournaments, including 1.9 million paid entry daily tournaments, offering over $150 million in prizes each month. As of June 30, 2021, we had over 9,000 registered game developers on our platform that have launched a game integration.

For the three months ended June 30, 2021, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 73% of our revenue. For the three months ended June 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 80% of our revenue. For the three months ended June 30, 2021, Tether and Big Run accounted for 42% and 40%, respectively, of our revenue. For the three months ended June 30, 2020, Tether and Big Run accounted for 61% and 28%, respectively, of our revenue.

For the six months ended June 30, 2021, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 74% of our revenue. For the six months ended June 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 79% of our revenue. For the six months ended June 30, 2021, Tether and Big Run accounted for 42% and 40%, respectively, of our revenue. For the six months ended June 30, 2020, Tether and Big Run accounted for 66% and 21%, respectively, of our revenue. Our top titles rotate over time as more games generate success on the Skillz platform. In the six months ended June 30, 2021 and 2020, the number of games that generated over $1 million of annualized GMV has grown 29% to 43 from 33. GMV represents entry fees that may be paid using cash deposits, prior cash winnings that have not been withdrawn, and end-user incentives.

Our culture is built upon a set of values established by our founders, aligning the company and its employees in a common vision. Our seven values are: Honor; Mission; Collaboration; Productivity; Willingness; Frugality; and Balance. Our approach has focused on trust and fairness for users enabling game developers to focus on what they do best: build great content.

Our technology capabilities are industry-leading and provide the tools necessary for developers to compete with the largest and most sophisticated mobile game developers in the world. Our easy-to-integrate software development kit (“SDK”) and developer console allow our developers to monitor, integrate and update their games seamlessly over the air. We ingest and analyze over 300 data points from each game play session, enhancing our data-driven algorithms and LiveOps systems. Moreover, we have developed a robust platform enabling fun, fair and meaningful competitive gameplay.

For the three months ended June 30, 2021 and 2020, we served 2.4 million and 2.6 million MAUs, respectively, and had monthly average revenue per user (“ARPU”) of $12.46 and $7.69, respectively. For the six months ended June 30, 2021 and 2020, we served 2.5 million and 2.6 million MAUs, respectively, and had monthly ARPU of $11.44 and $6.65, respectively. We monitor the conversion of users to paying users based on the ratio of Paying MAU to MAU. For each of the second quarters of 2021 and 2020, our Paying MAU to MAU ratio was 19% and 12%, respectively and our Paying MAU was 0.5 million and 0.3 million, respectively and our monthly ARPPU was $64 and $65, respectively. For the six months ended 2021 and 2020, our Paying MAU to MAU ratio was 19% and 11%, respectively, and our Paying MAU was 0.5 million and 0.3 million, respectively and our ARPPU was $62 and $61, respectively. We see a substantial opportunity for our developers to expand beyond casual content into other genres of interactive entertainment, from first-person shooters to racing games. In the three and six months ended June 30, 2021 and 2020, we generated less than 15% of our revenue from users outside of North America, leaving us with several large untapped international markets. We see a significant opportunity to build partnerships with brands to sponsor tournaments on our platform to both increase our brand awareness and achieve improvements in profitability through advertiser sponsored prizes.

Our Financial Model

Skillz’s financial model aligns the interests of gamers and developers, driving value for our stockholders. By monetizing through competition, our system eliminates friction that exists in traditional monetization models between the developer and the gamer. The more gamers enjoy our platform, the longer they play, creating more value for Skillz and our developers. By generating higher player to payor conversion, retention and engagement, we are able to monetize users at more than five times higher what our developers would generate through advertisements or in-game purchases.

Our platform allows users to participate in fair competition, while rewarding developers who create games that keep players engaged. We generate revenue by receiving a percentage of player entry fees in paid contests, after deducting end-user prize money (i.e., winnings from the Competitions), end-user incentives accounted for as reduction of revenue and the profit share paid to developers (the “Take Rate”). GMV represents entry fees that may be paid using cash deposits, prior cash winnings that have not been withdrawn, and end-user incentives.

Cash deposits represented approximately 10% and 11% of total entry fees for the three and six months ended June 30, 2021 and 2020, respectively. Prior cash winnings that have not been withdrawn represented approximately 82% of total entry fees for the three and six months ended June 30, 2021 and 2020. End-user incentives represented approximately 8% and 7% of total entry fees for the three and six months ended June 30, 2021 and 2020, respectively. Our model has allowed us to grow users, developers and revenue steadily while driving meaningful operating leverage.

The following are key elements of our financial model:

●	The scale, growth and engagement of the users — As we continue to acquire users, our ability to match comparable players, on both skill level and tournament template, in a fair and timely manner improves. Better matching leads to stronger engagement and the ability to create larger tournaments with more profitable take rates. This creates a stickier, more engaging, and continuously improving experience for our players, which in turn attracts more players to our platform, creating a positively reinforcing cycle leading to ever-improving gaming experiences. On our platform, we estimated game play paying users spent an average of 63 and 62 minutes per day during the three months ended June 30, 2021 and 2020, respectively, and 64 and 62 minutes per day during the six months ended June 30, 2021 and 2020, respectively.
●	The scale, growth and partnership of our developers — We have created a platform that drives economic success for our developers. Our end-to-end platform allows developers to focus on creating games by automating and optimizing integral parts of their businesses — from user acquisition and monetization to game optimization. Our built-in payments, analytics, customer support, and live operations platform enables our developers to consistently learn, grow, earn and share in our success.

●	Product-first philosophy and data science capabilities — We have built a culture that puts product first, driving our impact with users and developers and then scaling marketing investment. In the three and six months ended June 30, 2021 39% and 40%, respectively, of our salary costs was spent on product development. Our easy-to-integrate SDK contains over 220 features in a 16-MB package which allows for over-the-air upgrades. Our intuitive Developer Console dashboard enables our developers to rapidly integrate and monitor the performance of their games. Our LiveOps system enables us to manage and optimize the user experience across the thousands of games on our platform.

We collect over 300 data points during each gameplay session to feed our big data assets which augment all elements of our platform. Our key data science technologies drive our player rating and matching, anti-cheat and anti-fraud, and user experience personalization engine.

●	Our unit economics — Our proprietary and highly scalable software platform produces revenue at a low direct cost, contributing to our gross margins. Once acquired, each user cohort contributes predictably to revenue over its life. A cohort is all the users acquired in the period presented. A user is considered part of a cohort based on the first time they make a deposit and enter a paid tournament. Once a user is considered part of a cohort, they are always counted in that cohort.

For example, our 2016 cohort contributed $6.0 million in revenue in the first year, $5.5 million in the second year, $5.5 million in the third year, $6.6 million in the fourth year, and $7.2 million in the fifth year. Our 2017 cohort contributed $9.9 million in revenue in the first year, $10.3 million in the second year. $9.6 million in the third year and $9.5 million in the fourth year. Our 2018 cohort contributed $33.2 million in revenue in the first year, $36.1 million in the second year, and $31.5 million in the third year. Our 2019 cohort contributed $65.2 million in revenue in the first year and $64.3 million in the second year. Our 2020 cohort contributed $115.8 million in revenue in the first year.

We also complement these stable cohort dynamics with disciplined user acquisition spending. We currently expect that the average Three-Year Lifetime Value of our 2018, 2019 and 2020 cohorts will be 3.8x our total user acquisition costs (and after taking into account the end-user incentives recorded and expected to be recorded in sales and marketing expense, which is expected to be 2.5x).

“Three-Year Lifetime Value” means the cumulative gross profit from a paying user over the thirty-six (36) months following user acquisition, which is based on a combination of historic data and extrapolation of historic data for future periods. User acquisition costs include expenses incurred in the period to acquire that cohort of users, including digital advertising costs, affiliate marketing costs, third-party vendors and software tools used by the user acquisition marketing team. Historically, our Three-Year Lifetime Value to user acquisition costs has fluctuated over time. Rising digital advertising costs in 2020 reduced our expected average Three-Year Lifetime Value to user acquisition costs relative to prior periods.

Key Components of Results of Operations

Revenue

Skillz provides a service to the game developers aimed at improving the monetization of their game content. The monetization service provided by Skillz allows developers to offer multi-player competition to their end-users which increases end-user retention and engagement.

By utilizing the Skillz monetization services, game developers can enhance the player experience by enabling them to compete in head-to-head matches, live tournaments, leagues, and charity tournaments and increase player retention through referral bonus programs, loyalty perks, on-system achievements and rewarding them with prizes, including bonus cash prizes, a promotional incentive that cannot be withdrawn and can only be used by end-users to enter into paid entry fee contests (“Bonus Cash”). Skillz provides developers with a SDK that they can download and integrate with their existing games. The SDK serves as a data interface between Skillz and the game developers that enables Skillz to provide monetization services to the developer. Specifically, these monetization services include end-user registration services, player matching, fraud and fair play monitoring, and billing and settlement services. The SDK and Skillz monetization services provide the following key benefits to the developers:

●	Streamlined game and tournament management allowing players to register with the developer to compete in games for prizes while earning Skillz loyalty perks;
●	Fair play in each tournament via the Skillz suite of fairness tools, including skill-based player matching and fraud monitoring;
●	Improved end-user retention by rewarding the most loyal players with prizes and tickets (“Ticketz”) which can be redeemed in the Skillz virtual store. Ticketz are earned in every match and can be redeemed for prizes or credits to be used towards future paid entry fee tournaments;
●	Marketing campaigns through main-stream online advertising networks and social media platforms to drive end-user traffic to developers’ games within the Skillz ecosystem;
●	Systematic calls to end-user action via push notifications to users with game results, promotional offers, and time-sensitive actions; and
●	Process end-user payments, billings and settlements on behalf of the developer to enable players to connect their preferred payment method to deposit and enter into the game developers’ multi-player competitions for cash prizes.

Generally, end-users are required to deposit funds into their Skillz account in order to be eligible to participate in games for prizes. As part of its monetization services, Skillz is responsible for processing all end-user payments, billings and settlements on behalf of the game developer, such that the game developer does not have to collect directly from or make payments directly to the end-users. When the end-users enter into cash games, the end-users pay an entry fee using cash deposits, prior cash winnings in the end-users’ accounts that have not been withdrawn, and end-user incentives (specifically Bonus Cash). Skillz recognizes revenue related to each game regardless of how entry fees are paid. Skillz is responsible for distributing the prize money to the winner on behalf of the game developer. Skillz typically withholds 16% to 20% of the total entry fees when distributing the prize money as a commission. That commission is shared between Skillz and the game developers; however, the game developers’ share is calculated solely based upon entry fees paid by net cash deposits received from end-users, adjusted for certain costs incurred by Skillz to provide monetization services.

Costs and Expenses

Cost of Revenue

Our cost of revenue consists of variable costs. These include mainly (i) payment processing fees, (ii) customer support costs, (iii) direct software costs, (iv) amortization of internal use software and (v) server costs.

We incur payment processing costs on user deposits. We also incur costs directly related to servicing end-user support tickets on behalf of the game developer that are logged by users directly within the Skillz SDK. These support costs include an allocation of the facilities expense, such as rent, maintenance and utilities costs according to headcount, needed to service these tickets. We use a third party as our cloud computing service; we incur server and software costs as a direct result of running our SDK in our developers’ games.

Research and Development

Research and development expenses consist of software development costs, comprised mainly of product and platform development, server and software costs that support research and development activities, and to a lesser extent, allocation of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation. We expect research and development expenses will fluctuate both in terms of absolute dollars and as a percentage of revenue in the future.

Sales and Marketing

Sales and marketing expenses consist primarily of direct advertising costs and end-user incentives that are not recorded as a reduction of revenue. Sales and marketing also includes allocations of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation. We expect sales and marketing expenses will fluctuate both in terms of absolute dollars and as a percentage of revenue in the future.

General and Administrative

General and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, and allocation of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation.

We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Results of Operations

The following table sets forth a summary of our results of operations for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30
	2021	2020	2021	2020
Revenue	$89,491	$58,878	$173,168	$102,437
Costs and expenses
Cost of revenue	4,386	2,937	8,642	5,704
Research and development	10,140	4,518	17,422	8,884
Sales and marketing	99,523	52,369	195,846	99,194
General and administrative	25,432	11,642	52,716	16,475
Total costs and expenses	139,481	71,466	274,626	130,257
Loss from operations	(49,990)	(12,588)	(101,458)	(27,820)
Interest expense, net	(25)	(957)	(49)	(1,273)
Change in fair value of common stock warrant liabilities	(29,595)	—	(31,703)	—
Other income (expense), net	80	(6,584)	130	(6,533)
Loss before income taxes	(79,530)	(20,129)	(133,080)	(35,626)
Provision for income taxes	65	28	107	53
Net loss	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Net loss per share attributable to common stockholders – basic and diluted	$(0.21)	$(0.07)	$(0.36)	$(0.13)
Weighted average common shares outstanding – basic and diluted	385,945,332	289,823,175	371,519,800	284,054,689

Revenue

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Revenue	$89,491	$58,878	52%	$173,168	$102,437	69%

Three Months Ended

Revenue increased by $30.6 million, or 52%, to $89.5 million in the three months ended June 30, 2021 from $58.9 million in the three months ended June 30, 2020. The increase was attributable primarily to an increase in paying MAUs, driven by sales and marketing investment to acquire new paying users. ARPU increased 62% over the same period.

Six Months Ended

Revenue increased by $70.7 million, or 69%, to $173.2 million in the six months ended June 30, 2021 from $102.4 million in the six months ended June 30, 2020. The increase was attributable primarily to an increase in paying MAUs, driven by sales and marketing investment to acquire new paying users. ARPU increased 72% over the same period.

Cost of Revenue

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Cost of revenue	$4,386	$2,937	49%	8,642	5,704	52%

Three Months Ended

Cost of revenue increased by $1.4 million, or 49%, to $4.4 million in the three months ended June 30, 2021 from $2.9 million in the three months ended June 30, 2020, growing in line with revenue. The increase in cost of revenue was primarily driven by payment processing and software costs. Cost of revenue as a percentage of revenue was 5% in the three months ended June 30, 2021 and 2020.

Six Months Ended

Cost of revenue increased by $2.9 million, or 52%, to $8.6 million in the six months ended June 30, 2021 from $5.7 million in the six months ended June 30, 2020, growing in line with revenue. The increase in cost of revenue was primarily driven by payment processing and software costs. Cost of revenue as a percentage of revenue decreased to 5% in 2021 from 6% in 2020.

Research and Development

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Research and development	$10,140	$4,518	124%	17,422	8,884	96%

Three Months Ended

Research and development costs increased by $5.6 million, or 124%, to $10.1 million in the three months ended June 30, 2021 from $4.5 million in the three months ended June 30, 2020. The increase was primarily driven by a $3.9 million increase in research and development headcount costs, of which $1.4 million was related to stock-based compensation, a $0.9 million increase in contractor costs and a $0.6 million increase in server and software costs. Research and development expenses accounted for 11% of revenue in the three months ended June 30, 2021 compared to 8% in the three months ended June 30, 2020.

Six Months Ended

Research and development costs increased by $8.5 million, or 96%, to $17.4 million in the six months ended June 30, 2021 from $8.9 million in the six months ended June 30, 2020. The increase was primarily driven by a $5.8 million increase in research and development headcount costs, of which $2.4 million was related to stock-based compensation, a $1.4 million increase in contractor costs and a $1.2 million increase in server and software costs. Research and development expenses accounted for 10% of revenue in the six months ended June 30, 2021 compared to 9% in the six months ended June 30, 2020.

Sales and Marketing

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Sales and marketing	$99,523	$52,369	90%	195,846	99,194	97%

Three Months Ended

Sales and marketing costs increased by $47.2 million, or 90%, to $99.5 million in the three months ended June 30, 2021 from $52.4 million in the three months ended June 30, 2020. The increase was attributable primarily to a 84% increase in spend to acquire new paying users and a 92% increase in engagement marketing spend. User acquisition marketing costs were $47.0 million and $25.6 million in three months ended June 30, 2021 and 2020, respectively. Engagement marketing costs were $44.9 million and $23.4 million in the three months ended June 30, 2021 and 2020, respectively. Engagement marketing as a percentage of revenue increased to 50% in the three months ended June 30, 2021 from 40% the three months ended June 30, 2020, respectively. This increase reflects investment in marketing programs that resulted in an increase in our engagement marketing cost per user in the three months ended June 30, 2021 compared to the three months ended June 30, 2020.

Six Months Ended

Sales and marketing costs increased by $96.7 million, or 97%, to $195.8 million in the six months ended June 30, 2021 from $99.2 million in the six months ended June 30, 2020. The increase was attributable primarily to a 93% increase in spend to acquire new paying users and a 100% increase in engagement marketing spend. User acquisition marketing costs were $101.3 million and $52.6 million in six months ended June 30, 2021 and 2020, respectively. This increase reflects higher digital advertising costs that resulted in an increase in our acquisition cost per user in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Engagement marketing costs were $80.9 million and $40.5 million in the six months ended June 30, 2021 and 2020, respectively. Engagement marketing as a percentage of revenue increased to 47% in the six months ended June 30, 2021 from 40% in the six months ended June 30, 2020. This increase reflects investment in marketing programs that resulted in an increase in our engagement marketing cost per user in the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

General and Administrative

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
General and administrative	$25,432	$11,642	118%	52,716	16,475	220%

Three Months Ended

General and administrative costs increased by $13.8 million, or 118%, to $25.4 million in the three months ended June 30, 2021 from $11.6 million in the three months ended June 30, 2020. The increase was primarily driven by a $10.9 million increase in headcount costs, of which $7.2 million is related to stock-based compensation expense, and $3.0 million increase in insurance-related and other public company costs. General and administrative expenses accounted for 28% of revenue in the three months ended June 30, 2021 compared to 20% in the three months ended June 30, 2020.

Six Months Ended

General and administrative costs increased by $36.3 million, or 220%, to $52.7 million in the six months ended June 30, 2021 from $16.5 million in the six months ended June 30, 2020. The increase was primarily driven by a $21.0 million increase in headcount costs, of which $15.1 million is related to stock-based compensation expense, a $7.3 million increase in professional fees related to the Company’s follow-on offering, a $3.4 million increase in public company-related insurance costs and fees, a $3.4 million increase in legal fees, a $0.8 million increase in software costs, and a $0.3 million increase in non-income tax expense. General and administrative expenses accounted for 30% of revenue in the six months ended June 30, 2021 compared to 16% in the three months ended June 30, 2020.

Interest expense, net

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Interest expense, net	$(25)	$(957)	(97)%	(49)	(1,273)	(96)%

Three Months Ended

Interest expense, net decreased by $0.9 million, or 97%, to $25.0 thousand in the three months ended June 30, 2021 from $1.0 million in the three months ended June 30, 2020. The decrease was primarily driven by the repayment of our long-term debt in 2020.

Six Months Ended

Interest expense, net decreased by $1.2 million, or 96%, to $49.0 thousand in the six months ended June 30, 2021 from $1.3 million in the six months ended June 30, 2020. The decrease was primarily driven by the repayment of our long-term debt in 2020.

Change in fair value common stock of warrant liabilities

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Change in fair value of common stock warrant liabilities	(29,595)	—	NM	(31,703)	—	NM

The change in fair value of warrant liabilities was due to the increase in the estimated fair value of the Public and Private Common Stock Warrants.

Other income (expense), net

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Other income (expense), net	$80	$(6,584)	(101)%	130	(6,533)	(102)%

Three Months Ended

Other income (expense), net decreased by 6.7 million, or 101%, to 0.1 million in the three months ended June 30, 2021 from $6.6 million in the three months ended June 30, 2020. The decrease was primarily driven by the fair value adjustment to the Redeemable convertible Series E preferred stock forward contract liability in three months ended June 30, 2020.

Six Months Ended

Other income (expense), net decreased by 6.7 million, or 102%, to 0.1 million in the six months ended June 30, 2021 from $6.5 million in the six months ended June 30, 2020. The decrease was primarily driven by the fair value adjustment to the Redeemable convertible Series E preferred stock forward contract liability in six months ended June 30, 2020.

Provision for income taxes

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except percentages)	2021	2020	% Change	2021	2020	% Change
Provision for income taxes	$65	$28	132%	107	53	102%

Three Months Ended

Provision for income taxes increased by $37.0 thousand, in the three months ended June 30, 2021. The increase was primarily driven by accrued state tax liabilities.

Six Months Ended

Provision for income taxes increased by $54.0 thousand in the six months ended June 30, 2021. The increase was primarily driven by accrued state tax liabilities.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net income (loss), excluding interest income (expense); change in fair value of common stock warrant liabilities; other income (expense), net; income tax provision; depreciation and amortization; stock-based compensation expense and related payroll tax expense; and certain other non-cash or non-recurring items impacting net income (loss) from time to time, including, but not limited to fair value adjustments for certain financial liabilities (including derivatives) associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA we may incur future expenses similar to those excluded when calculating this measure. In addition, our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Interest expense, net	25	957	49	1,273
Stock-based compensation	15,774	5,546	26,719	5,903
Change in fair value of common stock warrant liabilities	29,595	—	31,703	—
Provision for income taxes	65	28	107	53
Depreciation and amortization	547	327	1,102	635
Impairment charge(2)	—	3,395	—	3,395
Other (income) expense, net	(80)	6,584	(130)	6,533
One-time nonrecurring expenses(1)	2,090	—	10,929	—
Adjusted EBITDA	$(31,579)	$(3,320)	$(62,708)	$(17,887)
(1)	For the three and six months ended June 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering, Aarki acquisition, and executive severance expense.

(2)	For the three and six months ended June 30, 2020, amounts represent an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our facilities in San Francisco.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of capital stock. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $692.8 million, which are primarily invested in money market funds.

In December 2019, we entered into a mezzanine term loan for up to $40.0 million; $30.0 million of which is immediately available, with an additional $10.0 million available upon the achievement of certain performance milestones (“2019 Mezzanine Term Loan”). As of June 30, 2021 and December 31, 2020, we had $30.0 million of availability under the 2019 Mezzanine Term Loan and no amounts outstanding. As of June 30, 2021, the Company had 7,623,436 FEAC Public Warrants and 5,016,666 FEAC Private Warrants outstanding that entitle the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments. During the six months ended June 30, 2021, 9,626,559 of Public Warrants were exercised for total proceeds of $110.7 million, of which $1.2 million had not been collected and were recorded in warrant exercise receivable in the consolidated balance sheet.

As of the date of this statement, our existing cash resources are sufficient to continue operating activities for at least one year past the issuance date of the condensed consolidated financial statements.

The following table provides a summary of cash flow data (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(64,990)	$(9,316)
Net cash used in investing activities	$(3,508)	$(1,875)
Net cash provided by financing activities	$498,548	$54,504

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, sales and marketing, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $65.0 million for the six months ended June 30, 2021. The most significant component of our cash used during this period was a net loss of $133.2 million, which included non-cash expenses of $31.7 million for the change in fair value related to Public and Private Common Stock Warrants, $26.7 million related to stock-based compensation, $1.1 million related to depreciation and amortization, accretion of unamortized discounts and amortization of issuance costs, and net cash inflows of $8.7 million from changes in operating assets and liabilities. The net cash inflows from changes of operating assets and liabilities were primarily the result of an increase in other liabilities of $15.9 million, primarily related to an increase in accrued sales and marketing costs.

Net cash used in operating activities was $9.3 million for the six months ended June 30, 2020. The most significant component of our cash used during this period was a net loss of $35.7 million, which included non-cash expenses of $6.6 million for the change in fair value related to Series E preferred stock forward contract liability, $5.9 million related to stock-based compensation, $3.4 million related to impairment charges, $1.2 million related to depreciation, amortization, and net cash inflows of $9.3 million from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of an increase in other liabilities of $8.6 million, primarily related to an increase in accrued sales and marketing costs.

Cash Flows from Investing Activities

Net cash used in investing activities was $3.5 million and $1.9 million for the six months ended June 30, 2021 and 2020, respectively. In all periods, the net cash used in investing activities related to purchases of property and equipment, including internal-use software. In the six months ended June 30, 2021, our net cash used in investing activities included our investment in non-marketable equity securities.

Cash Flows from Financing Activities

Net cash provided by financing activities was $498.5 million for six months ended June 30, 2021, which was primarily due to $402.1 million in net proceeds from the issuance of common stock in connection with the Company’s follow-on offering and $109.5 million of proceeds from the exercise of common stock warrants, partially offset by $13.2 million in payments made towards offering costs.

Net cash provided by financing activities was $54.5 million for the six months ended June 30, 2020, which was primarily due to $64.9 million in net proceeds from the issuance of common stock, net payments from borrowings of $10.0 million under our debt facilities, and $0.5 million in stock repurchases.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of June 30, 2021, and the years in which these obligations are due:

		Less than			More than
	Total	1 Year	1 – 3 Years	3 – 5 Years	5 Years
Operating lease obligations	$22,862	$1,249	$4,867	$4,952	$11,794

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

See critical accounting policies and estimates in our Form 10-K/A filed May 13, 2021 as there have been no material changes.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 635,000,000 shares, consisting of 500,000,000 shares of Class A common stock, par value $0.0001 per share, 125,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Skillz, each holder of Skillz Class A common stock will be entitled, pro rata on a per share basis, to all assets of Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock then outstanding.

Other Matters

Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock will be validly issued, fully paid and non-assessable.

Class B Common Stock

Voting Rights

Holders of Class B common stock are entitled to cast 20 votes per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B common stock share ratably (based on the number of shares of Class B common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion Rights

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Skillz.

Mandatory Conversion Rights

Holders of Class B common stock shall have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)	Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.
(2)	Upon the first date on which Mr. Paradise, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively held by Mr. Paradise and his permitted transferees.
(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a separate class.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of Skillz, each holder of Class B common stock will be entitled, pro rata on a per share basis, to all assets of Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock then outstanding.

Preferred Stock

Our Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and to determine and fix the number of shares constituting any such class or series, the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Skillz’s assets, which rights may be greater than the rights of the holders of the common stock. We do not have any outstanding preferred stock as of the date of this prospectus.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Skillz outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A common stock.

After the Business Combination, options to purchase shares of Old Skillz common stock that were outstanding and unexercised, whether or not then vested or exercisable, were assumed by Skillz and were converted into options to acquire shares of Skillz Class A common stock (other than in the case of Mr. Paradise, who received options exercisable for Skillz Class B common stock) with the same terms and conditions as applied to the Skillz options immediately prior to the effective time of the Business Combination provided that the number of shares underlying such options was determined by multiplying the number of shares of Skillz common stock subject to such options immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”) and the per share exercise price of such Skillz options were determined by dividing the per share exercise price of the Old Skillz options immediately prior to the effective time by the option exchange ratio. As of June 30, 2021, Skillz had unvested options to purchase 24,156,259 shares of Skillz common stock were outstanding, with a weighted average exercise price of $9.25 per share.

Warrants

Public Warrants

As of June 30, 2021, there were 7,623,436 Public Warrants outstanding which entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment, beginning March 10, 2021. The warrants will expire on December 16, 2025 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Public Warrants specify the conditions upon which we may call the warrants for redemption upon 30 days’ prior written notice of redemption to each warrant holder. On July 16, 2021, the Company issued a notice of redemption and provided the 30 days’ prior notice required under the Warrant Agreement after the Warrant Registration Statement had been declared effective. Continental Stock Transfer & Trust Company (“Continental”), acting in its capacity as warrant agent and transfer agent, delivered the notice of redemption to each of the registered holders of the Public Warrants on behalf of the Company. All Public Warrants may be exercised by the holders thereof until 5:00 pm New York City time on August 16, 2021 to purchase fully paid and non-assessable shares of Class A common stock underlying the Public Warrants at an exercise price of $11.50 per share. Any Public Warrants that remain unexercised following 5:00 pm New York City time on August 16, 2021 will be void and no longer exercisable, and the holders of such Public Warrants will be entitled to receive only the redemption price of $0.01 per such Public Warrant.

The shares of Class A common stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 (Registration No. 333-252868), which was declared effective by the SEC.

Private Placement Warrants

As of June 30, 2021, there were 5,016,666 Private Placement Warrants outstanding. The Private Placement Warrants are not redeemable by Skillz for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by Skillz and exercisable by the holders as set forth below.

All holders of Private Placement Warrants may pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Exclusive Forum

Our Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of Skillz, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (3) any action asserting a claim against Skillz arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she, or it believes to be favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of the Charter, the the Bylaws and Applicable Law

Certain provisions of the Charter, Bylaws, and laws of the State of Delaware, where Skillz is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A common stock and the Class B common stock. Skillz believes that the benefits of increased protection give Skillz the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Skillz and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, on which our Class A common stock is listed, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Skillz by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Stock

As described above, the Charter provides for a dual class common stock structure which provides Mr. Paradise with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Skillz or its assets.

Number of Directors

The Charter and the Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board; providing, however, that unless otherwise approved by (i) if before the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the number of directors may not exceed seven. The number of directors is currently set at seven.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Skillz with certain information. Generally, to be timely, a stockholder’s notice must be received at Skillz’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Skillz.

Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Skillz must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting, provided that prior to the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting of stockholders, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of the Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Charter provides that it may be amended by Skillz in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Skillz entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt Bylaws provision of the Charter providing for the capital stock of Skillz, amendment of the Charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

So long as any shares of our Class B common stock are outstanding, Skillz may not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class B common stock or other powers, preferences, or special rights of the shares of Class B common stock, (2) to provide for each share of Class A common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided in the Charter or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of Class B common stock.

So long as any shares of our Class A common stock shares are outstanding, Skillz may not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class A common stock or other rights, powers, preferences, or privileges of the shares of Class A common stock or (2) to provide for each share of Class B common stock to have more than 20 votes per share or any rights to a separate class vote of the holders of shares of Skillz Class B common stock other than as provided in the Charter or required by the DGCL.

The Charter also provides that, subject to the terms of any preferred stock, the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of Skillz are prohibited from adopting, amending, altering, or repealing the Bylaws, or to adopt any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the requisite stockholder consent.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Skillz’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since Skillz has not opted out of Section 203 of the DGCL, it applies to Skillz. As a result, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Skillz for a three-year period. This provision may encourage companies interested in acquiring Skillz to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Skillz or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that Skillz must indemnify and advance expenses to Skillz’s directors and officers to the fullest extent authorized by the DGCL. Skillz also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Skillz directors, officers, and certain employees for some liabilities. Skillz believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Skillz Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Skillz and its stockholders. In addition, your investment may be adversely affected to the extent Skillz pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Skillz’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Charter provide for the renouncement by Skillz of any interest or expectancy of Skillz in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Skillz who is not an employee or office of Skillz or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Skillz expressly and solely in that director’s capacity as a director of Skillz.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Skillz’s stockholders will have appraisal rights in connection with a merger or consolidation of Skillz. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Skillz’s stockholders may bring an action in Skillz’s name to procure a judgment in Skillz’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Skillz’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of Skillz for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Skillz at the time of, or at any time during the three months preceding, a sale and (ii) Skillz is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of Skillz for at least six months but who are affiliates of Skillz at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Skillz Class A common stock then outstanding; or
●	the average weekly reported trading volume of Skillz’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Skillz under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Skillz.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, FEAC’s initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after FEAC has completed its initial business combination.

Following the Closing, Skillz is no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of July 30, 2021, and as adjusted to reflect the sale of the Class A common stock offered by us under this prospectus by:

●	each of our directors and executive officers;
●	all directors and executive officers as a group; and
●	each person who is known to us to own beneficially more than 5% of the Company’s common stock.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of Common Stock is based on 334,115,276 shares of Class A common stock and 68,601,268 shares of Class B common stock outstanding as of July 30, 2021.

Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Skillz Inc., P.O. Box 445, San Francisco, California 94104.

	Number of		Number of
	shares of Class A		shares Class B		%
	Common	% of Class A	Common	% of Class B	of Total
Beneficial Owner	Stock	Common Stock	Stock	Common Stock	Voting Power**
Andrew Paradise(1)	1,515	*	68,601,268	100%	80.4%
Casey Chafkin	12,600,294	3.8%	—	—	*
Christopher S. Gaffney(2)	14,028,840	4.2%	—	—	*
Harry Sloan	—	—	—	—	—
Jerry Bruckheimer	—	—	—	—	—
Kent Wakeford	1,611,257	*	—	—	*
Vandana Mehta-Krantz	—	—	—	—	—
Ian Lee	300	*	—	—	*
All Directors and Executive Officers as a Group (Nine Individuals)	31,361,598	9.3%	68,601,268	100%	82.3%
Five Percent Holders:
Atlas Venture Fund, IX L.P.(3)	22,962,910	6.9%	—	—	1.3%
Bonderman Family Limited Partnership(4)	21,265,819	6.4%	—	—	1.2%
Morgan Stanley Investment Management Inc.(5)	32,411,985	9.7%	—	—	2.0%
Entities Affiliated with WestCap Management LLC(6)	18,044,712	5.4%	—	—	1.1%

*   Denotes less than 1%

**   Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to 20 votes per share, and each share of Class A common stock is entitled to one vote per share.

(1)	Includes options to acquire 7,024,488 shares of Class B common stock.
(2)	Includes 14,028,840 shares of Class A common stock owned by The UBMB LLC. Mr. Gaffney is the sole manager of this entity. The UBMB LLC is owned 1% by Mr. Gaffney, 1% by Mr. Gaffney’s spouse, and 98% by the CS Gaffney and KA Kames 2017 Irrevocable Trust, the beneficiaries of which are the children of Mr. Gaffney and his spouse.
(3)	Based on a Schedule 13D filed by Atlas Venture Fund IX, L.P. (“Atlas Fund IX”), Atlas Venture Associates IX, L.P. (“Atlas Associates IX”) and Atlas Venture Associates IX, LLC (“Atlas Associates IXLLC” and collectively, the “Atlas Reporting Persons”) on December 28, 2020, and after giving effect to the sale of 754,937 shares of Class A common stock in Skillz’s public offering completed on March 23, 2021. Atlas Associates IX is the sole general partner of Atlas Fund IX. Atlas Associates IX LLC is the sole general partner of Atlas Associates IX. Each of the Atlas Reporting Persons disclaims beneficial ownership of all shares except to the extent of its pecuniary interest, if any, therein. The business address of the Atlas Reporting Persons is 56 Wareham Street, Floor 3, Boston, MA 02118.
(4)	Based solely on a Schedule 13D filed by Wildcat Capital Management, LLC (“Wildcat”), Bonderman Family Limited Partnership (“BFLP”) and Leonard A. Potter (“Potter” and collectively, the “Wildcat Reporting Persons”) on March 23, 2021. Wildcat has voting and dispositive power over the shares held by BFLP pursuant to BFLP’s limited partnership agreement and an investment management agreement to which Wildcat and BFLP are parties. Potter is the sole member of, and is an officer of, Wildcat. Each of Wildcat and Potter may be deemed to be beneficially own the shares held by BFLP and expressly disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for BFLP is 301 Commerce Street, Suite 3150, Fort Worth, Texas 76102.
(5)	Based solely on a Schedule 13G filed on April 12, 2021 by Morgan Stanley and Morgan Stanley Investment Management Inc., a registered investment adviser and wholly owned subsidiary of Morgan Stanley (MSIM), whose business addresses are 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively.
(6)	Based on a Schedule 13D filed by Laurence A. Tossi (“Tossi”), WestCap Management, LLC (“WC Management”), WestCap Strategic Operator Fund GP (“WC SOF GP”), WestCap Strategic Operator Fun, L.P. (“WC SOF LP”), WestCap Skillz 2020 Co-Invest, LLC (“WC Skillz 2020 Co-Invest”), WestCap Skillz, LLC (“WC Skillz”), WestCap Skillz 2020-A, LLC (“WC Skillz 2020-A), WestCap Skillz 2020-A1, LLC (“WC Skillz 2020-A1”) and WestCap Skillz 2020, LLC (“WC Skillz 2020” and collectively, the “WC Reporting Persons”) on December 28, 2020, and after giving effect to the sale of 4,103,790 shares of Class A common stock in Skillz’s public offering completed on March 23, 2021. Tossi is the sole owner of each of WC Management and WC SOF GP. WestCap Management is the managing member of each of WC Skillz 2020 Co-Invest, WC Skillz and WC Skillz 2020. WC SOF GP is the general partner of WC SOF LP. WC SOF LP is the sole member of each of WC Skillz 2020-A and WC Skillz 2020-A1. Each of the WC Reporting Persons expressly disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The business address of each of the WC Reporting Persons is 590 Pacific Avenue, San Francisco, California 94133.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up 4,401,615 shares of our Class A common stock. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 334,115,276 shares of Class A common stock, outstanding as of July 30, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares Beneficially
	Owned Prior to the		Number of	Shares Beneficially Owned
	Offering		Shares Being	After the Offering
Name of Selling Securityholder	Shares	Percentage	Offered	Number	Percentage
Budagyan 2021 Children’s Trust(1)	3,240	*	3,240	—	—
Levon Budagyan(1)	86,408	*	86,408	—	—
Plug & Play Start Up Camp I, LLC(2)	33,031	*	33,031	—	—
Plug & Play Venture Group, LLC(2)	150,639	*	150,639	—	—
Walden Venture Capital VII, L.P.(3)	100,400	*	100,400	—	—
Walden Sprout Opportunities Fund-B, L.P.(3)	47,238	*	47,238	—	—
Commissaris 2011 Living Trust(4)	13,825	*	13,825	—	—
Anton Commissaris(4)	1,080,120	*	1,080,120	—	—
Seth Revocable Trust dated July 12, 1996(5)	11,010	*	11,010	—	—
Seraph Seed, LLC(6)	9,853	*	9,853	—	—
Laszlo Family 2000 Trust u/I dated October 4, 2000(7)	18,499	*	18,499	—	—
Fitzgerald-Moran Trust(8)	6,912	*	6,912	—	—
Camp One Ventures, LLC(9)	5,184	*	5,184	—	—
SV Frontier LLC(10)	82,695	*	82,695	—	—

	Shares Beneficially			Shares Beneficially
	Owned Prior to the		Number of	Owned
	Offering		Shares Being	After the Offering
Name of Selling Securityholder	Shares	Percentage	Offered	Number	Percentage
Scrum Ventures(11)	94,260	*	94,260	—	—
BMZ Investments, L.P.(12)	2,592	*	2,592	—	—
Artem Alexandrovich Abramyan(13)	25,337	*	25,337	—	—
Mark Kalygulov(14)	1,189,252	*	1,189,252	—	—
Sergey Yenvogan(15)	22,242	*	22,242	—	—
Sid Bhatt(16)	1,091,130	*	1,091,130	—	—
Jeffrey T. Hartlin(17)	1,728	*	1,728	—	—
Therese Moran(18)	42,889	*	42,889	—	—
Susan Moran(19)	77,073	*	77,073	—	—
Michele Culberson(20)	33,031	*	33,031	—	—
Marshall F Moran, Jr.(21)	33,031	*	33,031	—	—
Christine Moran(22)	9,505	*	9,505	—	—
Jason Hichcock(23)	7,344	*	7,344	—	—
Robert A. Claassen(24)	132,141	*	132,141	—	—
*	less than 1%
(1)	The business address of such holder is c/o Aarki, Inc. 530 Lakeside Drive #260, Sunnyvale, CA 94086.
(2)	The business address of such holder is 440 North Wolfe Road, Sunnyvale, CA 95014.
(3)	The business address of such holder is 750 Battery Street, 7th Floor, San Francisco, CA 94111.
(4)	The business address of such holder is 1 Brady Place, Menlo Park, CA 94025.
(5)	The business address of such holder is 270 San Leandro Way, San Francisco, CA 94127.
(6)	The business address of such holder is 152 Candler Drive, Decatur, GA 30030.
(7)	The business address of such holder is 3542 Sun Dridge Dr., Park City, UT 84060.
(8)	The business address of such holder is 140 Nova Drive, Piedmont, CA 94610.
(9)	The business address of such holder is 2830 Cahaba Road, Suite 100, Birmingham, AL 35223.
(10)	The business address of such holder is 35 Westmont Dr., Daly City, CA 94015.
(11)	The business address of such holder is 575 Market Street #1600, San Francisco, CA 94105.
(12)	The business address of such holder is P.O. Box 620839, Woodside, CA 94062.
(13)	The business address of such holder is 6016 Allium Pl., Newark, CA 94560.
(14)	The business address of such holder is 826 Santa Paula Ave., Sunnyvale, CA 94085.
(15)	The business address of such holder is 3401 Iron Point Dr. #318, San Jose, CA 95134.
(16)	The business address of such holder is 1219 W McKinley Ave #1, Sunnyvale, CA 94086.

(17)	The business address of such holder is 1095 Riverside Drive, Los Altos, CA 94024.
(18)	The business address of such holder is 51 Driftwood Court, San Rafael, CA 94901.
(19)	The business address of such holder is 2218 Mapleton Ave., Boulder, CO 80304.
(20)	The business address of such holder is 124 Alley Way, Mountain View, CA 94040.
(21)	The business address of such holder is 223 Yarborough Lane, Redwood City, CA 94061.
(22)	The business address of such holder is 4470 Golden Lane, Lake Oswego, OR 97035.
(23)	The business address of such holder is 501 Guerrero Street, Apt. 1, San Francisco, CA 94110.
(24)	The business address of such holder is 25720 Carado Court, Los Altos Hills, CA 94022.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock and warrants.

Selling Shareholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock in this offering. See “Plan of Distribution.”

SKILLZ MANAGEMENT

Board of Directors and Management

The following is a list of the persons who are Skillz’s directors and executive officers and their ages and positions.

Name	Age	Position
Andrew Paradise	39	Chief Executive Officer and Chairman of the Board
Casey Chafkin	36	Chief Revenue Officer and Director
Christopher F. Gaffney	58	Director
Harry E. Sloan	70	Director
Jerry Bruckheimer	77	Director
Kent Wakeford	52	Director
Miriam Aguirre	43	Chief Technology Officer
Ian Lee	44	Chief Financial Officer
Vandana Mehta-Krantz	52	Director

Andrew Paradise is the CEO, Chairman of the Board and founder of Skillz. Andrew has grown Skillz into the leading mobile games platform for fair, fun, and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Andrew is a thought leader, inventor, and serial entrepreneur with a successful track record. Prior to Skillz, Andrew founded AisleBuyer, which was best known for pioneering mobile self-checkout prior to its sale to Intuit (NASDAQ: INTU) in 2012. Andrew has been the founding inventor behind companies in different technology sectors ranging from eCommerce to image recognition to HR technology. He is a regular contributor to Forbes and has been featured in outlets such as The Wall Street Journal, BBC, Bloomberg, Fast Company, CNBC and was named to the San Francisco Business Times’ 40 Under 40 Class of 2018. Andrew has also spoken at preeminent conferences including SXSW, CES and GDC.

Casey Chafkin is the Chief Revenue Officer, Director and co-founder of Skillz. Casey has grown Skillz into the leading mobile games platform for fair, fun and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Prior to Skillz, Casey was the VP of Business Development for AisleBuyer (now Intuit GoPayment). He is an expert in mobile payments and performance marketing. Casey received his B.S. in economics from Duke University and his MBA from Harvard Business School. As a leader, entrepreneur, and co-founder, Casey has been featured in outlets such as CNBC, VentureBeat, and Silicon Valley Business Journal.

Christopher F. Gaffney has been an independent director of Skillz since March 2021. Mr. Gaffney co-founded Great Hill Partners, a private equity firm, in 1998 and serves as a Managing Partner. Over the course of his more than 30 year career in private equity, Mr. Gaffney has served on 45 boards and participated in over 50 acquisitions. Mr. Gaffney currently serves on the boards of directors of the following private companies: Terminus (a sales orchestration software provider), Varicent Software Inc. (a sales performance management software company), Intapp, Inc. (a professional services firm management software company), Enterprise DB (a provider of open-source database software), G/O Media, Inc. (a digital media company), Ikon Science (an oil and gas software company), Mission (an AWS Premier Consulting Partner and Managed Cloud Service Provider), Evolve IP (a cloud solutions provider), Paradox (an HR artificial intelligence company) and Locus Robotics (a robotic process automation company). He also serves on the board of Special Olympics of Massachusetts. Mr. Gaffney earned a B.S. in economics and accounting from Boston College. Mr. Gaffney’s acquisition experience, board experience and experience in technology companies make him a valued member of the Board.

Harry E. Sloan is a director of Skillz and was FEAC’s Chief Executive Officer and Chairman from January 2020 until the closing of the Business Combination. Most recently Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (Nasdaq: DEAC), which raised $400 million in its initial public offering in May 2019. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”) (Nasdaq: VDTH). From May 2016 to April 2018 Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as nonexecutive chairman until December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A. (“SBS”) (Nasdaq: SBTV), a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (“PRISA”) (NYSE: PRIS), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his B.A. degree from UCLA and J.D. Degree from Loyola Law School.

Jerry Bruckheimer has been an independent director of Skillz since February 2021. Mr. Bruckheimer has more than 40 years of experience as a film and television producer and a deep track record of success across the entertainment spectrum. One of the most successful film and television producers of all time, Mr. Bruckheimer’s productions include the “Pirates of the Caribbean,” “National Treasure,” “Bad Boys,” and “Beverly Hills Cop” franchises, “Black Hawk Down,” “Pearl Harbor,” “Remember the Titans,” “Armageddon,” “The Rock,” “Crimson Tide,” “Top Gun” and “Flashdance.” Mr. Bruckheimer also produced “CSI: Crime Scene Investigation”, “Without a Trace,” “Cold Case,” and “The Amazing Race.” Mr. Bruckheimer is also the producer of “Lucifer,” which was recently renewed by Netflix, and “High Town,” which was recently renewed by Starz. His films collectively have grossed more than $18 billion. Mr. Bruckheimer is the founder and chief executive officer of each of Jerry Bruckheimer, Inc., Jerry Bruckheimer Television, Inc. and Film Visions, Inc. He is also the co-founder of and an investor in the National Hockey League franchise Seattle Kraken. Since 2007, Mr. Bruckheimer served on the board of directors for privately-held ZeniMax, which was acquired by Microsoft in 2020 for $7.5 billion. Mr. Bruckheimer’s longstanding experience in the entertainment industry coupled with his experience as a director of a successful interactive gaming company make him a valued member of the Board.

Kent Wakeford is an independent director of Skillz and has more than 20 years of experience in the technology, digital media, ad tech, gaming and e-sports industries. Kent is the co-founder and Vice Chairman of Gen.G E-sports, which, according to Forbes, is the one of the most valuable e-sports team organizations in the world. Previously, Kent was Chief Operating Officer of Kabam, where he helped grow Kabam to a globally diverse company with over 1,000 employees in seven countries. Kabam games were played by over 500 million people around the world and generated over a billion dollars in revenue. Kent helped lead the sale of Kabam to Netmarble Games for $800 million. Prior to serving as Chief Operating Officer at Kabam, Kent was the co-founder and President of Integral Ad Science, the global market leader in digital ad verification which was acquired by Vista Equity Partners for $850 million. Kent is a co-inventor on over 60 patents in the game industry and a prolific industry spokesperson featured in Bloomberg, CNBC, The Wall Street Journal, Los Angeles Times, and ESPN. Kent currently holds board positions at Skillz, FanAI, Inc., B Site Inc. and Gen.G. Kent received an undergraduate degree from the University of California, Los Angeles and a Juris Doctorate from the University of Southern California.

Miriam Aguirre is the Chief Technology Officer at Skillz. Since joining the company in 2013, Miriam has helped grow Skillz into the leading mobile games platform for fair, fun, and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Miriam is committed to fostering a strong and diverse engineering team, earning recognition from publications including VentureBeat and CIO Magazine for her passion and efforts to bring diversity to gaming and technology. Miriam has also been welcomed as a speaker at industry conferences including Tech Inclusion, TwitchCon, Anita Borg’s Hopper x1 Seattle, and Lesbians Who Tech. A seasoned software engineer, she has also worked at companies including Financial Engines and Hewlett-Packard after earning her B.S. in Computer Science from Massachusetts Institute of Technology.

Ian Lee is the Chief Financial Officer of Skillz. Mr. Lee has served as Head of Investor Relations at Airbnb, Inc., a global marketplace where hosts offer guests stays and experiences on its platform, since 2019. Prior to Airbnb, Mr. Lee served as Vice President, Investor Relations at Atlassian Corporation Plc, a leading provider of team collaboration and productivity software, from 2015 to 2019.

Vandana Mehta-Krantz is an independent director of Skillz and has over 25 years of experience in finance leadership roles at multiple world-class organizations. Vanna qualifies for the Chartered Accountancy designation in Canada in 1990 and the Chartered Financial Analyst designation in 1997. Most recently, Vanna was the CFO of Disney Streaming Services during the preparation and successful launch of the highly anticipated Disney+ video streaming business. In that role, Vanna was responsible for scaling the technology and business functions globally, implementing the systems and processes to handle the new business line, planning and forecasting subscriber counts and financial results by country, as well as developing and publishing the operating metrics to run the business. Vanna was also the CFO and a board member for Bamtech Media, which launched ESPN+. Bamtech Media is an entity owned by Major League Baseball, National Hockey League, and The Walt Disney Company. In this role, she was responsible for establishing the accounting policies, the internal control environment and the audited financial statements, in addition to the financial operational duties for the sports video streaming business. Previously, she held three different divisional CFO roles at Thomson Reuters from 2007-2016 including the CFO of Reuters Media, the CFO of Institutional Equities and the CFO of Wealth Management division. Prior to 2007, Vanna held positions at Pricewaterhousecoopers, Merrill Lynch, Morgan Stanley and Credit Suisse. Vanna received a bachelor of mathematics from the University of Waterloo in Canada.

Controlled Company Exemption

Our Chief Executive Officer and Director, Andrew Paradise, beneficially owns a majority of the voting power of all outstanding shares of Skillz’s common stock. As a result, Skillz is a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. If Skillz ceases to be a “controlled company” and its shares continue to be listed on the NYSE, Skillz will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Skillz may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the Board

The standing committees of Skillz’s board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.

Skillz’s Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on our website at www.skillz.com. The information on, or otherwise accessible through, our website does not constitute a part of this proxy statement.

Audit Committee

Our Audit Committee consists of Vandana Mehta-Krantz (Chair), Christopher S. Gaffney and Kent Wakeford. Each member of the Audit Committee qualifies as an independent director under the NYSE corporate governance standards applicable to audit committee members and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Vandana Mehta-Krantz qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE. The purpose of the Audit Committee is to assist the Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) Skillz’s independent registered public accounting firm’s qualifications and independence, (4) the performance of Skillz’s internal audit function, (5) the performance of Skillz’s independent registered public accounting firm and (6) to prepare the audit committee report required by the SEC to be included in Skillz’s proxy statement.

Compensation Committee

The Compensation Committee consists of Kent Wakeford (Chair), and Vandana Mehta-Krantz. Each member of the Compensation Committee is independent under NYSE corporate governance standards applicable to compensation committee members and are “non-employee directors” as defined pursuant to Rule 16b-3 of the Exchange Act. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to (1) setting Skillz’s compensation program and compensation of its executive officers and directors, (2) monitoring Skillz’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in Skillz’s proxy statement under the rules and regulations of the SEC.

The Compensation Committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the Compensation Committee’s duties and responsibilities, or to engage independent counsel or other advisors as it deems necessary or appropriate to carry out its duties. The Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, as an independent compensation consultant in the last fiscal year to assist with advice on executive compensation, director compensation, and incentive plan design. Compensia did not provide any other material services (separate from consulting advice provided to the Compensation Committee) in 2020.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Andrew Paradise (Chair), Casey Chafkin and Kent Wakeford. The purpose of the Nominating Committee is to assist the Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to Skillz and (5) overseeing the evaluation of the Board and management.

Code of Business Conduct

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at www.skillz.com. The information on, or otherwise accessible through, our website does not constitute a part of this proxy statement. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. We are parties to certain transactions with Paradise described in “Certain Relationships and Related Party Transactions”. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Independence of the Board of Directors

NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that Vandana Mehta-Krantz, Kent Wakeford and Harry Sloan, representing three of Skillz’s five directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

SKILLZ’S EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This section provides an overview of Skillz’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2020 Skillz’s named executive officers (“Named Executive Officers” or “NEOs”) were:

●	Andrew Paradise, Chief Executive Officer;
●	Casey Chafkin, Chief Revenue Officer; and
●	Scott Henry[5], Chief Financial Officer.

The objective of Skillz’s compensation program is to provide a total compensation package to each NEO that will enable Skillz to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance.

Summary Compensation Table

The following Summary Compensation Table shows information concerning the annual compensation for services provided to Skillz by our NEOs for the years ended December 31, 2020 and December 31, 2019. Certain other information is provided in the narrative sections following the Summary Compensation Table.

					Non-Equity	All Other
				Option	Incentive Plan	Compensation
Name and Position	Year	Salary ($)(1)	Bonus ($)(2)	Awards ($)(3)	Compensation ($)	($)(4)	Total $
Andrew Paradise Chief Executive Officer	2020	$400,000	$3,935,000	$98,986,052	$—	$—	$103,321,052
	2019	$325,000	$—	$2,651,050	$200,000	$4,006	$3,180,056
Casey Chafkin Chief Revenue Officer	2020	$300,000	$487,500	$21,408,998	$—	$1,409	$22,197,907
	2019	$275,000	$—	$—	$100,000	$4,006	$379,006
Scott Henry(5) Chief Financial Officer	2020	$219,847	$200,000	$23,450,208	$—	$—	$23,870,055
(1)	The amounts reported in this column for 2020 include the value of shares of stock that Messrs. Paradise and Chafkin received in lieu of a portion of their base salary in 2020, as follows: (i) Mr. Paradise, $20,000; and (ii) Mr. Chafkin, $15,000. These shares of stock vested in full in accordance with their terms in October 2020.
(2)	The amounts reported in this column for 2020 include the following amounts: (a) transaction bonuses paid to each NEO in connection with the Business Combination: Mr. Paradise - $3,335,000;

5	On May 4, 2021, Scott Henry, the former Chief Financial Officer of Skillz and the Company entered into a transition and release agreement providing for Mr. Henry’s retirement from his position as Chief Financial Officer of the Company, effective June 20, 2021. Effective June 21, 2021, Ian Lee, 44, became Chief Financial Officer of the Company.

Mr. Chafkin — $112,500; and Mr. Henry — $50,000; (b) discretionary payouts to the NEOs under our annual bonus plan for 2020: Mr. Paradise — $600,000 (300% of target) and Mr. Chafkin — $375,000 (250% of target); and (c) for Mr. Henry, a one-time signing bonus equal to $150,000. The NEOs received the following aggregate transaction bonus opportunities in connection with the Business Combination: (i) Mr. Paradise — $6,670,000 (50% of which was paid at the time of closing, and 50% of which will be paid on December 16, 2021, subject to Mr. Paradise’s continued employment through such date); (ii) Mr. Chafkin — $450,000 (25% of which was paid at the time of closing, 25% of which will be paid on December 16, 2021 and 50% of which will be paid on June 16, 2022, subject to Mr. Chafkin’s continued employment through each such date; and (iii) Mr. Henry — $200,000 (25% of which was paid at the time of closing, 25% of which will be paid on December 16, 2021, and 50% of which will be paid on June 16, 2022, subject to Mr. Henry’s employment through each such date).

(3)	The amounts reported in this column for 2020 represent the aggregate grant date fair value of option awards granted to the NEOs, computed in accordance with FASB ASC Topic 718. See Note 10 to Skillz’s consolidated financial statements included in this Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(4)	The amounts reported in this column for 2020 represent 401(k) matching contributions.
(5)	Mr. Henry began his employment with Skillz on August 10, 2020 and as such, was not an NEO in 2019.

Base Salaries

Base salaries established for Skillz’s NEOs are paid to attract and retain qualified talent and are set at a level that is commensurate with each executive’s duties and authorities, contributions, prior experience and sustained performance. Our NEOs are entitled to the following annual base salaries:

2020 Base Salary ($)
Name	(Effective January 1, 2020)
Andrew Paradise	$400,000
Casey Chafkin	$300,000
Scott Henry(1)	$400,000
(1)	Mr. Henry’s 2020 base salary was effective as of his start date, which was August 10, 2020.

Annual Cash Bonuses

Annual cash bonuses are paid to incentivize the NEOs to achieve annual financial and operating performance metrics, at the discretion of the board of directors and for 2020, were based on the compensation committee’s assessment of each executive’s performance, including the successful completion of the Business Combination. For 2020, each of the NEOs had target bonuses equal to 50% of their respective base salaries ($200,000 for Mr. Paradise and Mr. Henry, and $150,000 for Mr. Chafkin).

Employee Benefits

The NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. Under this plan, Skillz matches 50% of each dollar contributed by a participant, up to the first 2% of eligible compensation, subject to tax limits. Skillz did not maintain any executive- specific benefit or perquisite programs in 2020.

Employee Stock Purchase Plan

In connection with the Business Combination, we adopted the ESPP, a broad-based benefit plan in which our employees, including our NEOs, may purchase shares of Skillz’s Class A common stock at up to a 15% discount. A total of 7,851,394 shares of Class A common stock are reserved for issuance pursuant to future grants under the ESPP, including 4,933,855 shares of Class A common stock initially reserved for issuance and an additional 2,917,539 shares of Class A common stock that were added to the share reserve as of January 1, 2021.

Employment Agreements

All of our NEOs are employees-at-will and none of them have employment agreements with Skillz.

Potential Payments Upon Termination or Change in Control

In connection with the Business Combination, we adopted the Skillz Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). The purpose of the Severance Plan is to: (i) provide financial support to a select group of senior-level executives of Skillz, including the NEOs, in the period following the termination of their employment, (ii) recognize the valuable contributions made by eligible employees to the Company, and (iii) help attract and retain highly qualified employees who are essential to the Company’s success. Under the Severance Plan, a covered executive who experiences a qualifying termination is eligible to receive severance benefits based on the executive’s years of service and position, consisting of (i) cash severance equal to an amount ranging from three to eighteen months’ base salary, and (ii) healthcare continuation payments for a period ranging from three to eighteen months. In addition, an executive who experiences a qualifying termination in connection with a change in control, as such term is defined in the Omnibus Plan, is eligible to receive a portion of their target bonus.

Pursuant to the Severance Plan, in the event of a termination without cause or for good reason (each as defined in the Severance Plan), not in connection with a change in control, (i) Mr. Paradise would be eligible to receive severance benefits equal to 12 months of continued base salary and continued health and welfare coverage for 12 months, and (ii) Mr. Chafkin would be eligible to receive severance benefits equal to nine months of continued base salary and continued health and welfare coverage for nine months. If the termination without cause or for good reason occurs within the three months prior to or 12 months following the consummation of a change in control (a “CIC Qualifying Termination”), the Severance Plan instead would provide (i) Mr. Paradise with 18 months of base salary, payable in a lump sum, 1.5 times his target bonus for the year of termination, and continued health and welfare coverage for 18 months, and (ii) Mr. Chafkin with 12 months of base salary, payable in a lump sum, their target bonuses for the year of termination, and continued health and welfare coverage for 12 months. The receipt of all severance benefits is subject to the NEO’s execution and non-revocation of a general release of claims.

The Severance Plan also provides that, in the event of a CIC Qualifying Termination, any outstanding and unvested time-based equity awards held by the NEOs under the Omnibus Plan will automatically vest in full, and any outstanding performance-vesting equity awards held by the NEOs under the Omnibus Plan will be treated as set forth in the Omnibus Plan and applicable award agreements.

The equity awards held by our NEOs that were granted under the Omnibus Plan in substitution for the pre-closing awards they had received under the Skillz Inc. 2017 Equity Incentive Plan (the “2017 Plan”), will also vest in full in the event of a termination by Skillz without cause or a resignation for good reason. For purposes of these awards, “good reason” means, without the NEO’s consent, (i) the material reduction by Skillz of the executive’s duties, authority or responsibilities, taken as a whole, (ii) a material reduction in the executive’s target annual cash compensation (other than pursuant to a company-wide salary reduction applicable to similarly situated employees), or (iii) a required relocation that increases the executive’s one-way commuting distance by more than 40 miles.

Certain 2021 Pay Actions

The compensation committee approved the following compensation adjustments for the NEOs, effective January 1, 2021, in light of the Company’s transition from a private company to a public company:

(i)	for Mr. Paradise, an increase in base salary to $525,000 and a target bonus of 100% of base salary;
(ii)	for Mr. Chafkin, an increase in base salary to $425,000 and a target bonus of 100% of base salary; and
(iii)	for Mr. Henry, an increase in base salary to $425,000 and a target bonus of 75% of base salary.

In addition, on March 4, 2021, the compensation committee approved a grant of 293,169 restricted stock units under the Omnibus Plan for Mr. Chafkin, vesting 25% on the first anniversary of the grant date, with the remainder vesting in substantially equal quarterly installments over the next three years, generally subject to Mr. Chafkin’s continued employment with the Company through each applicable vesting date.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows information regarding equity awards held by the NEOs that were outstanding as of December 31, 2020.

				Equity
				Incentive Plan
				Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities			Number of	Market Value
		Underlying	Underlying	Underlying			Shares or Units	of Shares or
		Unexercised	Unexercised	Unexercised	Option	Option	of Stock That	Units of Stock
		Options	Options	Unearned	Exercise	Expiration	Have Not	That Have Not
Name(1)	Grant Date(2)	Exercisable (#)	Unexercisable (#)(3)	Options (#)(4)	Price ($)	Date	Vested (#)(5)	Vested ($)(6)
Andrew Paradise	7/26/2017	6,585,457	439,031	—	$0.051	1/31/2027	—	$—
	4/29/2019	—	—	—	—	—	1,495,086	$29,901,720
	4/15/2020	—	—	—	—	—	9,921,314	$198,426,280
	12/16/2020	—	—	9,960,000	$17.68	12/16/2030	—	$—
Casey Chafkin	7/26/2017	1,646,360	109,758	—	$0.051	1/31/2027	—	$—
	11/5/2018	577,621	449,263	—	$0.39	11/4/2028	—	$—
	4/15/2020	—	—	—	$1.15	4/15/2030	1,852,695	$37,053,900
	12/16/2020	—	—	2,040,000	$17.68	12/16/2030	—	$—
Scott Henry	8/12/2020	—	2,757,886	—	$1.33	8/11/2030	—	$—
(1)	All outstanding equity awards as of December 31, 2020, as reported in this table, are denominated in (i) for Mr. Paradise, shares of Class B common stock, and (ii) for Messrs. Chafkin and Henry, shares of Class A common stock. As of the closing of the Business Combination, all outstanding pre-closing equity awards under the 2017 Plan were replaced by economically equivalent substitute awards under our new Omnibus Plan, and the share numbers and exercise prices of such awards are shown in this table on an as-converted basis.
(2)	This column shows the original grant dates for the awards that were substituted under the Omnibus Plan.
(3)	The stock options shown in this column vest (or vested) 25% on the first anniversary of the grant date or vesting commencement date and 6.25% in quarterly installments over the next three years.
(4)	The stock options shown in this column were awarded to Messrs. Paradise and Chafkin in connection with the closing of the Business Combination, and they vest as described under the heading “Closing Option Grants,” below.
(5)	The shares of restricted stock shown in this column vest (or vested) as follows:
●	On April 30, 2019, Mr. Paradise early exercised an option to purchase 2,990,172 shares of Class B common stock granted to him on April 29, 2019. The shares received upon such early exercise remained restricted in accordance with the terms of the original option grant and vest (or vested) in monthly installments over four years following the grant date. Mr. Paradise waived the automatic acceleration of vesting that would have occurred in connection with the closing of the Business Combination with respect to such restricted shares and as such, the restricted shares remain subject to their original vesting schedule. The number of shares reported in the table above reflects the number of shares that were unvested as of December 31, 2020.
●	On May 14, 2020, Mr. Paradise early exercised an option to purchase 9,921,314 shares of Class B common stock granted to him on April 15, 2020. The shares received upon such early exercise remained restricted in accordance with the terms of the original option grant and vest 25% on the first anniversary of the grant date and 6.25% in quarterly installments over the next three years. Mr. Paradise waived the automatic acceleration of vesting that would have occurred in connection with the closing of the Business Combination with respect to such restricted shares and as such, the restricted shares remain subject to their original vesting schedule.
●	On May 14, 2020, Mr. Chafkin early exercised an option to purchase 1,852,695 shares of Class B common stock granted to him on April 15, 2020. The shares received upon such early exercise remained restricted in accordance with the terms of the original option grant and vest 25% on the first anniversary of the grant date and 6.25% in quarterly installments over the next three years. Mr. Chafkin waived the automatic acceleration of vesting that would have occurred in connection with the closing of the Business Combination with respect to such restricted shares and as such, the restricted shares remain subject to their original vesting schedule.
(6)	For purposes of this table, the market value of unvested shares of restricted stock is determined by multiplying the number of shares by $20.00, the closing price of a share of Class A common stock on December 31, 2020.

2020 Pre-Business Combination Grants to NEOs

In 2020, prior to the closing of the Business Combination, the NEOs received stock option awards pursuant to the 2017 Plan, as summarized below:

●	Time-Vesting Options. Messrs. Paradise and Chafkin each received time-vesting options on April 15, 2020, which they early exercised on May 14, 2020. Upon such exercise, they each received restricted shares that remained subject to continued vesting. In connection with the closing of the Business Combination, these shares of restricted stock were substituted for shares of restricted stock under the Omnibus Plan, which will vest in accordance with the original vesting schedule applicable to the pre-substitution awards. Please see footnote 4 to the Outstanding Equity Awards Table for additional detail regarding these awards.
●	Milestone-Vesting Options. Mr. Chafkin received milestone-vesting options on April 15, 2020, which were subject to vesting based on the achievement of specified levels of “enterprise value” in connection with an “exit transaction” (each as defined in the applicable award agreements), ranging from $1.5 billion to $2.7 billion in enterprise value. Mr. Chafkin early exercised this milestone-vesting option on May 14, 2020 and received restricted shares that remained subject to vesting based on the applicable milestones. These performance goals were satisfied in full and the options or restricted shares, respectively, vested in full in connection with the closing of the Business Combination.

Closing Option Grants

In connection with the closing of the Business Combination (and as set forth in the “Outstanding Equity Awards Table” above), Messrs. Paradise and Chafkin each received, pursuant to the Omnibus Plan, nonqualified stock options to purchase, respectively, 9,960,000 shares of Class B common stock and 2,040,000 shares of Class A common stock. The options will vest in three equal increments as follows: (i) one-third (1/3) of the options will vest and become exercisable as of the date, following the grant date, that the volume weighted average price on the NYSE of a share of Class A common stock over a ten (10) trading day period (“VWAP”) equals or exceeds 3.0x the VWAP of the shares as of the closing date of the Business Combination, (ii) one-third (1/3) of the options will vest and become exercisable as of the date, following the grant date, that the VWAP of the shares equals or exceeds 4.0x the VWAP of the shares as of the closing date of the Business Combination, and (iii) one-third (1/3) of the options will vest and become exercisable as of the date, following the grant date, that the VWAP of the shares equals or exceeds 5.0x the VWAP of the shares as of the closing date of the Business Combination. The exercise price per share subject to these options is $17.68, the closing price of a share of Class A common stock on the closing date of the Business Combination.

Skillz Inc. 2020 Omnibus Incentive Plan

We established the Omnibus Plan in connection with the closing of the Business Combination in 2020. The purpose of the Omnibus Plan is: (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with Skillz’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants. The Omnibus Plan provides for the grant of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards. A total of 54,256,972 shares of Class A common stock and 12,077,144 shares of Class B common stock are reserved and available for issuance under the Omnibus Plan, including (i) 39,669,278 shares of Class A common stock initially reserved for issuance and an additional 14,587,694 shares of Class A common stock that were added to the share reserve as of January 1, 2021, and (ii) 8,172,581 shares of Class B common stock initially reserved for issuance and an additional 3,904,563 shares of Class B common stock that were added to the share reserve as of January 1, 2021.

Director Compensation Table

The following table provides information concerning the compensation of each non-employee director who served on Skillz’s board of directors in 2020.

	Fees Earned or		Option	All Other
Name	Paid in Cash ($)	Stock Awards	Awards	Compensation ($)	Total $
Kent Wakeford	—	$614,981	—	—	$614,981
Drew Tarlow(2)	—	—	—	—	$—
Ryan Moore(2)	—	—	—	—	$—
Laurence Tosi(2)	—	—	—	—	$—
Vandana Mehta-Krantz(3)	—	$614,981	—	—	$614,981
Harry E. Sloan	—	$614,981	—	—	$614,981
(1)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit (“RSU”) awards granted to the non-employee directors, computed in accordance with FASB ASC Topic 718. See Note 10 to Skillz’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards. As described below under “Director Compensation Program,” each of Messrs. Wakeford and Sloan and Ms. Mehta-Krantz received an initial RSU grant (consisting of 24,321 RSUs) and an annual RSU grant (consisting of 10,463 RSUs) under the Omnibus Plan in connection with the closing of the Business Combination. As of December 31, 2020, each of Messrs. Wakeford and Sloan and Ms. Mehta-Krantz held and aggregate of 34,784 outstanding and unvested RSUs.

(2)	Messrs. Tarlow, Moore, and Tosi ceased serving on the Board as of the closing of the Business Combination.
(3)	Ms. Mehta-Krantz began serving on the Board effective as of the closing of the Business Combination.

Director Compensation Program

Prior to the completion of the Business Combination, only one director, Kent Wakeford, had received compensation from Skillz for his service on the board of directors, in the form of a stock option granted in 2017, but did not receive any cash compensation.

In connection with the closing of the Business Combination, we adopted a new non-employee director compensation program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Skillz stock to further align their interests with those of our stockholders. The new program will provide the following compensation for non-employee directors going forward:

●	An annual cash retainer of $40,000;
●	An annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $9,000 for the chair of the nominating and corporate governance committee;
●	An annual cash retainer of $10,000 for members of the audit committee, $7,500 for members of the compensation committee and $4,500 for members of the nominating and corporate governance committee;
●	An initial grant of restricted stock units under the Incentive Plan with a target grant value of $430,000 upon each director’s election to office, which vests ratably an annual basis over four years;
●	An annual grant of restricted stock units under the Incentive Plan with a target grant value of $185,000 for each director who has completed six months’ service, which vests after one year; an
●	An additional annual cash retainer of $25,000 for serving as our non-executive chair and $15,000 for serving as our lead director, in each case, if applicable.

Each of Messrs. Wakeford and Sloan, and Ms. Mehta-Krantz received initial and annual grants of RSUs under the Omnibus Plan in connection with the closing of the Business Combination. The annual grants awarded at the closing were in lieu of the annual grants that would otherwise have been made at the time of our 2021 annual meeting of stockholders. With respect to Ms. Mehta-Krantz, the Board determined to waive the six-month service requirement normally applicable to annual RSU grants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Series E Financing

From April 15, 2020 through September 15, 2020, Skillz issued and sold an aggregate of 2,382,660 shares of its Series E Preferred Stock at a purchase price of $32.208 per share for aggregate consideration of approximately $76.7 million.

The participants in this convertible preferred stock financing included certain holders of more than 5% of Skillz’s capital stock and certain directors or their respective affiliates. The following table sets forth the aggregate number of shares of Series E Preferred Stock issued to these related parties in this convertible preferred stock financing:

	Shares of
	Series E	Total Purchase
Stockholder	Preferred Stock	Price
Andrew Paradise	6,497	$209,255.38
Bonderman Family Limited Partnership	62,097	$2,000,020.18
Accomplice Skillz 2020 Investors, LLC	93,145	$3,000,014.16
Liberty Global Ventures Group Ltd.	119,295	$3,842,253.36
Telstra Ventures Fund II, L.P.	130,137	$4,191,452.50
WestCap Skillz 2020, LLC	1,295,958	$41,740,215.26

Other Agreements and Promissory Notes

On April 29, 2019, Skillz entered into an Option Agreement with Paradise, pursuant to which Skillz granted Paradise options to purchase 12,007,118 shares of Class A common stock. On April 30, 2019, Paradise exercised his options to purchase 12,007,118 shares of Class A common stock. In connection with this exercise, Paradise issued Skillz a Promissory Note dated April 30, 2019, in the principal amount of $3,842,277.76.

On April 15, 2020, Skillz entered into an Option Agreement with Paradise, pursuant to which Skillz granted Paradise an option to purchase 13,279,768 shares of Class A common stock of Skillz. On May 14, 2020, Skillz entered into an Option Exercise Agreement with Paradise, pursuant to which Paradise exercised his option to purchase 13,279,768 shares of Class A common stock. In connection with this exercise, Paradise issued Skillz a Promissory Note dated May 14, 2020, in the principal amount of $11,420,600.48.

On April 15, 2020 Skillz entered an Option Agreements with Casey Chafkin, Skillz’s Chief Revenue Officer, pursuant to which Skillz granted Casey Chafkin an option to purchase 3,719,774 Class B common stock of Skillz (the “CRO Option Agreement”). On May 14, 2020, Skillz entered into certain Option Exercise Agreements with Casey Chafkin, pursuant to which Casey Chafkin exercised his option to purchase 3,719,774 shares of Class B common stock (the “CRO Option Exercise”) under and pursuant to Skillz’s 2017 Equity Incentive Plan. In connection with the CRO Option Exercise, Casey Chafkin issued Skillz a Promissory Note dated May 14, 2020, in the principal amount of $3,199,005.64 (the “CRO Promissory Note”).

In connection with the closing of the Business Combination, Skillz entered into note cancellation agreements (the “Note Cancellation Agreements”) with each of Paradise and Casey Chafkin. Pursuant to the Note Cancellation Agreements, each of the promissory notes issued by Founder and Casey Chafkin to Skillz were repaid and satisfied in full through the surrender of shares of capital stock of Skillz.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Skillz Class A common stock and warrants, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our securities pursuant to this offering and hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;
●	persons holding our securities shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
●	tax-exempt entities;

●	controlled foreign corporations; and
●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States as determined for United States federal income tax purposes;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.  If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Skillz Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Skillz Class A common stock and will be treated as described under “U.S. Holders  —  Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock.  Upon a sale or other taxable disposition of our Skillz Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Skillz Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Skillz Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Skillz Class A common stock generally will equal the U.S. Holder’s acquisition cost (or, in the case of Skillz Class A common stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such Skillz Class A common stock, as discussed below), less any prior distributions treated as a return of capital.

Exercise of a Warrant.  Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Skillz Class A common stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Skillz Class A common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Skillz Class A common stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Skillz Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Skillz Class A common stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Skillz Class A common stock received would equal the sum of the exercise price and the U.S. Holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Skillz Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.

Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Skillz Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant.  Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Skillz Class A common stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders  —  Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Skillz Class A common stock described in this prospectus under “Description of Skillz Securities  —  Warrants  —  Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Skillz Class A common stock. Your aggregate initial tax basis in the shares of Skillz Class A common stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Skillz Class A common stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions.  The terms of each warrant provide for an adjustment to the number of shares of Skillz Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Skillz Securities  —  Warrants  —  Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Skillz Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Skillz Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders  —  Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Skillz Class A common stock equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.  In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions.  In general, any distributions we make to a Non-U.S. Holder of shares of our Skillz Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Skillz Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders  —  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders  —  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Skillz Class A Common Stock and Warrants.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities shares unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-

U.S. Holder held our securities, and, in the case where shares of our Skillz Class A common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Skillz Class A common stock at any time within the shorter of the five- year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Skillz Class A common stock. There can be no assurance that our Skillz Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder on the sale, exchange or other disposition of our Skillz Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Skillz Class A common stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Possible Constructive Distributions.  The terms of each warrant provide for an adjustment to the number of shares of Skillz Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Skillz Securities  —  Warrants  —  Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Skillz Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Skillz Class A common stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders  —  Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Skillz Class A common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.  Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Skillz Class A common stock and warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.  Provisions commonly referred to as “FATCA” generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our Skillz Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Skillz Class A common stock held by an investor that is a non-financial Non-U.S.

entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

Possible Legislative Tax Changes

The foregoing summary of federal income tax law reflects provisions of recent legislation. However, because, Treasury Regulations and other official interpretations have not been issued with respect to a number of such provisions, their meaning is uncertain. In addition, legislation has been or may be proposed in Congress that might have a substantial and adverse effect on U.S and Non-U.S. Holders. U.S. and Non-U.S. Holders should consult with their own professional advisers as to all current and possible future proposals with respect to federal, state and local tax legislation and the effect, if any, that such legislation may have on an investment in our common stock and warrants. In addition, the U.S. federal income tax rate (and any other applicable tax rates) may increase during the ownership of the common stock and warrants and negatively affect the after-tax returns of the U.S. and Non-U.S. Holders. Among other proposed tax changes, the current U.S. presidential administration has proposed increasing the U.S. corporate income tax from its current 21% rate.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Securityholders of up to 4,401,615 shares of our Class A common stock, which are to be issued in a private placement in connection with, and as part of the consideration for, the Acquisition of Aarki. In the event the Acquisition is not consummated, then the shares of common stock will not be issued and Skillz will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the NYSE;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	short sales;
●	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;
●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
●	by pledge to secured debts and other obligations;
●	delayed delivery arrangements;
●	to or through underwriters or agents;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions; and
●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Certain of our stockholders have entered into lock-up agreements.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Investors’ Rights Agreement to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold, transferred, disposed of or exchanged in accordance with the registration statement.

Investors’ Rights Agreement

In connection with the closing of the Business Combination, certain FEAC stockholders and certain Old Skillz stockholders entered into an investors’ rights agreement (the “Investor Rights Agreement”) pursuant to which we are required to register for resale securities held by the stockholders party thereto. We have no obligation to facilitate more than one demand, made by Eagle Equity Partners II LLC, or its affiliates, that we register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by us. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Investors’ Rights Agreement. The Investors’ Rights Agreement also restricts the ability of each stockholder who is a party thereto to transfer its shares of Skillz common stock for a period of two years following the closing of the Business Combination, subject to certain permitted transfers. In general, 1,500,000 shares of Skillz common stock held by each stockholder who is a party to the Investors’ Rights Agreement and its affiliates will be released from the transfer restrictions each quarter beginning on the date that is six months following the closing of the Business Combination.

LEGAL MATTERS

Winston & Strawn LLP has passed upon the validity of the Skillz Class A common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

CHANGE IN AUDITOR

On December 16, 2020, the Board approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Withum Smith+Brown, PC (“WSB”) served as independent registered public accounting firm of FEAC prior to the Business Combination. Accordingly, WSB was informed that it would be replaced by EY as the Company’s independent registered public accounting firm.

The reports of WSB on FEAC’s, the Company’s legal predecessor, balance sheet as of January 24, 2020 and the statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from January 15, 2020 (date of inception) through September 30, 2020, there were no disagreements between the Company and WSB on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WSB, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the period from January 15, 2020 (date of inception) through September 30, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from January 15, 2020 (inception) to the date the Board approved the engagement of EY as the Company’s independent registered public accounting firm, FEAC did not consult with EY on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on FEAC’s consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

The Company provided WSB with a copy of the foregoing disclosures and requested that WSB furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of WSB’s letter, dated December 21, 2020, is filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.skillz.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

SKILLZ INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Skillz Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Skillz Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Restatement of 2020 Financial Statements

As discussed in Note 3 to the financial statements, the financial statements as of and for the year ended December 31, 2020 have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Redwood City, California

March 12, 2021

except for Note 3, as to which the date is

May 13, 2021

SKILLZ INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares and par value per share amounts)

	December 31,
	2020	2019
	(Restated)
Assets
Current assets:
Cash and cash equivalents	$262,728	$25,628
Prepaid expenses and other current assets	10,491	9,464
Total current assets	273,219	35,092
Property and equipment, net	5,292	3,648
Other long-term assets	3,910	116
Total assets	$282,421	$38,856
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,039	$2,944
Accrued professional fees	5,699	—
Other current liabilities	19,618	7,537
Total current liabilities	47,356	10,481
Common stock warrant liabilities	178,232	—
Long-term debt, non-current	—	9,628
Other long-term liabilities	46	82
Total liabilities	225,634	20,191
Commitments and contingencies (Note 8)
Stockholders’ equity:(1)
Preferred stock $0.0001 par value; 10 million shares authorized – 0 issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 292 million and 212 million shares issued and outstanding as of December 31, 2020 and 2019, respectively; Class B common stock – 125 million shares authorized; 78 million and 74 million shares issued and outstanding as of December 31, 2020 and 2019, respectively	37	29
Additional paid-in capital	295,065	108,892
Accumulated deficit	(238,315)	(90,256)
Total stockholders’ equity	56,787	18,665
Total liabilities and stockholders’ equity	$282,421	$38,856
(1)	Retroactively restated for the reverse recapitalization as described in Notes 1 and 4.

See accompanying Notes to the Consolidated Financial Statements.

SKILLZ INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for number of shares and per share amounts)

	Year Ended December 31,
	2020	2019	2018
	(Restated)
Revenue	$230,115	$119,872	$50,778
Costs and expenses:
Cost of revenue	12,281	5,713	2,112
Research and development	23,225	11,241	7,547
Sales and marketing	251,941	111,370	51,689
General and administrative	42,289	16,376	14,975
Total costs and expenses	329,736	144,700	76,323
Loss from operations	(99,621)	(24,828)	(25,545)
Interest expense, net	(1,325)	(2,497)	(2,190)
Change in fair value of common stock warrant liabilities	(23,049)	—	—
Other income (expense), net	(21,400)	3,720	(45)
Loss before income taxes	(145,395)	(23,605)	(27,780)
Provision for income taxes	115	—	—
Net loss	$(145,510)	$(23,605)	$(27,780)
Net loss per share attributable to common stockholders – basic and diluted(1)	$(0.49)	$(0.09)	$(0.12)
Weighted average common shares outstanding – basic and diluted(1)	294,549,146	261,228,108	236,040,717
(1)	Retroactively restated for the reverse recapitalization as described in Notes 1 and 4.

See accompanying Notes to the Consolidated Financial Statements.

SKILLZ INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)(1)

(In thousands, except for number of shares)

	Redeemable convertible								Total
	preferred stock		Preferred stock		Common stock		Additional	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	deficit	equity (deficit)
Balance at December 31, 2017	4,404,840	$17,040	13,621,802	$25,560	126,464,480	$1	$36	$(38,871)	$(13,274)
Retroactive application of recapitalization	(4,404,840)	(17,040)	(13,621,802)	(25,560)	102,694,176	22	42,578	—	17,040
Balance at December 31, 2017, after effect of reverse recapitalization (Note 4)	—	—	—	—	229,158,656	23	42,614	(38,871)	3,766
Issuance of Old Skillz redeemable convertible Series D preferred stock	—	—	—	—	16,705,320	2	18,216	—	18,218
Issuance of Old Skillz common stock upon exercise of stock options	—	—	—	—	4,036,200	—	192	—	192
Stock-based compensation	—	—	—	—	—	—	6,680	—	6,680
Net loss	—	—	—	—	—	—	—	(27,780)	(27,780)
Balance at December 31, 2018	—	—	—	—	249,900,176	25	67,702	(66,651)	1,076
Issuance of Old Skillz redeemable convertible Series D and Series D-1 preferred stock	—	—	—	—	23,718,385	3	39,757	—	39,760
Issuance of Old Skillz common stock upon exercise of stock options	—	—	—	—	3,485,844	—	197	—	197
Issuance of Old Skillz common stock upon early exercise of stock options with promissory note	—	—	—	—	8,970,518	1	(1)	—	—
Stock-based compensation	—	—	—	—	—	—	1,237	—	1,237
Net loss	—	—	—	—	—	—	—	(23,605)	(23,605)
Balance at December 31, 2019	—	—	—	—	286,074,923	29	108,892	(90,256)	18,665
Issuance of Old Skillz redeemable convertible Series E preferred stock	—	—	—	—	17,834,808	2	98,303	—	98,305
Issuance of Old Skillz common stock upon exercise of stock options	—	—	—	—	7,642,110	1	1,242	—	1,243
Conversion of Old Skillz preferred stock warrants	—	—	—	—	—	—	654	—	654
Issuance of Old Skillz common stock upon early exercise of stock options with promissory note	—	—	—	—	12,700,358	1	(1)	—	—
Surrender of Old Skillz common stock upon net settlement of promissory notes	—	—	—	—	(1,037,535)	—	—	—	—
Taxes paid related to net share settlement of Old Skillz equity awards	—	—	—	—	(1,102,746)	—	(13,404)	—	(13,404)
Issuance of Old Skillz convertible Series A, Series A-1 and Series B preferred stock upon exercise of warrants	—	—	—	—	2,860,974	1	1	—	2
Issuance of Old Skillz common stock upon exercise of warrants	—	—	—	—	726,063	—	382	—	382
Repurchase of Old Skillz common stock	—	—	—	—	(468,270)	—	—	(1,339)	(1,339)
Repurchase of Old Skillz preferred stock	—	—	—	—	(13,739)	(1)	—	(1,210)	(1,211)
Net Business Combination and PIPE financing (Restated)	—	—	—	—	44,580,578	4	75,239	—	75,243
Stock-based compensation	—	—	—	—	—	—	23,757	—	23,757
Net loss (Restated)	—	—	—	—	—	—	—	(145,510)	(145,510)
Balance at December 31, 2020 (Restated)	—	$—	—	$—	369,797,524	$37	$295,065	$(238,315)	$56,787
(1)	Retroactively restated for the reverse recapitalization as described in Notes 1 and 4.

See accompanying Notes to the Consolidated Financial Statements.

SKILLZ INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
	(Restated)
Operating Activities
Net loss	$(145,510)	$(23,605)	$(27,780)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,609	711	404
Stock-based compensation	23,757	1,237	6,680
Accretion of unamortized discount and amortization of issuance costs	558	2,139	1,287
Fair value adjustment of derivatives	21,463	(3,649)	45
Impairment charges	3,573	—	—
Change in fair value of common stock warrant liabilities	23,049	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(7,505)	(4,307)	(992)
Accounts payable	10,729	(54)	1,851
Other liabilities	12,045	5,591	1,557
Net cash used in operating activities	(56,232)	(21,937)	(16,948)
Investing Activities
Purchases of property and equipment, including internal-use software	(3,246)	(3,223)	(867)
Net cash used in investing activities	(3,246)	(3,223)	(867)
Financing Activities
Borrowings under debt agreements, net of issuance costs	—	9,563	19,920
Payments for issuance costs	(201)	—	—
Payments under debt agreements	(10,000)	(3,500)	(5,000)
Net cash contributions from Business Combination and PIPE Financing	246,484	—	—
Payments made towards offering costs	(1,993)	—	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	76,617	24,908	18,218
Proceeds from exercise of stock options and issuance of common stock	1,243	197	192
Proceeds from exercise of common stock warrants	382	—	—
Taxes paid related to net share settlement of equity awards	(13,404)	—	—
Payments made to repurchase common stock	(1,339)	—	—
Payments for redemption of preferred stock	(1,211)	—	—
Net cash provided by financing activities	296,578	31,168	33,330
Net change in cash, cash equivalents and restricted cash	237,100	6,008	15,515
Cash, cash equivalents and restricted cash – beginning of year	28,548	22,540	7,025
Cash, cash equivalents and restricted cash – end of year	$265,648	$28,548	$22,540
Supplemental cash flow data:
Cash paid during the period for:
Interest	$815	$269	$196
Noncash investing and financing activities:
Carrying value of long-term debt and accrued interest converted to redeemable convertible preferred stock	$—	$14,852	$—
Settlement of the Redeemable Convertible Series E preferred stock forward contract liability	$21,688	$—	$—
Deferred offering costs in accounts payable and accrued liabilities	$14,065	$—	$—
Payment of promissory notes through surrender of shares	$18,673	$—	$—

See accompanying Notes to the Consolidated Financial Statements.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

1. Description of the Business and Basis of Presentation

Business

On December 16, 2020 (the “Closing”), Flying Eagle Acquisition Corp. (“FEAC”), a publicly traded special purpose acquisition company, consummated the merger agreement (the “Merger Agreement”) dated September 1, 2020, by and among, FEAC, Merger Sub Inc., a Delaware corporation (“Merger Sub”), Skillz Inc., a Delaware corporation (“Old Skillz”) and Andrew Paradise (the “Founder”), solely in his capacity as the representative of the stockholders of Old Skillz.

Pursuant to the terms of the Merger Agreement, a business combination between FEAC and Old Skillz was effected through the merger of Merger Sub with and into Old Skillz, with Old Skillz surviving as the surviving company and a wholly-owned subsidiary of FEAC (the “Merger” and collectively with the other transaction described in the Merger Agreement, the “Business Combination”). On the Closing Date FEAC changed its name to Skillz Inc. (the “Company” or “Skillz”) and Old Skillz changed its name to Skillz Platform Inc.

Skillz Platform Inc. was originally formed as Professional Gaming, LLC on March 28, 2012, changed its name to Lookout Gaming, LLC on May 18, 2012, and to Skillz LLC on January 31, 2013, before converting to a Delaware corporation with the name Skillz Inc. on April 29, 2013.

Skillz is a mobile eSports platform, driving the future of entertainment by accelerating the convergence of sports, video games and media. The Company’s principal activities are to develop and support a proprietary online-hosted technology platform that enables independent game developers to host tournaments and provide competitive gaming activity (“Competitions”) to end-users worldwide.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Pursuant to the Merger Agreement, the merger between Merger Sub and Old Skillz was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, FEAC was treated as the “acquired” company and Old Skillz is treated as the acquirer for financial reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC are stated at historical cost, with no goodwill or other intangible assets recorded.

Old Skillz was determined to be the accounting acquirer based on the following predominant factors:

●	Old Skillz’s existing stockholders have the greatest voting interest in the Company;
●	The largest individual minority stockholder in the Company is an existing stockholder of Old Skillz;
●	Old Skillz’s directors represented the majority of the new board of directors of the Company;
●	Old Skillz’s senior management is the senior management of the Company; and

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

●	Old Skillz is the larger entity based on historical revenue and has the larger employee base.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old Skillz. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio of 0.7471 established in the Business Combination.

Comprehensive Loss

Through December 31, 2020, there are no components of comprehensive loss which are not included in net loss; therefore, a separate statement of comprehensive loss has not been presented.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Estimates are used in several areas including, but not limited to, stock-based compensation and valuation of Public and Private Common Stock Warrants. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Actual results could differ materially from these estimates.

Revenue Recognition

The Company generates substantially all its revenues by providing a service to the game developers aimed at improving the monetization of their game content. The monetization service provided by Skillz allows developers to offer multi-player competition to their end-users which increases end-user retention and engagement. Skillz provides developers with a software development kit (“SDK”) that they can download and integrate with their existing games. The SDK serves as a data interface between Skillz and the game developers that enables Skillz to provide monetization services to the developer.

The Company recognizes revenue for its services in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Revenues from Contracts with Customers

The Company applies the five-step model to achieve the core principle of ASC 606. The Company determined that its customer in the provision of its technology platform and services is the game developer. The Company’s ordinary activities consist of providing game developers services through access to its technology platform using the Skillz SDK. The SDK acts as an application programming interface enabling communication of data between Skillz and the game developers, which when integrated with the developer’s game content, facilitates end-user registration into Competitions, managing and hosting end-user Competition accounts, matching players of similar skill levels, collecting end-user entry fees, distributing end-user prizes, resolving end-user disputes pertaining to their participation in Competitions, and running third-party marketing campaigns (“Monetization Services”).

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

The Company provides Monetization Services to game developers enabling them to offer competitive games to their end-users. These activities are not distinct from each other as the Company provides an integrated service enabling the game developers to provide the competitive game service to the end-users, and as a result, they do not represent separate performance obligations. The Company is entitled to a revenue share based on total entry fees for paid Competitions, regardless of how they are paid, net of end-user prizes (i.e., winnings from the Competitions) and other costs to provide the Monetization services. The game developers’ revenue share, however, is calculated solely based upon entry fees paid by net cash deposits received from end-users. End-user incentives are not paid for by game developers. In addition, the Company reduces revenue for end-user incentives which are treated as a reduction of revenue.

The Company collects the entry fees and related charges from end-users on behalf of game developers using the end-user’s pre-authorized credit card or PayPal account and withholds its fees before making the remaining disbursement to the game developer; thus, the game developer’s ability and intent to pay is not subject to significant judgment.

Revenue is recognized at the time the performance obligation is satisfied by transferring control of the promised service in an amount that reflects the consideration that the Company expects to receive in exchange for the Monetization Services. The Company recognizes revenue upon completion of a game, which is when its performance obligation to the game developer is satisfied. The Company does not have contract assets or contract liabilities as the payment of the transaction price is concurrent with the fulfillment of the services. At the time of game completion, the Company has the right to receive payment for the services rendered. The Company’s agreements with game developers can generally be terminated for convenience by either party upon thirty days prior written notice, and in certain of our larger developer agreements, the developer, if required by the Company, must continue to make its games available on the platform for a period of up to twelve months. As the Company is able to terminate the developer agreements at its convenience, the Company has concluded the contract term for revenue recognition does not extend beyond the contractual notification period. The Company does not have any transaction price allocated to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2020, 2019 and 2018.

Games provided by two developer partners (A and B) accounted for 59% and 28% of the Company’s revenue in the year ended December 31, 2020. Games provided by two developer partners (A and C) accounted for 83% and 7% , and 70% and 16% of the Company’s revenue in years ended December 31, 2019 and 2018, respectively. The Company did not generate material international revenues in the years ended December 31, 2020, 2019, and 2018.

End-User Incentive Programs

To drive traffic to the platform, the Company provides promotions and incentives to end-users in various forms. Evaluating whether a promotion or incentive is a payment to a customer may require significant judgment. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue at the later of when revenue is recognized or when the Company pays or promises to pay the incentive. Promotions and incentives recorded as sales and marketing expense are recognized when the related cost is incurred by the Company. In either case, the promotions and incentives are recognized when they are used by end-users to enter into a paid Competition.

●	Marketing promotions and discounts accounted for as a reduction of revenue. These promotions are typically pricing actions in the form of discounts that reduce the end-user entry fees and are offered on behalf of the game developers. Although not required based on the Company’s agreement with its developers, the Company considers that the game developers have a valid expectation that certain incentives will be offered to end-users. The determination of a valid expectation is based on the evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

An example of an incentive for which the game developer has a valid expectation is Ticketz, which are a currency earned for every Competition played based on the amount of the entry fee. Ticketz can be redeemed for Bonus Cash. Another example is initial deposit Bonus Cash which is a promotional incentive that can be earned in fixed amounts when an end-user makes an initial deposit on the Skillz platform. Bonus Cash can only be used by end-users to enter into future paid entry fee Competitions and cannot be withdrawn by end-users.

For the years ended December 31, 2020, 2019, and 2018, the Company recognized a reduction of revenue of $51.3 million, $27.7 million, and $11.6 million, respectively, related to these end-user incentives.

●	Marketing promotions accounted for as sales and marketing expense. When the Company concludes that the game developers do not have a valid expectation that the incentive will be offered, the Company records the related cost as sales and marketing expense. The Company’s assessment is based on an evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements. These promotions are offered to end-users to draw, re-engage, or generally increase end-users’ use of the Company’s platform.

An example of this type of incentive is limited-time Bonus Cash offers, which are targeted to specific end-users, typically those who deposit more frequently or have not made a deposit recently, via email or in-app promotions. The Company targets groups of end-users differently, offering specific promotions it thinks will best stimulate engagement. Similar to Bonus Cash earned from a redemption of Ticketz or an initial deposit, limited-time Bonus Cash can only be used by end-users to enter into future paid entry fee competitions and cannot be withdrawn by end-users. The Company also hosts engagement marketing leagues run over a period of days or weeks, which award league prizes in the form of cash or luxury goods to end-users with the most medals at the end of the league. End-users accumulate medals by winning Skillz enabled paid entry fee Competitions. Skillz determines whether or not to run a league, what prizes should be awarded, over what time period the league should run, and to which end-users the prizes should be paid, all at its discretion. The league parameters vary from one league to the next and are not reasonably known to the game developers. League prizes in the form of cash can be withdrawn or used by end-users to enter into future paid entry fee Competitions.

For the years ended December 31, 2020, 2019, and 2018, the Company recognized sales and marketing expense of $91.5 million, $45.2 million, and $18.7 million, respectively, related to these end-user incentives.

Refunds

From time to time, the Company issues credits or refunds to end-users that are unsatisfied by the level of service provided by the game developer. There is no contractual obligation for the Company to refund such end-users nor is there a valid expectation by the game developers for the Company to issue such credits or refunds to end-users on their behalf. The Company accounts for credits or refunds, which are not recoverable from the game developer, as sales and marketing expenses when incurred.

Cost of Revenue

Cost of revenue primarily comprises of third-party payment processing fees, direct software costs, amortization of internal use software, hosting expenses, allocation of shared facility and other costs, and personnel expenses.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash and money market funds with maturities of three months or less when purchased.

Restricted cash maintained under an agreement that legally restricts the use of such funds is not included within cash and cash equivalents and is reported within other long-term assets and other current assets as of December 31, 2020 and 2019, respectively. Restricted cash is comprised of $2.9 million which is pledged in the form of a letter of credit for the Company’s new headquarters in San Francisco.

A reconciliation of the Company’s cash and cash equivalents in the consolidated balance sheets to cash, cash equivalents and restricted cash in the consolidated statement of cash flows as of December 31, 2020 and 2019 is as follows:

	December 31,
	2020	2019
Cash and cash equivalents	$262,728	$25,628
Restricted Cash included in other long-term assets and other current assets as of December 31, 2020 and 2019, respectively	2,920	2,920
Cash, cash equivalents and restricted cash	$265,648	$28,548

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents and restricted cash. Although the Company deposits its cash with multiple well-established financial institutions, the deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Level 3 — Unobservable inputs reflecting management’s estimate of assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Advertising and Promotional Expense

Advertising and promotional expenses are included in sales and marketing expenses within the statements of operations and are expensed when incurred. For the years ended December 31, 2020, 2019, and 2018, advertising expenses, not including marketing promotions related to the Company’s end-user incentive programs, were $136.8 million, $53.5 million, and $25.3 million, respectively.

Redeemable Convertible Preferred Stock

Prior to the Business Combination, preferred stock that was redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within the control of the Company was classified outside of permanent equity. Convertible preferred stock that was probable of becoming redeemable in the future was recorded at its maximum redemption amount at each balance sheet date, with adjustments to the redemption amount recorded through equity. The fair value of the redeemable convertible preferred stock was estimated primarily based on valuation methodologies which utilized certain assumptions, including probability weighting of events, recent sales of stock to external investors, volatility, time to liquidity, a risk free interest rate, and an assumption for a discount for lack of marketability, where applicable.

All redeemable convertible preferred stock previously classified outside of permanent equity was retroactively adjusted, converted into common stock, and reclassified to permanent equity as a result of the Business Combination. Additionally, changes to the redemption values of the redeemable convertible preferred stock were eliminated as a result of the retroactive adjustment. The Company recorded changes to the redemption value of its redeemable convertible preferred stock of $866.0 million, $62.5 million and $18.8 million in the year-to-date periods ended September 30, 2020, December 31, 2019 and December 31, 2018, respectively. The changes to the redemption values of the redeemable convertible preferred stock were previously presented as adjustments to net loss available to common stockholders for each of the respective periods ended. For further details regarding the accounting for the Business Combination, see Note 3.

Public and Private Common Stock Warrant Liabilities

As part of FEAC’s initial public offering, FEAC issued to third party investors 69.0 million units, consisting of one share of Class A common stock of FEAC and one-fourth of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of FEAC’s initial public offering, FEAC completed the private sale of 10,033,333 warrants to FEAC’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). In connection with the Business Combination, FEAC’s sponsor agreed to forfeit 5,016,666 Private Warrants. Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 17,249,977 Public Warrants and 5,016,666 Private Warrants remained outstanding as of December 31, 2020.

The Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company evaluated the Public and Private Common Stock Warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity (“ASC 815-40”), and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Public and Private Common Stock Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A stockholders. As there are two classes of common stock, not all of the stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Public Warrants and Private Warrants do not meet the conditions to be classified in equity. Since the Public and Private Common Stock Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations at each reporting date. Because the Public Warrants were publicly traded and thus had an observable market price in an active market, they were valued based on their trading price as of each reporting date.

The Private Warrants were valued using the Black-Scholes-Merton Option (“BSM”) pricing model that is based on the individual characteristics of the warrants on the valuation date, which include the Company’s stock price and assumptions for expected volatility, expected life and risk-free interest rate, as well as the present value of the minimum cash payment component of the instrument for the warrants, when applicable. Changes in the assumptions used could have a material impact on the resulting fair value of each warrant. The primary inputs affecting the value of the warrant liability are the Company’s stock price and volatility in the Company’s stock price, as well as assumptions about the probability and timing of certain events, such as a change in control or future equity offerings. Increases in the fair value of the underlying stock or increases in the volatility of the stock price generally result in a corresponding increase in the fair value of the warrant liability; conversely, decreases in the fair value of the underlying stock or decreases in the volatility of the stock price generally result in a corresponding decrease in the fair value of the warrant liability.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including its long-term debt, preferred stock and stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives and freestanding derivative financial instruments that are classified as assets or liabilities are recognized at fair value with changes in fair value recognized as a component of Other income (expense), net in the Statements of Operations. Bifurcated embedded derivatives and freestanding derivative financial instruments are classified within as Other long-term assets and Other current liabilities in the Company’s consolidated balance sheets.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards based on estimated grant-date fair values recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The compensation expense related to awards with performance conditions is recognized over the requisite service period when the performance conditions are probable of being achieved. The compensation expense related to awards with market conditions is recognized on an accelerated attribution basis over the requisite service period and is not reversed if

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

the market condition is not satisfied. See Note 12 for more information. The Company accounts for forfeitures as they occur. Stock-based awards granted to employees are primarily stock options.

The fair value of stock options that vest solely based on a service condition is determined by the BSM pricing model on the date of grant. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the BSM model, including the deemed fair value of common stock, expected term, expected volatility, risk-free interest rate, and dividend yield. These judgments are made as follows:

●	Fair value of common stock — Subsequent to the Business Combination, the fair value of the Company’s common stock is based on the closing market price on the date of grant. Prior to the Business Combination, the absence of an active market for the Company’s common stock required the Company to estimate the fair value of common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented.

The Company considered numerous factors in assessing the fair value of common stock prior to the Business Combination, including:

●	The results of contemporaneous unrelated third-party valuations of the Company’s common stock
●	The prices of the recent redeemable convertible preferred stock sales by the Company to investors
●	The rights, preferences, and privileges of preferred stock relative to those of common stock
●	Market multiples of comparable public companies in the industry as indicated by their market capitalization and guideline merger and acquisition transactions
●	The Company’s performance and market position relative to competitors, which may change from time to time
●	The Company’s historical financial results and estimated trends and prospects for the Company’s future performance
●	The economic and competitive environment
●	The financial condition, results of operations, and capital resources
●	The industry outlook
●	The valuation of comparable companies
●	The likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions
●	Any adjustments necessary to recognize a lack of marketability for the Company’s common stock
●	Precedent sales of or offers to purchase the Company’s capital stock
●	Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
●	Expected volatility — Given the limited market trading history prior to the Business Combination and no public market for the Company’s shares prior to the Business Combination, the expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group.
●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.
●	Expected dividend yield — The Company has not paid and does not expect to pay dividends. Consequently, the Company uses an expected dividend yield of zero.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

For awards with market conditions, the Company determines the grant date fair value utilizing a Monte Carlo valuation model, which incorporates various assumptions including expected stock price volatility, expected term, risk-free interest rates, expected date of a qualifying event, and expected capital raise percentage. Given the limited market trading history subsequent to the Business Combination and no public market for the Company’s shares prior to the Business Combination, the Company estimates the volatility of common stock on the date of grant based on the weighted average historical stock price volatility of comparable publicly-traded companies in its industry group. The Company estimates the expected term based on various exercise scenarios, as these awards are not considered “plain vanilla.” The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimates the expected date of a qualifying event and the expected capital raise percentage based on management’s expectations at the time of measurement of the award’s value.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

The Company records a valuation allowance to reduce deferred tax assets to the net amount that the Company believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company considered historical levels of income, expectations of future taxable income and ongoing tax planning strategies. Because of the uncertainty of the realization of the deferred tax assets, the Company recorded a full valuation allowance against deferred tax assets. Realization of deferred tax assets is dependent primarily upon future U.S. taxable income.

The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax positions for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Although the Company believes it has adequately reserved for the Company’s uncertain tax positions, the Company can provide no assurance that the final tax outcome of these matters will not be materially different. The Company evaluates its uncertain tax positions on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit and effective settlement of audit issues.

To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The provision for income taxes includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related lease. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. Upon

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

disposal of property and equipment, assets and related accumulated depreciation are removed from the accounts, and the related gain or loss is included in the results from operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. No impairment to any long-lived assets has been recorded in any of the periods presented.

The Company capitalizes certain costs related to developed or modified software solely for the Company’s internal use to deliver the Company’s services. The Company capitalizes costs during the application development stage once the preliminary project stage is complete, management authorizes and commits to funding the project, it is probable that the project will be completed, and that the software will be used to perform the function intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.

The following table presents the estimated useful lives of the Company’s property and equipment:

Property and Equipment	Useful Life
Computer equipment and servers	3 years
Capitalized internal-use software	3 years
Office equipment and other	5 years
Leased equipment and leasehold improvements	Lesser of estimated useful life or
remaining lease term

Leases

Leases are reviewed and classified as capital or operating at their inception. The Company records rent expense associated with its operating lease on a straight-line basis over the term of the lease.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Net loss available to common stockholders represents net loss attributable to common stockholders reduced by the allocation of earnings to participating securities. Losses are not allocated to participating securities as the holders of the participating securities do not have a contractual obligation to share in any losses. Diluted loss per share adjusts basic loss per share for the potentially dilutive impact of stock options, warrants, restricted stock, and contingently issuable earnout shares. As the Company has reported losses for all periods presented, all potentially dilutive securities including stock options, warrants and contingently issuable earnout shares, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The Company considers certain restricted shares of Class A Common stock issued upon exercise of executive stock options but subject to continued vesting requirements (Note 15) to be participating securities.

Net loss per share calculations for all periods prior to the Business Combination have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Subsequent to the Business Combination, net loss per share was calculated based on the weighted average number of common stock then outstanding.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019, and 2018, the Company did not have material revenue earned or assets located outside of the United States.

Recently Issued Accounting Pronouncements Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt  —  Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging  —  Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for public companies, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles  —  Goodwill and Other  —  Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The implementation costs incurred in a hosting arrangement that is a service contract should be presented as a prepaid asset in the balance sheet and expensed over the term of the hosting arrangement to the same line item in the statement of operations as the costs related to the hosting fees. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted for all entities, including adoption in any interim period. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after adoption. The Company will be required to adopt this standard in its annual period ending December 31, 2021 and is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 (Topic 326), Financial Instruments  —  Credit Losses. ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. Originally, ASU

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

2016-13 was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. An entity should apply the standard by recording a cumulative effect adjustment to retained earnings upon adoption. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments  —  Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This ASU defers the effective date of ASU 2016-13 for non-public companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements for future periods and has not elected early adoption.

In February 2016, the FASB issued ASU 2016-02 (Topic 842), Leases, and issued subsequent amendments to the initial guidance or implementation guidance including ASU 2017-13, 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively, including ASU 2016-02, “ASC 842”), which supersedes the guidance in topic ASC 840, Leases. The new standard requires lessees to classify leases as either finance or operating based on whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether related expenses are recognized based on the effective interest method or on a straight-line basis over the term of the lease. For any leases with a term of greater than 12 months, ASU 2016-02 requires lessees to recognize a lease liability for the obligation to make the lease payments arising from a lease, and a right-of-use asset for the right to use the underlying asset for the lease term. An election can be made to account for leases with a term of 12 months or less similar to existing guidance for operating leases under ASC 840. The new standard will also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For non-public entities, ASU No. 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the quantitative impact of adoption, and the related disclosure requirements. The Company expects that the adoption will result in the recognition of right-of-use assets and lease liabilities that were not previously recognized, which will increase total assets and liabilities on the Company’s balance sheet. The Company does not expect the adoption of Topic 842 to have a material impact to the statements of operations or to have any impact on its cash flows from operating, investing, or financing activities.

Recently Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and also improves consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company adopted this standard as of January 1, 2020, with no material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation  —  Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, which expands the scope of Topic 718, to include share-based payments issued to non-employees for goods or services. The new standard supersedes Subtopic 505-50. The Company adopted this standard as of January 1, 2020, with no material impact on the Company’s consolidated financial statements.

3. Restatement of Consolidated Financial Statements

On April 29, 2021, the Company, in consultation with its Audit Committee, concluded that, because of a misapplication of the accounting guidance applicable to Public and Private Common Stock Warrants acquired in connection with the Company’s Business Combination with FEAC in December 2020, the Company’s previously issued consolidated financial statements for the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its consolidated financial statements for the year ended December 31, 2020 included in this Annual Report.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

The Public and Private Common Stock Warrants subject to the misapplication of the applicable accounting guidance were originally issued as part of FEAC’s initial public offering.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s financial statements as opposed to equity, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period. Since they were acquired in connection with the Business Combination, the Company’s Public and Private Common Stock Warrants were accounted for as equity within the Company’s previously reported consolidated financial statements, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the Public and Private Common Stock Warrants should be classified as liabilities as of the acquisition date and reported at fair value with subsequent changes in fair value at each reporting period recognized as gains or losses through the consolidated statement of operations.

The material terms of the Public and Private Common Stock Warrants are more fully described in Note 10 — Common Stock Warrants. Amounts were restated in the following notes:

●	Note 2, Summary of Significant Accounting Policies
●	Note 4, Business Combination
●	Note 6, Fair Value Measurements
●	Note 13, Income Taxes
●	Note 15, Net Loss Per Share

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Impact of the Restatement

The impact of the restatement on the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the year ended December 31, 2020 is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously	Restatement
Consolidated Balance Sheet	Reported	Adjustment		As Restated

	(In Thousands, Except for Number of Shares and Par Value Per Share Amounts)
Assets
Total current assets	$273,219	$—		$273,219
Total assets	282,421	—		282,421
Liabilities and stockholders’ equity
Total current liabilities	47,356	—		47,356
Common stock warrant liabilities(1)	—	178,232		178,232
Total liabilities	47,402	178,232		225,634
Stockholders’ equity:(1)
Preferred stock $0.0001 par value; 10 million shares authorized – 0 issued and outstanding as of December 31, 2020 and 2019	—	—		—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 292 million and 212 million shares issued and outstanding as of December 31, 2020 and 2019, respectively; Class B common stock – 125 million shares authorized; 78 million and 74 million shares issued and outstanding as of December 31, 2020 and 2019, respectively	37	—		37
Additional paid-in capital	450,248	(155,183)	(1)	295,065
Accumulated deficit	(215,266)	(23,049)	(2)	(238,315)
Total stockholders’ equity	235,019	(178,232)		56,787
Total liabilities and stockholders’ equity	$282,421	$—		$282,421

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

	For the Year Ended December 31, 2020
	As Previously	Restatement
Consolidated Statement of Operations	Reported	Adjustment		As Restated

	(In Thousands, Except for Number of Shares and Per Share Amounts)
Revenue	$230,115	$—		$230,115
Total cost and expenses	$329,736	$—		$329,736
Loss from operations	$(99,621)	$—		$(99,621)
Change in fair value of common stock warrant liabilities	$—	$(23,049)	(2)	$(23,049)
Loss before income taxes	$(122,346)	$(23,049)		$(145,395)
Provision for income taxes	$115	$—		$115
Net loss	$(122,461)	$(23,049)		$(145,510)
Basic and diluted net loss per share	$(0.42)	$(0.07)		$(0.49)
Basic and diluted weighted-average common shares outstanding	294,549,146	—		294,549,146

	As of December 31, 2020
	As Previously	Restatement
Consolidated Statement of Stockholders’ Equity	Reported	Adjustment		As Restated

	(In Thousands)
Net Business Combination and PIPE Financing	$230,426	$(155,183)	(1)	$75,243
Net loss	$(122,461)	$(23,049)	(2)	$(145,510)
Balance at December 31, 2020	$235,019	$(178,232)		$56,787

	For the Year Ended December 31, 2020
	As Previously	Restatement
Consolidated Statement of Cash Flows	Reported	Adjustment		As Restated

	(In Thousands)
Net loss	$(122,461)	$(23,049)	(2)	$(145,510)
Change in fair value of common stock warrant liabilities	$—	$23,049	(2)	$23,049
Net cash used in operating activities	$(56,232)	$—		$(56,232)
(1)	Reclassification of common stock warrants from equity classified to liability classified.
(2)

Amounts represent the fair value adjustments related to the revaluation of liability classified common stock warrants and transaction costs and advisor fees incurred by Skillz attributable to the liability classified common stock warrants.

Subsequent Exercises

From January 1, 2021 through May 13, 2021, 9,518,203 of Public Warrants were exercised for total proceeds of $109.5 million.

4. Business Combination

As discussed in Note 1, on December 16, 2020, the Company consummated the Merger Agreement dated September 1, 2020, with Old Skillz surviving the merger as a wholly owned subsidiary of the Company.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Old Skillz common stock issued and outstanding were canceled and converted into the right to receive 0.7471 shares (the “Exchange Ratio”) of Common Stock. Unless otherwise stated, the Exchange Ratio was applied to the number of shares and share prices of Old Skillz throughout these consolidated financial statements.

At the effective time of the Business Combination (the “Effective Time”), and subject to the terms and conditions of the Merger Agreement, holders of 359,518,849 shares of Old Skillz (“Stock Election Shares”) received merger consideration in the form of 191,932,860 shares of the Company’s Class A common stock and 76,663,551 shares of the Company’s Class B common stock, and holders of 75,786,931 shares of Old Skillz (“Cash Election Shares”) received cash consideration of $566,204,152.

Pursuant to the Merger Agreement, Eagle Equity Partners II, LLC (the “Sponsor”) delivered 10,000,000 of its shares of FEAC Class B common stock into escrow that are subject to forfeiture if certain earnout conditions are not satisfied. If the earnout conditions are fully satisfied, 5,000,000 of such shares will be released to the Sponsor in the form of shares of the Company’s Class A common stock (the “Sponsor Earnout Shares”), and the other 5,000,000 shares will be released to the Old Skillz stockholders (the “Skillz Earnout Shares”, and collectively with the Sponsor Earnout Shares, the “Earnout Shares”), who will receive shares of the Company’s common stock as a result of the Business Combination in the form of shares of Class A common stock of the Company (other than the Founder and a trust for the benefit of his family members, who will receive shares of Class B common stock of the Company). The Earnout Shares are accounted for as equity classified equity instruments, were included as merger consideration as part of the Reverse Recapitalization, and recorded in Additional paid-in capital.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 635,000,000 shares, $0.0001 par value per share, of which, 500,000,000 shares are designated as Class A Common Stock, 125,000,000 shares are designated as Class B Common Stock, and 10,000,000 shares are designated as Preferred Stock.

In connection with the Business Combination, certain institutional investors (the “Investors”) purchased from the Company an aggregate of 15,853,052 shares of Class A Common Stock (the “Private Placement”), for a purchase price of $10.00 per share and an aggregate purchase price of $158.5 million (the “Private Placement Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of September 1, 2020.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FEAC was treated as the “acquired” company and Old Skillz is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC were stated at historical cost, with no goodwill or other intangible assets recorded.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of stockholders’ equity for the year ended December 31, 2020:

Recapitalization
Cash – FEAC trust and cash, net of redemptions	$689,979
Cash – Private Placement Financing	158,531
Non-cash net assets assumed from FEAC	—
Less: cash consideration paid to Old Skillz stockholders	(566,204)
Less: transaction costs and advisory fees incurred by FEAC	(35,822)
Net cash contributions from Business Combination and PIPE Financing	246,484
Less: non-cash fair value of Public and Private Common Stock Warrants (Restated)(1)	(155,183)
Less: non-cash net assets assumed from FEAC	—
Less: accrued transaction costs and advisor fees incurred by Skillz	(16,058)
Net Business Combination and PIPE financing (Restated)	$75,243
(1)Net of $1.0 million of transaction costs and advisor fees incurred by Skillz attributable to the Public and Private Common Stock Warrants.

The number of shares of common stock issued immediately following the consummation of the Business Combination (share numbers are not in thousands):

Recapitalization
Common stock, outstanding prior to Business Combination	69,000,000
Less: redemption of FEAC shares	(2,140)
Common stock of FEAC	68,997,860
FEAC sponsor shares	6,350,200
Earnout shares	10,000,000
Shares issued in Private Placement Financing	15,853,052
Business Combination and Private Placement Financing shares – Class A common stock	101,201,112
Old Skillz shares converted to New Skillz Class A common stock(1)	191,932,861
Old Skillz shares converted to New Skillz Class B common stock(2)	76,663,551
Total shares of common stock immediately after Business Combination	369,797,524
(1)

The number of Old Skillz shares converted to Class A common stock was determined from 332,690,933 shares of Old Skillz Class B common stock outstanding immediately prior to the closing of the Business Combination, including shares of redeemable convertible preferred stock, converted at the Exchange Ratio, less 56,620,419 shares of New Skillz stock which were repurchased from Old Skillz stockholders as part of the Business Combination. All fractional shares were rounded down.

(2)

The number of Old Skillz shares converted to Class B common stock was determined from the 102,614,847 shares of Old Skillz Class A common stock outstanding immediately prior to the closing of the Business Combination, including shares of convertible preferred stock, converted at the Exchange Ratio. All fractional shares were rounded down.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

5. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Credit card processing reserve	$5,854	$2,650
Prepaid expenses	3,772	2,460
Other current assets	865	4,354
Prepaid expenses and other current assets	$10,491	$9,464

The Company recorded an impairment charge of $3.4 million related to prepaid expenses and other current assets for the year ended December 31, 2020, in connection with a lease agreement for corporate facilities.

Property and Equipment, Net

Property and equipment consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Capitalized internal-use software	$6,167	$3,554
Computer equipment and servers	631	458
Furniture and fixtures	184	238
Leasehold improvements	114	143
Construction in progress	1,037	519
Total property and equipment	8,133	4,912
Accumulated depreciation and amortization	(2,841)	(1,264)
Property and equipment, net	$5,292	$3,648

Depreciation and amortization expense related to property and equipment was $1.6 million, $0.7 million, and $0.4 million in 2020, 2019, and 2018, respectively.

Other Current Liabilities

Other current liabilities consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Accrued sales and marketing expenses	$7,204	$1,630
Accrued compensation	3,825	2,531
End-user liability, net	2,789	1,418
Accrued developer revenue share	907	540
Other accrued expenses	4,893	1,418
Other current liabilities	$19,618	$7,537

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

6. Fair Value Measurements

As of December 31, 2020 and 2019, the recorded values of cash and cash equivalents, restricted cash and accounts payable approximate their respective fair values due to the short-term nature of the instruments.

Cash and cash equivalents held by the Company as of December 31, 2020 and 2019 were $262.7 million and $25.6 million, respectively, and were comprised of cash on hand and money market funds classified within Level 1 of the fair value hierarchy.

Forward Contract Liability

The Company had no outstanding forward contract liability as it was settled during the year ended December 31, 2020.

Prior to the Business Combination, the Company measured the Redeemable Convertible Series E preferred stock forward contract liability at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the Redeemable Convertible Series E preferred stock forward contract liability uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis in 2020 until settlement of the contract as additional data impacting the assumptions and estimates was obtained. Changes in the fair value of the redeemable convertible Series E preferred stock forward contract liability related to updated assumptions and estimates are recognized within Other income (expense), net in the consolidated statements of operations.

The table below reflects the fair value measurement of the Company’s Level 3 inputs as of September 10, 2020, the date on which the Redeemable Convertible Series E preferred forward contract liability was settled, prior to giving effect to the Business Combination:

	Fair Value as of	Valuation	Unobservable Input
	September 10, 2020	Technique	Description	Input
Redeemable Convertible Series E preferred stock forward contract liability	$21,688	Discounted cash flow	Fair value of Redeemable Convertible Series E preferred stock	$9.17

The following table presents changes in Level 3 liabilities measured at fair value for the year ended December 31, 2020:

Series E forward
contract liability
Fair value as of December 31, 2019	$—
Issuance of the Redeemable convertible Series E preferred stock forward contract liability	—
Change in fair value	21,688
Settlement of the Redeemable convertible Series E preferred stock forward contract liability	(21,688)
Fair value as of December 31, 2020	$—

The fair value of the redeemable convertible Series E preferred stock forward contract liability as of the September 10, 2020 settlement date was determined by multiplying the number of additional shares issued by the Company by the difference between the issuance price in accordance with the forward contract agreement and the estimated fair value of the redeemable convertible Series E preferred stock.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

Public and Private Common Stock Warrants

	Fair Value Measured as of December 31, 2020
Liabilities included in:	Level 1	Level 2	Level 3	Total
Public common stock warrants (Restated)	$124,545	$—	$—	$124,545
Private common stock warrants (Restated)	—	—	53,687	53,687
Total fair value (Restated)	$124,545	$—	$53,687	$178,232

As of December 16, 2020, the effective date of the Business Combination, the fair value of the Private Common Stock Warrants liability was $43.9 million. During the year ended December 31, 2020, the fair value of the Private Common Stock Warrants liability increased by $9.8 million. As of December 31, 2020, the fair value of the Private Common Stock Warrants was $53.7 million.

Earnout Shares

Pursuant to the Merger Agreement, FEAC delivered 10,000,000 of its shares of FEAC Class B common stock into escrow that are subject to forfeiture if certain earnout conditions described more fully in the Merger Agreement are not satisfied. If the earnout conditions are fully satisfied, 5,000,000 of such shares will be released to the Sponsor in the form of shares of Class A common stock of New Skillz, and the other 5,000,000 shares will be released to the Old Skillz stockholders, who will receive shares of New Skillz common stock as a result of the Business Combination in the form of shares of Class A common stock of

New Skillz (other than the Founder and a trust for the benefit of his family members, who will receive shares of Class B common stock of New Skillz), in each case as further described in the Merger Agreement. The fair value of the Earnout Shares of $172.3 million was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied. The Earnout Shares were included in the net consideration from the Business Combination and recorded in Additional paid-in capital with a corresponding offset to Additional paid-in capital. In January 2021, the earnout conditions were fully satisfied.

7. Long-Term Debt

Components of long-term debt were as follows as of December 31, 2020 and 2019:

	December 31,
	2020	2019
2019 Mezzanine Term Loan	$—	$10,000
Unamortized debt discount	—	(372)
Net carrying amount	$—	$9,628

2019 Mezzanine Term Loan

In December 2019, the Company entered into a mezzanine term loan for up to $40.0 million; $30.0 million of which is immediately available and an additional $10.0 million available upon the achievement of certain performance milestones (“2019 Mezzanine Term Loan”). No payments are due until the loan maturity date of December 2023.

The facility shall bear interest on the outstanding daily balance for each 2019 Mezzanine Term Loan advance at a floating per annum rate equal to the greater of five percentage points (5.0%) above the prime rate or 9.75%. In 2019, the Company drew $10.0 million of the $30 million immediately available from the 2019 Mezzanine Term Loan and used

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

the proceeds to pay off the outstanding balance and interest of a previous term loan. There are no financial covenants associated with the 2019 Mezzanine Term Loan.

In June 2020, the Company paid the $10.0 million outstanding principal amount related to the 2019 Mezzanine Loan, plus all accrued and unpaid interest. The Company recognized a loss on extinguishment of $0.4 million related to unamortized issuance costs within Interest expense in the consolidated statements of operations.

8. Commitments and Contingencies

Operating Leases

In November 2018, the Company entered into an operating lease agreement related to its office in Portland, Oregon, which requires monthly lease payments through May 2022.

In May 2019, the Company entered into an operating lease related to its new headquarters in San Francisco. The lease is through July 2029 and will result in a total of $25.6 million in future minimum lease payments, which exclude a tenant improvement allowance from the landlord of up to $2.5 million.

In December 2019, the Company entered into an operating lease related to additional office space in San Francisco. The lease is through March 31, 2021 and included a total of $8.8 million in minimum lease payments. The Company recorded an impairment charge of $3.4 million related to prepaid expenses and other current assets for the year ended December 31, 2020, in connection with this lease agreement.

The Company recognizes rent expense on a straight-line basis over the lease period and accounts for the difference between straight-line rent and actual lease payments as deferred rent. Rent expense for all facility leases was $6.5 million, $1.9 million, and $1.2 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Future minimum payments under the Company’s non-cancelable leases as of December 31, 2020, are as follows:

Operating
Lease Commitments
Year ended December 31,
2021	$4,528
2022	2,498
2023	2,368
2024	2,439
2025	2,513
Thereafter	11,795
Future minimum lease payments	$26,141

Legal Matters

The Company is a party to certain claims, suits, and proceedings which arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or range of loss. In the Company’s opinion, resolution of pending matters is not expected to have a material adverse impact on the results of operations, cash flows, or the Company’s financial position, as of December 31, 2020. Given the unpredictable nature of legal proceedings, there is a reasonable possibility that an unfavorable resolution of one or more such proceedings could in the future materially

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

affect the results of operations, cash flows, or financial position in a particular period. However, based on the information known by the Company, any such amount is either immaterial or it is not possible to provide an estimated range of any such possible loss.

9. Retirement Plans

401(k) Plan

The Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. Contributions for eligible employees for the year ended December 31, 2020 were $0.1 million. No contributions for eligible employees were made for the years ended December 31, 2019 and 2018.

10. Common Stock Warrants

As of December 31, 2020, the Company had 17,249,977 Public Warrants and 5,016,666 Private Warrants outstanding.

As part of FEAC’s initial public offering, 17,250,000 Public Warrants were sold. The Public Warrants entitle the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustments. The Public Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. The Public Warrants will expire at 5:00 p.m. New York City time on December 16, 2025, or earlier upon redemption or liquidation. The Public Warrants are listed on the NYSE under the symbol “SKLZ.WS.”

The Company may call the Public Warrants for redemption starting anytime, in whole and not in part, at a price of $0.01 per warrant, so long as the Company provides not less than 30 days’ prior written notice of redemption to each warrant holder, and if, and only if, the reported last sale price of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders provided there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants.

Simultaneously with FEAC’s initial public offering, FEAC consummated a private placement of 10,033,333 Private Warrants with FEAC’s sponsor. In connection with the Business Combination, FEAC’s sponsor agreed to forfeit 5,016,666 Private Warrants. Each Private Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the shares of Class A common stock issuable upon exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

11. Stockholders’ Equity

The consolidated statements of equity (deficit) reflect the Business Combination as defined in Note 1 as of December 16, 2020. As Old Skillz was deemed the accounting acquirer in the Business Combination with FEAC, all periods prior to the consummation date reflect the balances and activity of Old Skillz. The balances as of December 31,

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

2019 and 2018 from the consolidated financial statements of Old Skillz as of that date, share activity (redeemable convertible preferred stock, preferred stock, common stock, additional paid in capital, and accumulated deficit) and per share amounts were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 0.7471. All redeemable convertible preferred stock classified as redeemable equity was retroactively adjusted, converted into Class A common stock, and reclassified into permanent equity as a result of the Business Combination.

Common Stock

The Company’s amended and restated certificate of incorporation following the Business Combination authorizes the issuance of Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 20 votes per share. Shares of Class B common stock are convertible into an equivalent number of shares of Class A common stock and generally convert into shares of Class A common stock upon transfer. Any dividends paid to the holders of Class A common stock and Class B common stock will be paid on a pro rata basis. On a liquidation event, any distribution to common stockholders is made on a pro rata basis to the holders of the Class A common stock and Class B common stock.

As of December 31, 2020, the Company has authorized a total of 635 million shares, consisting of 500 million shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 125 million shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 10 million shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Old Skillz Warrants

As of December 31, 2020, the Company had 48,135 Old Skillz private warrants outstanding. These warrants are equity classified.

In connection with the Business Combination, the Old Skillz private warrants outstanding immediately prior to the Business Combination converted into warrants exercisable for New Skillz Class A common stock on the same terms and conditions as applied to the Old Skillz warrants, which were adjusted for the Exchange Ratio. The private warrants entitle the holder to purchase one share of Class A common stock at a price of $1.4991.

Old Skillz Convertible Preferred Stock

Immediately prior to the completion of the Business Combination on December 16, 2020, all outstanding shares of the Old Skillz’s Series A, Series A-1, and Series B convertible preferred stock converted into an aggregate 139.0 million shares of common stock. Each share of Old Skillz redeemable convertible preferred stock was converted to ten shares of Old Skillz common stock.

Old Skillz Redeemable Convertible Preferred Stock

In September 2019, the Company received $25.0 million in cash proceeds from the issuance of redeemable convertible Series D-1 preferred stock to a private investor at a price per share of $21.516. In conjunction with the issuance of the redeemable convertible Series D-1 preferred stock, $9.8 million of the convertible promissory notes issued in 2018, plus accrued interest, were converted into shares of redeemable convertible Series D-1 preferred stock. In March 2019, $5.0 million of the convertible promissory notes issued in 2018 plus accrued interest were converted into shares of redeemable convertible Series D preferred stock.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

In April and May 2020, the Old Skillz received $65.0 million in cash proceeds from the issuance of redeemable convertible Series E preferred stock to private investors at a price per share of $43.11. The Series E Stock Purchase Agreement required the Old Skillz to issue and sell, and the Series E investors to purchase, additional shares of redeemable convertible Series E preferred stock subsequent to the initial closing (the “redeemable convertible Series E preferred stock forward contract liability”). The Company concluded that the redeemable convertible Series E preferred stock forward contract liability met the definition of a freestanding financial instrument, as it was legally detachable and separately exercisable from the initial closing of the redeemable convertible Series E preferred stock. The forward contract liability had an immaterial value at the issue date.

In September 2020, the Old Skillz received $11.7 million in cash proceeds as settlement for the outstanding redeemable convertible Series E preferred stock forward contract liability and issuance of the underlying redeemable convertible Series E preferred stock to a private investor at a price per share of $43.11. During the year ended December 31, 2020, the Company recognized a non-cash charge of $21.7 million related to changes in the fair value of the redeemable convertible Series E preferred stock forward contract liability, which was included in Other income (expense), net in the consolidated statements of operations.

Immediately prior to the completion of the Business Combination on December 16, 2020, all outstanding shares of the Company’s Series C, Series D, Series D-1, and Series E redeemable convertible preferred stock converted into an aggregate 122.0 million shares of common stock.

Conversion of Old Skillz Preferred Stock and Redeemable Convertible Preferred Stock

All preferred stock and redeemable convertible preferred stock classified as redeemable was retroactively adjusted, converted into New Skillz Class A common stock each as a result of the Business Combination using the recapitalization exchange ratio of 0.7471. Redeemable convertible preferred stock was also reclassified into permanent equity as a result of the Business Combination. Based on the conversion price set forth in the Company’s certificate of incorporation, amended in June 2018 to effect for a 10-for-1 stock split of its common stock, the Conversion Rate in effect as of the Closing Date of the Business Combination was ten shares of Class B common stock for each share of preferred stock.

There were no redemption rights for the Series A, A-1, or B convertible preferred stock and the holders of these preferred shares could not unilaterally force a liquidation of the Company. Series C, Series D, Series D-1, Series E redeemable convertible preferred stock, redeemable convertible Series E preferred stock forward contract liability were redeemable at the option the of stockholder.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

12. Stock Based Compensation

The following table summarizes stock-based compensation expense recognized for the years ended December 31, 2020, 2019 and 2018, as follows:

	2020	2019	2018
Research and development	$6,110	$181	$361
Sales and marketing	4,505	111	114
General and administrative	13,142	945	6,205
Total stock-based compensation expense	$23,757	$1,237	$6,680

Equity Incentive Plans

2012, 2015, and 2017 Equity Incentive Plans

Prior to the Business Combination, the Company maintained a stock based compensation plan. Old Skillz’s 2012, 2015, and 2017 Equity Incentive Plans (the “Legacy Equity Incentive Plans”) provided for the grant of stock-based awards to purchase or directly issue shares of common stock to employees, directors and consultants. Options were granted at a price per share equal to the fair market value of the underlying common stock at the date of grant. Options granted to newly hired employees typically vest 25% on the first anniversary date of hire and ratably each quarter over the ensuing 36 month period. The maximum term for stock options granted under the Legacy Equity Incentive Plans may not exceed ten years from date of grant.

Each Old Skillz option from the Legacy Equity Incentive Plans that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to acquire a number of shares of Class A Common Stock (other than in the case of the Founder, who received options exercisable for Class B common stock of the Company) (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Old Skillz common stock subject to such Old Skillz option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Old Skillz option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Old Skillz option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.

Skillz Inc. 2020 Omnibus Incentive Plan

In December 2020, the Board of Directors of the Company adopted the Skillz Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan became effective upon consummation of the Business Combination and succeeds the Company’s Legacy Equity Incentive Plans. Under the 2020 Plan, the Company may grant stock-based awards to purchase or directly issue shares of common stock to employees, directors and consultants. Options are granted at a price per share equal to the fair market value of the underlying common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant. Restricted stock units (“RSUs”) are also granted under the 2020 Plan. These awards typically have a cliff vesting period of one year and continue to vest quarterly thereafter. The 2020 Plan permits the Company to deliver up to 47,841,859 shares of common stock pursuant to awards issued under the 2020 Plan, consisting of 15,000,000 shares which may be Class A and/or Class B common stock, 24,669,278 shares of Class A common stock and 8,172,581 shares of the Class B common stock. The total number of shares of Class A common stock and Class B Common stock, respectively, that will be reserved and that may be issued

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

under the 2020 Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total number of shares of Class A common stock and Class B common stock, respectively, outstanding on the last day of the prior calendar year.

Stock Options and Restricted Stock Units

Stock option and RSU activity, prices, and values adjusted by the Exchange Ratio, during the year ended December 31, 2020 is as follows (in thousands, except for share, per share, and contractual term data):

		Options Outstanding				Restricted Stock Units
	Number of
	Shares	Number of		Weighted-			Weighted-
	Available for	Shares	Weighted-	Average		Number of	Average
	Issuance	Outstanding	Average	Remaining	Aggregate	Plan	Grant Date
	Under the	Under the	Exercise	Contractual	Intrinsic	shares	Fair Value
	Plan	Plan	Price	Term (Years)	Value	outstanding	per share
Balance at December 31, 2019	3,855,385	38,794,307	$0.14	7.67	$13,056
Recapitalization Impact	(975,027)	(9,811,081)	0.05
Balance at December 31, 2019	2,880,358	28,983,226	$0.19	7.67	$13,056	—	$—
Additional shares authorized	62,903,028
Options and restricted stock units granted	(36,074,010)	35,732,754	6.70			341,256	17.68
Options exercised(1) and restricted stock units released	—	(20,138,817)	0.78			—	—
Options and restricted stock units canceled	5,791,227	(6,172,670)	0.51			—	—
Balance at December 31, 2020	35,500,603	38,404,493	$5.89	8.27	$542,074	341,256	$17.68
Exercisable at December 31, 2019		15,225,162	$0.08	6.85	$8,492
Exercisable at December 31, 2020		14,248,234	$0.18	6.45	$282,364
Unvested at December 31, 2019		13,758,064	$0.31	8.58	$4,564
Unvested at December 31, 2020		24,156,259	$9.25	9.34	$259,710
(1)	The number of options exercised includes early exercises related to the Executive grants noted below.

The number of unvested stock options as of December 31, 2020 and December 31, 2019 does not include 13.3 million and 8.2 million shares of restricted common stock issued upon the early exercise of the certain Executive grants described below.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

As of December 31, 2020, unrecognized stock-based compensation expense related to unvested stock options, restricted common stock, and RSUs was $156.9 million. The weighted-average period over which such compensation expense will be recognized is 3.53 years.

The aggregate intrinsic value of options exercised was $89.9 million, $1.4 million and $0.5 million during the years ended December 31, 2020, 2019 and 2018, respectively.

The assumptions used to estimate the fair value of stock options granted and the resulting fair values for the year ended December 31, 2020, 2019 and 2018 were as follows:

	2020	2019	2018
Expected volatility	45.00% – 50.00%	47.17% – 55.47%	47.69% – 49.17%
Risk-free interest rate	0.27% – 1.44%	1.57% – 2.64%	2.60% – 3.06%
Expected term (in years)	4.14 – 6.25	5.00 – 6.86	5.49 – 6.13
Expected dividend yield	—	—	—
Weighted average estimated fair value of stock options granted during the year	$5.06	$0.21	$0.11

Executive grants

Executive Grants below were retroactively adjusted to give effect of the Reverse Recapitalization Exchange Ratio of 0.7471.

2019 CEO Executive Grant

On April 29, 2019, the Board of Directors approved a grant to the Company’s co-founder and Chief Executive Officer of two separate options to purchase shares of Class A common stock at an exercise price of $0.43 per share.

The first option was to purchase 2,990,172 shares of Old Skillz Class A common stock, which vest subject to continuous service over a four-year period, whereby 1/48th of the shares vest each month. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The $1.7 million grant date fair value of this option, estimated based on the BSM pricing model, will be recognized as compensation expense over the requisite service period. As of December 31, 2020, the Company recognized $0.7 million in compensation expense related to this grant. In connection with the Business Combination, the CEO elected to waive the right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.

The second option was to purchase 5,980,344 shares of Old Skillz Class A common stock, which vest subject to continuous service and the achievement of eight market condition targets related to the valuation of the Company, ranging from $600 million to $2.7 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before April 29, 2023 (“Market Condition Grant”). The Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. The $0.9 million grant date fair value of the Market Condition Grant was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied. All compensation expense related to the Market Condition Grant was recognized during the year ended December 31, 2020 because the performance-based vesting condition was achieved.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

On April 30, 2019, the two separate options to purchase shares of Old Skillz Class A common stock were early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $3.8 million and bears interest at a rate of 2.55%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantees’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse. Accordingly, the promissory note was recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The total 8,970,517 shares issued related to the executive grants are included in common stock issued and outstanding within these consolidated financial statements, as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of common stock and a right to cumulative declared dividends. Immediately prior to the consummation of the Business Combination, the CEO surrendered a portion of these shares to pay off the promissory note and security agreement with the Company.

2020 CEO Executive Grant

On April 15, 2020, the Board of Directors approved a grant to the Company’s co-founder and Chief Executive Officer of options to purchase shares of Old Skillz Class A common stock at an exercise price of $1.15 per share.

The option was to purchase 9,921,314 shares of Old Skillz Class A common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service period is $21.5 million. As of December 31, 2020, the Company recognized $3.8 million in compensation expense related to this grant. In connection with the Business Combination, the CEO elected to waive the right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.

On May 14, 2020, the option to purchase shares of Old Skillz Class A common stock was early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $11.4 million and bears interest at a rate of 0.58%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantee’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse. Accordingly, the promissory note was recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The 9,921,314 shares issued related to the 2020 CEO Executive grants are included in common stock issued and outstanding within these consolidated financial statements as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of common stock and a right to cumulative declared dividends. Immediately prior to the consummation of the Business Combination, the CEO surrendered a portion of these shares to pay off the promissory note and security agreement with the Company.

2020 CRO Executive Grant

On April 15, 2020, the Board of Directors approved a grant to the Company’s co-founder and Chief Revenue Officer of two separate options to purchase shares of Class B common stock at an exercise price of $1.15 per share.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

The first option was to purchase 1,852,695 shares of Old Skillz Class B common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service period is $3.5 million. As of December 31, 2020, the Company recognized $0.6 million in compensation expense related to this grant. In connection with the Business Combination, the CRO elected to waive his right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.

The second option was to purchase 926,347 shares of Old Skillz Class B common stock, which vest subject to continuous service and the achievement of five market condition targets related to the valuation of the Company, ranging from $1.5 billion to $2.7 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before April 15, 2024 (“CRO Market Condition Grant”). The CRO Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. The $2.0 million grant date fair value of the CRO Market Condition Grant was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied. As of December 31, 2020, all compensation expense related to the CRO Market Condition Grant was recognized because the performance-based vesting condition was achieved through the consummation of the Business Combination.

On May 14, 2020, the two separate options to purchase shares of Old Skillz Class B common stock were early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $3.2 million and bears interest at a rate of 0.58%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantee’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse and recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The total 2,779,042 shares issued related to the co-founder grants are included in common stock issued and outstanding within these consolidated financial statements as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of common stock and a right to cumulative declared dividends. Immediately prior to the consummation of the Business Combination, the CRO surrendered a portion of these shares to pay off the promissory note and security agreement with the Company.

2020 CTO Executive Grant

On June 8, 2020, the Board of Directors approved a grant to the Company’s Chief Technology Officer of two separate options to purchase shares of Old Skillz Class B common stock at an exercise price of $1.33 per share.

The first option was to purchase 1,520,736 shares of Old Skillz Class B common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

over the requisite service period is $9.0 million. As of December 31, 2020, the Company recognized $0.9 million in compensation expense related to this grant. In connection with the Business Combination, the CTO elected to waive the right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.

The second option was to purchase 919,862 shares of Old Skillz Class B common stock, which vest subject to continuous service and the achievement of five market condition targets related to the valuation of the Company, ranging from $1.8 billion to $3.0 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before June 8, 2024 (“CTO Market Condition Grant”). The CTO Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. The $3.7 million grant date fair value of the CTO Market Condition Grant was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied. As of December 31, 2020, all compensation expense related to the CTO Market Condition Grant was recognized because the performance-based vesting condition was achieved through the consummation of the Business Combination.

Founders’ Option Agreements

In connection with the closing of the Business Combination, the Company entered into option agreements with each of the CEO and CRO (the “Option Agreements”) awarding options to purchase (i) 9,960,000 shares of New Skillz Class B common stock to the CEO and (ii) 2,040,000 shares of New Skillz Class A common stock to the CRO. The options will vest in three equal increments as follows (i) one-third (1/3) of the options shall vest and become exercisable as of the date, following the grant date, that the volume weighted average price on the NYSE over a ten (10) trading day period of underlying New Skillz Class A common stock (“VWAP”) equals or exceeds 3.0x the VWAP of the shares as of the Closing Date, (ii) one-third (1/3) of the options shall vest and become exercisable as of the date, following the grant date, that the VWAP of the shares equals or exceeds 4.0x the VWAP of the shares as of the Closing Date; and (iii) one-third (1/3) of the options shall vest and become exercisable as of the date, following the grant date, that the VWAP of the shares equals or exceeds 5.0x the VWAP of the shares as of the Closing Date. The $93.4 million grant date fair value of the Founders’ Options was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied. The significant inputs to the valuation included the Company’s Class A stock price and the risk-free interest rate as of the grant date, as well as the estimated volatility of the Company’s Class A common stock. As of December 31, 2020, the Company recognized $0.8 million in compensation expense related to these grants.

Other Stock-Based Compensation

During the year ended December 31, 2019, certain existing and new external investors acquired $0.7 million of outstanding Old Skillz Class B common stock from a current employee at a purchase price greater than the estimated fair value at the time of the transactions. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $0.5 million in general and administrative expense.

In April and May 2020, certain existing and new investors acquired $11.0 million of outstanding Old Skillz Class B common stock from employees. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $2.3 million in general and administrative, $0.7 million in sales and marketing, and $0.4 million in research and development.

In August 2020, the Company’s Board of Directors granted an executive officer 2,757,886 non-qualified stock options, which vest 25% on the one year anniversary of the start of the vesting period, and 6.25% after each three months of continuous service subsequent to the first year. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

period is $23.5 million. As of December 31, 2020, the Company recognized $2.3 million in compensation expense related to this grant.

13. Income Taxes

The Company has historically generated net operating losses in each of the tax jurisdictions in which it operates and has provided a valuation allowance against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets.

The provision for income taxes consists of the following:

	Year Ended December 31,
	2020	2019	2018
Current:
Federal	$—	$—	$—
State	115	—	—
Total Current	115	—	—
Deferred:
Federal	—	—	—
State	—	—	—
Total Deferred	—	—	—
Provision for income taxes	$115	$—	$—

A reconciliation of the Company’s effective tax rate to the statutory U.S. federal rate of 21% is as follows:

	Year Ended December 31,
	2020	2019	2018
	(Restated)
U.S. Federal provision (benefit)
At statutory rate	$(30,533)	$(5,956)	$(5,608)
State taxes	90	—	—
Valuation allowance	26,245	6,320	5,671
Stock based compensation	(7,257)	(182)	(141)
Permanent differences related to fair value adjustments	8,573	—	—
Other permanent differences	2,997	(182)	78
Total	$115	$—	$—

Deferred Tax Assets and Liabilities

Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes are as follows:

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$47,864	$21,309
Stock-based compensation	2,492	1,646
Reserves and accruals	1,239	513
Other	291	2
Total deferred tax assets	$51,886	$23,470
Less: valuation allowance	(51,859)	(23,455)
Deferred tax assets, net of valuation allowance	$27	$15
Deferred tax liabilities:
Fixed assets	(27)	(15)
Total deferred tax liabilities	$(27)	$(15)
Net deferred tax assets	$—	$—

A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. A full review of all positive and negative evidence needs to be considered. As of December 31, 2020 and 2019, the Company has provided a full valuation allowance on its deferred tax assets. The change in total valuation allowance from 2019 to 2020 was an increase of $28.4 million .

The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $201.3 million and $64.9 million, respectively, as of December 31, 2020. The federal and state net operating loss carryforwards, if not utilized, will expire beginning in 2033 and 2031, respectively. $165.3 million of the federal net operating loss carryforwards are not subject to expiration. Utilization of some of the federal and state net operating loss and credit carryforwards may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization. The Company has not performed a Section 382 study as of December 31, 2020.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES Act”) was signed into law. Among other things, the CARES Act permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. The CARES Act did not have a significant impact to the Company for any years.

On June 29, 2020, California Governor Newsom signed to law the state’s budget package which included Assembly Bill 85 (AB 85). AB 85 contained two major tax changes: (1) it suspends the usage of net operating losses (NOLs) for certain taxpayers; and (2) it limits certain business tax credits for tax years 2020, 2021, and 2022. Skillz is in a taxable loss position in 2020 and thus the bill has no impact on the 2020 provision. The Company will continue to monitor the impact of AB 85, if any, on future periods.

The Company files tax returns in the U.S., California, Massachusetts, and Oregon. The Company is not currently under examination in any of these jurisdictions and all its tax years remain open to examination due to net operating loss carryforwards. The Company does not have any reserves for uncertain tax positions.

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

14. Related-Party Transactions

Aside from preferred financing equity transactions discussed and Executive grants discussed in Note 10, the Company did not have any other significant related party transactions in the years ended December 31, 2020, 2019, and 2018.

15. Net Loss Per Share

Net loss per share calculations for all periods prior to the Business Combination have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Subsequent to the Business Combination, net loss per share was calculated based on the weighted average number of common stock then outstanding.

The Company computes net loss per share of the Class A Common Stock and Class B Common Stock using the two-class method required for participating securities. Basic and diluted loss per share was the same for each period presented as the inclusion of all potential Class A Common Stock and Class B Common Stock outstanding would have been antidilutive. Basic and diluted loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A Common Stock and Class B Common Stock (in thousands, except for share and per share data):

	Year Ended December 31,
	2020	2019	2018
	(Restated)
Numerator:
Net loss – basic and diluted	$(145,510)	$(23,605)	$(27,780)
Denominator:
Weighted average common shares outstanding – basic and diluted	294,549,146	261,228,108	236,040,717
Net loss per share attributable to common stockholders – basic and diluted	$(0.49)	$(0.09)	$(0.12)

The following outstanding common stock equivalents were considered antidilutive, and therefore, excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented (share numbers are not in thousands):

	Number of Securities
	Outstanding at December 31,
	2020	2019	2018
Convertible promissory notes	—	—	12,099,120
Common and preferred stock warrants	22,314,778	3,635,180	3,087,307
Common stock options	51,735,883	37,206,199	30,911,188
Restricted stock units	341,256	—	—
Earnout shares	10,000,000	—	—
Total	84,391,917	40,841,379	46,097,615

SKILLZ INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in tables are in thousands, unless otherwise noted)

Years Ended December 31, 2020, 2019, and 2018

16. Subsequent Events

In January 2021, the conditions for the release of the Earnout Shares were satisfied. The Sponsor will release 10,000,000 of its shares of FEAC Class B common stock from escrow as certain earnout conditions were satisfied. 5,000,000 of such shares will be released to the Sponsor in the form of shares of the Company’s Class A common stock and the other 5,000,000 shares will be released to the Old Skillz stockholders, who will receive shares of the Company’s common stock as a result of the Business Combination in the form of shares of Class A common stock of the Company (other than the Founder and a trust for the benefit of his family members, who will receive shares of Class B common stock of the Company).

SKILLZ INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except for number of shares and par value per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$692,778	$262,728
Warrant exercise receivable	1,185	—
Prepaid expenses and other current assets	14,608	10,491
Total current assets	708,571	273,219
Property and equipment, net	5,701	5,292
Other long-term assets	6,186	3,910
Total assets	$720,458	$282,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,071	$22,039
Accrued professional fees	725	5,699
Short-term common stock warrant liabilities	77,607	—
Other current liabilities	35,531	19,618
Total current liabilities	124,934	47,356
Long-term common stock warrant liabilities	60,688	178,232
Other long-term liabilities	24	46
Total liabilities	185,646	225,634
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock $0.0001 par value; 10 million shares authorized – 0 issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 328 million and 292 million shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; Class B common stock – 125 million shares authorized; 69 million and 78 million shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	39	37
Additional paid-in capital	906,275	295,065
Accumulated deficit	(371,502)	(238,315)
Total stockholders’ equity	534,812	56,787
Total liabilities and stockholders’ equity	$720,458	$282,421

See accompanying Notes to the Condensed Consolidated Financial Statements.

SKILLZ INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited, in thousands, except for number of shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$89,491	$58,878	$173,168	$102,437
Costs and expenses:
Cost of revenue	4,386	2,937	8,642	5,704
Research and development	10,140	4,518	17,422	8,884
Sales and marketing	99,523	52,369	195,846	99,194
General and administrative	25,432	11,642	52,716	16,475
Total costs and expenses	139,481	71,466	274,626	130,257
Loss from operations	(49,990)	(12,588)	(101,458)	(27,820)
Interest expense, net	(25)	(957)	(49)	(1,273)
Change in fair value of common stock warrant liabilities	(29,595)	—	(31,703)	—
Other income (expense), net	80	(6,584)	130	(6,533)
Loss before income taxes	(79,530)	(20,129)	(133,080)	(35,626)
Provision for income taxes	65	28	107	53
Net loss	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Net loss per share attributable to common stockholders – basic and diluted	$(0.21)	$(0.07)	$(0.36)	$(0.13)
Weighted average common shares outstanding – basic and diluted	385,945,332	289,823,175	371,519,800	284,054,689

(1)	Retroactively restated for the reverse recapitalization as described in Notes 1 and 3.

See accompanying Notes to the Condensed Consolidated Financial Statements.

SKILLZ INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY(1)

(Unaudited, in thousands, except for number of shares)

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	equity
Balance at December 31, 2019	—	$—	286,074,923	$29	$108,892	$(90,256)	$18,665
Issuance of common stock upon exercise of stock options	—	—	829,348	—	241	—	241
Stock-based compensation	—	—	—	—	357	—	357
Net loss	—	—	—	—	—	(15,522)	(15,522)
Balance at March 31, 2020	—	—	286,904,271	29	109,490	(105,778)	3,741
Issuance of redeemable convertible Series E preferred stock	—	—	15,091,869	2	64,877	—	64,879
Issuance of common stock upon exercise of stock options	—	—	1,029,833	—	130	—	130
Issuance of common stock upon exercise of stock options with promissory note	—	—	12,700,357	1	—	—	1
Repurchase of common stock	—	—	(270,599)	—	—	(543)	(543)
Stock-based compensation	—	—	—	—	5,546	—	5,546
Net loss	—	—	—	—	—	(20,157)	(20,157)
Balance at June 30, 2020	—	$—	315,455,731	$32	$180,043	$(126,478)	$53,597

Balance at December 31, 2020	—	$—	369,797,524	$37	$295,065	$(238,315)	$56,787
Issuance of common stock upon exercise of stock options	—	—	268,426	—	12	—	12
Issuance of common stock upon exercise of warrants and other, net	—	—	8,741,863	—	172,519	—	172,519
Net cash contributions from follow-on offering	—	—	17,000,000	2	402,238	—	402,240
Stock-based compensation	—	—	—	—	10,945	—	10,945
Net loss	—	—	—	—	—	(53,592)	(53,592)
Balance at March 31, 2021	—	—	395,807,813	39	880,779	(291,907)	588,911
Issuance of common stock upon exercise of stock options	—	—	235,054	—	97	—	97
Issuance of common stock upon exercise of warrants and other, net	—	—	628,576	—	9,625	—	9,625
Stock-based compensation	—	—	—	—	15,774	—	15,774
Net loss	—	—	—	—	—	(79,595)	(79,595)
Balance at June 30, 2021	—	$—	396,671,443	$39	$906,275	$(371,502)	$534,812

(1)	Retroactively restated for the reverse recapitalization as described in Notes 1 and 3.

See accompanying Notes to the Condensed Consolidated Financial Statements.

SKILLZ INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net loss	$(133,187)	$(35,679)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,102	635
Stock-based compensation	26,719	5,903
Accretion of unamortized discount and amortization of issuance costs	19	539
Fair value adjustment of derivatives	—	6,589
Impairment charges	—	3,395
Change in fair value of common stock warrant liabilities	31,703	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(4,417)	(3,024)
Accounts payable	(2,701)	3,737
Accrued professional fees	(119)	—
Other liabilities	15,891	8,589
Net cash used in operating activities	(64,990)	(9,316)
Investing Activities
Purchases of property and equipment, including internal-use software	(1,508)	(1,875)
Investment in non-marketable equity securities	(2,000)	—
Net cash used in investing activities	(3,508)	(1,875)
Financing Activities
Payments for debt issuance costs	—	(201)
Payments under debt agreements	—	(10,000)
Proceeds from issuance of common stock in follow-on offering, net of underwriting commissions, and offering costs	402,139	—
Payments made towards offering costs	(13,221)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	64,877
Proceeds from exercise of stock options and issuance of common stock	109	371
Proceeds from exercise of common stock warrants	109,521	—
Payments made to repurchase common stock	—	(543)
Net cash provided by financing activities	498,548	54,504
Net change in cash, cash equivalents and restricted cash	430,050	43,313
Cash, cash equivalents and restricted cash – beginning of year	265,648	28,548
Cash, cash equivalents and restricted cash – end of year	$695,698	$71,861
Supplemental cash flow data:
Cash paid during the period for:
Interest	$30	$785
Noncash investing and financing activities:
Deferred offering costs in accounts payable and accrued liabilities	$725	$—
Warrant exercise receivable	$1,185	$—
Warrant liability reclassified to additional paid-in capital	$71,640	$—

See accompanying Notes to the Condensed Consolidated Financial Statements.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

1. Description of the Business and Basis of Presentation

Business

Skillz is a mobile eSports platform, driving the future of entertainment by accelerating the convergence of sports, video games and media. The Company’s principal activities are to develop and support a proprietary online-hosted technology platform that enables independent game developers to host tournaments and provide competitive gaming activity (“Competitions”) to end-users worldwide.

The Company was originally incorporated in Delaware on March 2, 2020 as a special purpose acquisition company under the name Flying Eagle Acquisition Corp. (“FEAC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving FEAC and one or more businesses. On December 16, 2020 (the “Closing”), the Company consummated the merger agreement (the “Merger Agreement”) dated September 1, 2020, by and among, FEAC, Merger Sub Inc., a Delaware corporation (“Merger Sub”), Skillz Inc., a Delaware corporation (“Old Skillz”) and Andrew Paradise (the “Founder”), solely in his capacity as the representative of the stockholders of Old Skillz.

Pursuant to the terms of the Merger Agreement, a business combination between FEAC and Old Skillz was effected through the merger of Merger Sub with and into Old Skillz, with Old Skillz surviving as the surviving company and a wholly-owned subsidiary of FEAC (the “Merger” and collectively with the other transaction described in the Merger Agreement, the “Business Combination”). On the closing date of the Business Combination, FEAC changed its name to Skillz Inc. (the “Company” or “Skillz”) and Old Skillz changed its name to Skillz Platform Inc. The Company’s common stock is now listed on the NYSE under the symbol “SKLZ” and warrants to purchase the common stock at an exercise price of $11.50 per share are listed on the NYSE under the symbol “SKLZ.WS.”

Skillz Platform Inc. was originally formed as Professional Gaming, LLC on March 28, 2012, changed its name to Lookout Gaming, LLC on May 18, 2012, and to Skillz LLC on January 31, 2013, before converting to a Delaware corporation with the name Skillz Inc. on April 29, 2013.

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Pursuant to the Merger Agreement, the merger between Merger Sub and Old Skillz was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, FEAC was treated as the “acquired” company and Old Skillz is treated as the acquirer for financial reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC are stated at historical cost, with no goodwill or other intangible assets recorded.

Old Skillz was determined to be the accounting acquirer based on the following predominant factors:

●	Old Skillz’s existing stockholders have the greatest voting interest in the Company;
●	The largest individual minority stockholder in the Company is an existing stockholder of Old Skillz;

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

●	Old Skillz’s directors represented the majority of the new board of directors of the Company;
●	Old Skillz’s senior management is the senior management of the Company; and
●	Old Skillz is the larger entity based on historical revenue and has the larger employee base.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old Skillz. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio of 0.7471 established in the Business Combination.

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of the Company’s management, necessary for the fair presentation of the results of operations for the interim periods. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, as filed with the SEC on May 13, 2021.

Comprehensive Loss

Through June 30, 2021, there are no components of comprehensive loss which are not included in net loss; therefore, a separate statement of comprehensive loss has not been presented.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Estimates are used in several areas including, but not limited to, stock-based compensation and valuation of Public and Private Common Stock Warrants. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Actual results could differ materially from these estimates.

Revenue Recognition

The Company generates substantially all its revenues by providing a service to the game developers aimed at improving the monetization of their game content. The monetization service provided by Skillz allows developers to offer multi-player competition to their end-users which increases end-user retention and engagement. Skillz provides developers with a software development kit (“SDK”) that they can download and integrate with their existing games. The SDK serves as a data interface between Skillz and the game developers that enables Skillz to provide monetization services to the developer.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

The Company recognizes revenue for its services in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Revenues from Contracts with Customers

The Company applies the five-step model to achieve the core principle of ASC 606. The Company determined that its customer in the provision of its technology platform and services is the game developer. The Company’s ordinary activities consist of providing game developers services through access to its technology platform using the Skillz SDK. The SDK acts as an application programming interface enabling communication of data between Skillz and the game developers, which when integrated with the developer’s game content, facilitates end-user registration into Competitions, managing and hosting end-user Competition accounts, matching players of similar skill levels, collecting end-user entry fees, distributing end-user prizes, resolving end-user disputes pertaining to their participation in Competitions, and running third-party marketing campaigns (“Monetization Services”).

The Company provides Monetization Services to game developers enabling them to offer competitive games to their end-users. These activities are not distinct from each other as the Company provides an integrated service enabling the game developers to provide the competitive game service to the end-users, and as a result, they do not represent separate performance obligations. The Company is entitled to a revenue share based on total entry fees for paid Competitions, regardless of how they are paid, net of end-user prizes (i.e., winnings from the Competitions) and other costs to provide the Monetization Services. The game developers’ revenue share, however, is calculated solely based upon entry fees paid by net cash deposits received from end-users. End-user incentives are not paid for by game developers. In addition, the Company reduces revenue for end-user incentives which are treated as a reduction of revenue.

The Company collects the entry fees and related charges from end-users on behalf of game developers using the end-user’s pre-authorized credit card or PayPal account and withholds its fees before making the remaining disbursement to the game developer; thus, the game developer’s ability and intent to pay is not subject to significant judgment.

Revenue is recognized at the time the performance obligation is satisfied by transferring control of the promised service in an amount that reflects the consideration that the Company expects to receive in exchange for the Monetization Services. The Company recognizes revenue upon completion of a game, which is when its performance obligation to the game developer is satisfied. The Company does not have contract assets or contract liabilities as the payment of the transaction price is concurrent with the fulfillment of the services. At the time of game completion, the Company has the right to receive payment for the services rendered. The Company’s agreements with game developers can generally be terminated for convenience by either party upon thirty days prior written notice, and in certain of our larger developer agreements, the developer, if required by the Company, must continue to make its games available on the platform for a period of up to twelve months. As the Company is able to terminate the developer agreements at its convenience, the Company has concluded the contract term for revenue recognition does not extend beyond the contractual notification period. The Company does not have any transaction price allocated to performance obligations that are unsatisfied (or partially satisfied) as of June 30, 2021 and 2020.

Games provided by two developer partners accounted for 42% and 40% of the Company’s revenue in the three months ended June 30, 2021 and 61% and 28% of the Company’s revenue in the three months ended June 30, 2020.

Games provided by two developer partners accounted for 42% and 40% of the Company’s revenue in the six months ended June 30, 2021 and 66% and 21% of the Company’s revenue in the six months ended June 30, 2020. In the three and six months ended June 30, 2021 and 2020, the Company generated less than 10% of its revenue from users outside of North America.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

End-User Incentive Programs

To drive traffic to the platform, the Company provides promotions and incentives to end-users in various forms. Evaluating whether a promotion or incentive is a payment to a customer may require significant judgment. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue at the later of when revenue is recognized or when the Company pays or promises to pay the incentive. Promotions and incentives recorded as sales and marketing expense are recognized when the related cost is incurred by the Company. In either case, the promotions and incentives are recognized when they are used by end-users to enter into a paid Competition.

●	Marketing promotions and discounts accounted for as a reduction of revenue. These promotions are typically pricing actions in the form of discounts that reduce the end-user entry fees and are offered on behalf of the game developers. Although not required based on the Company’s agreement with its developers, the Company considers that the game developers have a valid expectation that certain incentives will be offered to end-users. The determination of a valid expectation is based on the evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements.

An example of an incentive for which the game developer has a valid expectation is Ticketz, which are a virtual currency earned for every Competition played based on the amount of the entry fee (“Ticketz”). Ticketz can be redeemed for prizes, including bonus cash prizes, a promotional incentive that cannot be withdrawn and can only be used by end-users to enter into paid entry fee contests (“Bonus Cash”). Another example is initial deposit Bonus Cash which is a promotional incentive that can be earned in fixed amounts when an end-user makes an initial deposit on the Skillz platform. Bonus Cash can only be used by end-users to enter into future paid entry fee Competitions and cannot be withdrawn by end-users.

For the three months ended June 30, 2021 and 2020, the Company recognized a reduction of revenue of $18.7 million and $13.6 million, respectively, related to these end-user incentives. For the six months ended June 30, 2021 and 2020, the Company recognized a reduction of revenue of $36.2 million and $23.6 million, respectively, related to these end-user incentives.

●	Marketing promotions accounted for as sales and marketing expense. When the Company concludes that the game developers do not have a valid expectation that the incentive will be offered, the Company records the related cost as sales and marketing expense. The Company’s assessment is based on an evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements. These promotions are offered to end-users to draw, re-engage, or generally increase end-users’ use of the Company’s platform.

An example of this type of incentive is limited-time Bonus Cash offers, which are targeted to specific end-users, typically those who deposit more frequently or have not made a deposit recently, via email or in-app promotions. The Company targets groups of end-users differently, offering specific promotions it thinks will best stimulate engagement. Similar to Bonus Cash earned from a redemption of Ticketz or an initial deposit, limited-time Bonus Cash can only be used by end-users to enter into future paid entry fee competitions and cannot be withdrawn by end-users. The Company also hosts engagement marketing leagues run over a period of days or weeks, which award league prizes in the form of cash or luxury goods to end-users with the most medals at the end of the league. End-users accumulate medals by winning Skillz enabled paid entry fee Competitions. Skillz determines whether or not to run a league, what prizes should be awarded, over what time period the league should run, and to which end-users the prizes should be paid, all at its discretion. The league parameters vary from one league to the next and are not reasonably known to the game developers. League prizes in the form of cash can be withdrawn or used by end-users to enter into future paid entry fee Competitions.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

For the three months ended June 30, 2021 and 2020, the Company recognized sales and marketing expense of $42.0 million and $21.5 million, respectively, related to these end-user incentives. For the six months ended June 30, 2021 and 2020, the Company recognized sales and marketing expense of $75.3 million and $37.2 million, respectively, related to these end-user incentives.

Refunds

From time to time, the Company issues credits or refunds to end-users that are unsatisfied by the level of service provided by the game developer. There is no contractual obligation for the Company to refund such end-users nor is there a valid expectation by the game developers for the Company to issue such credits or refunds to end-users on their behalf. The Company accounts for credits or refunds, which are not recoverable from the game developer, as sales and marketing expenses when incurred.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash and money market funds with maturities of three months or less when purchased.

Restricted cash maintained under an agreement that legally restricts the use of such funds is not included within cash and cash equivalents and is reported within other long-term assets. Restricted cash is comprised of $2.9 million which is pledged in the form of a letter of credit for the Company’s new headquarters in San Francisco.

A reconciliation of the Company’s cash and cash equivalents in the Condensed Consolidated Balance Sheet to cash, cash equivalents and restricted cash in the Condensed Consolidated Statement of Cash Flows is as follows:

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$692,778	$262,728
Restricted cash included in other long-term assets	2,920	2,920
Cash, cash equivalents and restricted cash	$695,698	$265,648

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 — Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

●	Level 3 — Unobservable inputs reflecting management’s estimate of assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Investment in Non-Marketable Equity Securities

The Company has elected to measure its investments in non-marketable equity securities at cost, with remeasurements to fair value only upon the occurrence of observable price changes in orderly transactions for the identical or similar securities of the same issuer, or in the event of any impairment. This election is reassessed each reporting period to determine whether non-marketable equity securities have a readily determinable fair value, in which case they would no longer be eligible for this election. The Company evaluates its non-marketable equity securities for impairment at each reporting period based on a qualitative assessment that considers various potential impairment indicators. Impairment indicators might include, but would not necessarily be limited to, a significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee, a significant adverse change in the regulatory, economic, or technological environment of the investee, a bona fide offer to purchase, an offer by the investee to sell, or a completed auction process for the same or similar securities for an amount less than the carrying amount of the investments in those securities. If an impairment exists, a loss is recognized in the consolidated statements of operations for the amount by which the carrying value exceeds the fair value of the investment. Gains and losses resulting from the remeasurement of non-marketable equity securities, including impairment, are recorded through other income (expense), net in the consolidated statement of operations. The Company includes investments in non-marketable equity securities within other long-term assets on the consolidated balance sheets.

Advertising and Promotional Expense

Advertising and promotional expenses are included in sales and marketing expenses within the statements of operations and are expensed when incurred, not including marketing promotions related to the Company’s end-user incentive programs. Advertising expenses were $47.1 million and $25.6 million during the three months ended June 30, 2021 and 2020, respectively, and $101.6 million and $52.6 million during the six months ended June 30, 2021 and 2020, respectively.

Redeemable Convertible Preferred Stock

Prior to the Business Combination, preferred stock that was redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within the control of the Company was classified outside of permanent equity. Convertible preferred stock that was probable of becoming redeemable in the future was recorded at its maximum redemption amount at each balance sheet date, with adjustments to the redemption amount recorded through equity.

All redeemable convertible preferred stock previously classified outside of permanent equity was retroactively adjusted, converted into common stock, and reclassified to permanent equity as a result of the Business Combination. Additionally, changes to the redemption values of the redeemable convertible preferred stock were eliminated as a result of the retroactive adjustment. The Company recorded changes to the redemption value of its redeemable convertible preferred stock of $409.5 million in the year-to-date period ended June 30, 2020. The changes to the redemption values of the redeemable convertible preferred stock were previously accounted for as adjustments to net loss available to common stockholders for each of the respective periods ended. For further details regarding the accounting for the Business Combination, see Note 3.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

Public and Private Common Stock Warrant Liabilities

As part of FEAC’s initial public offering, FEAC issued to third party investors 69.0 million units, consisting of one share of Class A common stock of FEAC and one-fourth of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of FEAC’s initial public offering, FEAC completed the private sale of 10,033,333 warrants to FEAC’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). In connection with the Business Combination, FEAC’s sponsor agreed to forfeit 5,016,666 Private Warrants. Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 7,623,436 Public Warrants and 5,016,666 Private Warrants remained outstanding as of June 30, 2021.

The Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company evaluated the Public and Private Common Stock Warrants under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, (“ASC 815-40”), and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Public and Private Common Stock Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A stockholders. As there are two classes of common stock, not all of the stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Public Warrants and Private Warrants do not meet the conditions to be classified in equity. Since the Public and Private Common Stock Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations at each reporting date. Because the Public Warrants were publicly traded and thus had an observable market price in an active market, they were valued based on their trading price as of each reporting date.

The Private Warrants were valued using the Black-Scholes-Merton Option (“BSM”) pricing model that is based on the individual characteristics of the warrants on the valuation date, which include the Company’s stock price and assumptions for expected volatility, expected life and risk-free interest rate, as well as the present value of the minimum cash payment component of the instrument for the warrants, when applicable. Changes in the assumptions used could have a material impact on the resulting fair value of each warrant. The primary inputs affecting the value of the warrant liability are the Company’s stock price and volatility in the Company’s stock price, as well as assumptions about the probability and timing of certain events, such as a change in control or future equity offerings. Increases in the fair value of the underlying stock or increases in the volatility of the stock price generally result in a corresponding increase in the fair value of the warrant liability; conversely, decreases in the fair value of the underlying stock or decreases in the volatility of the stock price generally result in a corresponding decrease in the fair value of the warrant liability.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including its long-term debt, preferred stock and stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives and freestanding derivative financial instruments that

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

are classified as assets or liabilities are recognized at fair value with changes in fair value recognized as a component of Other income (expense), net in the Statements of Operations. Bifurcated embedded derivatives and freestanding derivative financial instruments are classified within as Other long-term assets and Other current liabilities in the Company’s Consolidated Balance Sheets.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards based on estimated grant-date fair values recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The compensation expense related to awards with performance conditions is recognized over the requisite service period when the performance conditions are probable of being achieved. The compensation expense related to awards with market conditions is recognized on an accelerated attribution basis over the requisite service period and is not reversed if the market condition is not satisfied. See Note 9 for more information. The Company accounts for forfeitures as they occur. Stock-based awards granted to employees are primarily stock options.

The fair value of stock options that vest solely based on a service condition is determined by the BSM pricing model on the date of grant. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the BSM model, including the deemed fair value of common stock, expected term, expected volatility, risk-free interest rate, and dividend yield. These judgments are made as follows:

●	Fair value of common stock — Subsequent to the Business Combination, the fair value of the Company’s common stock is based on the closing market price on the date of grant. Prior to the Business Combination, the absence of an active market for the Company’s common stock required the Company to estimate the fair value of common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented.

The Company considered numerous factors in assessing the fair value of common stock prior to the Business Combination, including:

●	The results of contemporaneous unrelated third-party valuations of the Company’s common stock
●	The prices of the recent redeemable convertible preferred stock sales by the Company to investors
●	The rights, preferences, and privileges of preferred stock relative to those of common stock
●	Market multiples of comparable public companies in the industry as indicated by their market capitalization and guideline merger and acquisition transactions
●	The Company’s performance and market position relative to competitors, which may change from time to time
●	The Company’s historical financial results and estimated trends and prospects for the Company’s future performance
●	The economic and competitive environment
●	The financial condition, results of operations, and capital resources
●	The industry outlook
●	The valuation of comparable companies
●	The likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions
●	Any adjustments necessary to recognize a lack of marketability for the Company’s common stock
●	Precedent sales of or offers to purchase the Company’s capital stock
●	Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
●	Expected volatility — Given the limited market trading history prior to the Business Combination and no public market for the Company’s shares prior to the Business Combination, the expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group.
●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.
●	Expected dividend yield — The Company has not paid and does not expect to pay dividends. Consequently, the Company uses an expected dividend yield of zero.

For awards with market conditions, the Company determines the grant date fair value utilizing a Monte Carlo valuation model, which incorporates various assumptions including expected stock price volatility, expected term, risk-free interest rates, expected date of a qualifying event, and expected capital raise percentage. Given the limited market trading history subsequent to the Business Combination and no public market for the Company’s shares prior to the Business Combination, the Company estimates the volatility of common stock on the date of grant based on the weighted average historical stock price volatility of comparable publicly-traded companies in its industry group. The Company estimates the expected term based on various exercise scenarios, as these awards are not considered “plain vanilla.” The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimates the expected date of a qualifying event and the expected capital raise percentage based on management’s expectations at the time of measurement of the award’s value.

Recently Issued Accounting Pronouncements Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. Effective as of December 31, 2021, the Company is expected to become a large accelerated filer and is expected to cease to be an EGC. As a result, the Company will no longer be able to use the extended transition period for complying with new or revised accounting standards.

In January 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-01,Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323 and Topic 815. ASU 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The amendments should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the interim period that includes the adoption date. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for public companies, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s fiscal year. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The implementation costs incurred in a hosting arrangement that is a service contract should be presented as a prepaid asset in the balance sheet and expensed over the term of the hosting arrangement to the same line item in the statement of operations as the costs related to the hosting fees. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted for all entities, including adoption in any interim period. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after adoption. The Company will be required to adopt this standard in its annual period ending December 31, 2021 and is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 (Topic 326), Financial Instruments — Credit Losses. ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. Originally, ASU 2016-13 was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. An entity should apply the standard by recording a cumulative effect adjustment to retained earnings upon adoption. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This ASU defers the effective date of ASU 2016-13 for non-public companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements for future periods and has not elected early adoption.

In February 2016, the FASB issued ASU 2016-02 (Topic 842), Leases, and issued subsequent amendments to the initial guidance or implementation guidance including ASU 2017-13, 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively, including ASU 2016-02, “ASC 842”), which supersedes the guidance in topic ASC 840, Leases. The new standard requires lessees to classify leases as either finance or operating based on whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether related expenses are recognized based on the effective interest method or on a straight-line basis over the term of the lease. For any leases with a term of greater than 12 months, ASU 2016-02 requires lessees to recognize a lease liability for the obligation to make the lease payments arising from a lease, and a right-of-use asset for the right to use the underlying asset for the lease term. An election can be made to account for leases with a term of 12 months or less similar to existing guidance for operating leases under ASC 840. The new standard will also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For non-public entities, ASU No. 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the quantitative impact of adoption, and the related disclosure requirements. The Company expects that the adoption will result in the recognition of right-of-use assets and lease liabilities that were not previously recognized, which will increase total assets and liabilities on the Company’s balance sheet. The Company does not expect the adoption of Topic 842 to have a material impact to the statements of operations or to have any impact on its cash flows from operating, investing, or financing activities.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

3. Business Combination

As discussed in Note 1, on December 16, 2020, the Company consummated the Merger Agreement dated September 1, 2020, with Old Skillz surviving the merger as a wholly owned subsidiary of the Company.

Shares of Old Skillz common stock issued and outstanding were canceled and converted into the right to receive 0.7471 shares (the “Exchange Ratio”) of common stock. Unless otherwise stated, the Exchange Ratio was applied to the number of shares and share prices of Old Skillz throughout these consolidated financial statements.

At the effective time of the Business Combination (the “Effective Time”), and subject to the terms and conditions of the Merger Agreement, holders of 359,518,849 shares of Old Skillz (“Stock Election Shares”) received merger consideration in the form of 191,932,860 shares of the Company’s Class A common stock and 76,663,551 shares of the Company’s Class B common stock, and holders of 75,786,931 shares of Old Skillz (“Cash Election Shares”) received cash consideration of $566,204,152.

Pursuant to the Merger Agreement, Eagle Equity Partners II, LLC (the “Sponsor”) delivered 10,000,000 of its shares of FEAC Class B common stock into escrow that were subject to forfeiture if certain earnout conditions described more fully in the Merger Agreement were not satisfied. The earnout conditions have been fully satisfied and, in March 2021, the Earnout Shares (as defined below) were released from escrow in accordance with the terms of the Merger Agreement. When the earnout conditions were fully satisfied, 5,000,000 of such shares were released to the Sponsor in the form of shares of the Company’s Class A common stock (the “Sponsor Earnout Shares”), and the other 5,000,000 shares were released to the Old Skillz stockholders (the “Skillz Earnout Shares”, and collectively with the Sponsor Earnout Shares, the “Earnout Shares”), who received shares of the Company’s common stock as a result of the Business Combination in the form of shares of Class A common stock of the Company (other than the Founder and a trust for the benefit of his family members, who received shares of Class B common stock of the Company). The Earnout Shares are accounted for as equity classified equity instruments, were included as merger consideration as part of the Reverse Recapitalization, and recorded in additional paid-in capital.

In connection with the Business Combination, certain institutional investors (the “Investors”) purchased from the Company an aggregate of 15,853,052 shares of Class A common stock (the “Private Placement”), for a purchase price of $10.00 per share and an aggregate purchase price of $158.5 million (the “Private Placement Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of September 1, 2020.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FEAC was treated as the “acquired” company and Old Skillz is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC were stated at historical cost, with no goodwill or other intangible assets recorded.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 635,000,000 shares, $0.0001 par value per share, of which, 500,000,000 shares are designated as Class A common stock, 125,000,000 shares are designated as Class B common stock, and 10,000,000 shares are designated as preferred stock.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020
Credit card processing reserve	$7,763	$5,854
Prepaid expenses	5,932	3,772
Other current assets	913	865
Prepaid expenses and other current assets	$14,608	$10,491

Property and Equipment, Net

Property and equipment consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020
Capitalized internal-use software	$6,569	$6,167
Computer equipment and servers	866	631
Furniture and fixtures	184	184
Leasehold improvements	114	114
Construction in progress	1,908	1,037
Total property and equipment	9,641	8,133
Accumulated depreciation and amortization	(3,940)	(2,841)
Property and equipment, net	$5,701	$5,292

Depreciation and amortization expense related to property and equipment was $0.5 million and $0.3 million during the three months ended June 30, 2021 and 2020, respectively, and $1.1 million and $0.6 million during the six months ended June 30, 2021 and 2020, respectively.

Other Current Liabilities

Other current liabilities consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020
Accrued sales and marketing expenses	$14,275	$7,204
Accrued compensation	9,496	3,825
End-user liability, net	4,131	2,789
Accrued developer revenue share	1,378	907
Other accrued expenses	6,251	4,893
Other current liabilities	$35,531	$19,618

5. Fair Value Measurements

As of June 30, 2021 and December 31, 2020, the recorded values of cash and cash equivalents, restricted cash and accounts payable approximate their respective fair values due to the short-term nature of the instruments.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

Cash and cash equivalents held by the Company as of June 30, 2021 and December 31, 2020 were $692.8 million and $262.7 million, respectively, and were comprised of cash on hand and money market funds classified within Level 1 of the fair value hierarchy.

Public and Private Common Stock Warrants

	Fair Value Measurements as of June 30, 2021
Liabilities included in:	Level 1	Level 2	Level 3	Total
Public Common Stock Warrants	$77,607	$—	$—	$77,607
Private Common Stock Warrants	—	—	60,688	60,688
Total fair value	$77,607	$—	$60,688	$138,295

	Fair Value Measurements as of December 31, 2020
Liabilities included in:	Level 1	Level 2	Level 3	Total
Public Common Stock Warrants	$124,545	$—	$—	$124,545
Private Common Stock Warrants	—	—	53,687	53,687
Total fair value	$124,545	$—	$53,687	$178,232

The Public Warrants was classified within Level 1 as they are publicly traded and had an observable market price in an active market. The Private Warrants were classified within Level 3 as they were valued based on a BSM pricing model, which involved the use of certain unobservable inputs, such as expected volatility estimated based on the average historical stock price volatility of comparable companies. As of December 31, 2020, the fair value of the Private Warrants liability was $53.7 million. During the three and six months ended June 30, 2021, the fair value of the Private Warrants liability increased by $10.8 million and $7.0 million, respectively. As of June 30, 2021, the fair value of the Private Warrants liability was $60.7 million.

6. Commitments and Contingencies

Legal Matters

The Company is a party to certain claims, suits, and proceedings which arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or range of loss. In the Company’s opinion, resolution of pending matters is not expected to have a material adverse impact on the results of operations, cash flows, or the Company’s financial position, as of June 30, 2021. Given the unpredictable nature of legal proceedings, there is a reasonable possibility that an unfavorable resolution of one or more such proceedings could in the future materially affect the results of operations, cash flows, or financial position in a particular period. However, based on the information known by the Company, any such amount is either immaterial or it is not possible to provide an estimated range of any such possible loss.

7. Common Stock Warrants

As of June 30, 2021, the Company had 7,623,436 Public Warrants and 5,016,666 Private Warrants outstanding. During the six months ended June 30, 2021, 9,626,559 Public Warrants were exercised for total proceeds of $110.7 million, of which $1.2 million had not been collected and are recorded as a warrant exercise receivable in the consolidated balance sheet.

As part of FEAC’s initial public offering, 17,250,000 Public Warrants were sold. The Public Warrants entitle the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustments. The Public Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

will be issued upon exercise of the warrants. The Public Warrants will expire at 5:00 p.m. New York City time on December 16, 2025, or earlier upon redemption or liquidation. The Public Warrants are listed on the NYSE under the symbol “SKLZ.WS.”

The Company may call the Public Warrants for redemption starting anytime, in whole and not in part, at a price of $0.01 per warrant, so long as the Company provides not less than 30 days’ prior written notice of redemption to each warrant holder, and if, and only if, the reported last sale price of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders provided there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants. On July 16, 2021, the Company announced it will redeem all Public Warrants that remain outstanding on August 16, 2021.

Simultaneously with FEAC’s initial public offering, FEAC consummated a private placement of 10,033,333 Private Placement Warrants with FEAC’s sponsor. In connection with the Business Combination, FEAC’s sponsor agreed to forfeit 5,016,666 private placement warrants. Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the shares of Class A common stock issuable upon exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

8. Stockholders’ Equity

Common Stock

The Company’s amended and restated certificate of incorporation authorizes the issuance of Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, expect with respect to voting and conversion. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 20 votes per share. Shares of Class B common stock are convertible into an equivalent number of shares of Class A common stock and generally convert into shares of Class A common stock upon transfer. Any dividends paid to the holders of Class A common stock and Class B common stock will be paid on a pro rata basis. On a liquidation event, any distribution to common stockholders is made on a pro rata basis to the holders of the Class A common stock and Class B common stock.

As of June 30, 2021, the Company has authorized a total of 635 million shares, consisting of 500 million shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), 125 million shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), and 10 million shares of preferred stock, par value $0.0001 per share (“preferred stock”).

In March 2021, the Company completed an underwritten public offering of its Class A common stock and issued 17,000,000 shares of Class A common stock, for an aggregate purchase price of $408.0 million, before issuance costs of $5.9 million. In connection with the public offering, certain stockholders of the Company sold an aggregate of 19,800,000 shares, including the full exercise of the underwriters’ option to purchase an additional 4,800,000 additional shares. The purchase price per share, net of the underwriter discount, was $23.34. The Company incurred transaction costs of $6.8 million in connection with this sale of shares by certain stockholders, which was recorded as expense during the quarter.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

9. Stock-Based Compensation

The following table summarizes stock-based compensation expense recognized for the three and six months ended June 30, 2021 and 2020 as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Research and development	$2,215	$817	$3,422	$1,022
Sales and marketing	2,550	957	4,388	1,073
General and administrative	11,009	3,772	18,909	3,808
Total stock-based compensation expense	$15,774	$5,546	$26,719	$5,903

Equity Incentive Plans

Skillz Inc. 2020 Omnibus Incentive Plan

In December 2020, the Board of Directors of the Company adopted the Skillz Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan became effective upon consummation of the Business Combination and succeeds the Company’s legacy equity incentive plans. Under the 2020 Plan, the Company may grant stock-based awards to purchase or directly issue shares of common stock to employees, directors and consultants. Options are granted at a price per share equal to the fair market value of the underlying common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant. Restricted stock units (“RSUs”) are also granted under the 2020 Plan. These awards typically have a cliff vesting period of one year and continue to vest quarterly thereafter. The 2020 Plan also permits the Company to grant stock-based awards with performance or market conditions. In connection with the closing of the Business Combination, the Company entered into certain option agreements that include vesting conditions contingent upon the attainment of volume weighted average price targets related to the Company’s Class A common stock on the NYSE.

The 2020 Plan permits the Company to deliver up to 47,841,859 shares of common stock pursuant to awards issued under the 2020 Plan, consisting of 15,000,000 shares which may be of Class A and/or Class B common stock, 24,669,278 shares of Class A common stock and 8,172,581 shares of Class B common stock. The total number of shares of Class A common stock and Class B common stock that will be reserved and that may be issued under the 2020 Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent 5% of the total number of shares of Class A common stock and Class B common stock, respectively, outstanding on the last day of the prior calendar year.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

Stock Options and Restricted Stock Units

Stock option and RSU activity during the six months ended June 30, 2021 is as follows (in thousands, except for share, per share, and contractual term data):

		Options Outstanding				Restricted Stock Units
	Number of			Weighted-			Weighted-
	Shares	Number of		Average			Average
	Available for	Shares	Weighted-	Remaining			Grant
	Issuance	Outstanding	Average	Contractual	Aggregate	Number of	Date Fair
	Under the	Under the	Exercise	Term	Intrinsic	Plan shares	Value per
	Plan	Plan	Price	(Years)	Value	outstanding	share
Exercisable at December 31, 2020	35,500,603	38,404,493	$5.89	8.27	$542,074	341,256	$17.68
Options and restricted stock units granted	(3,147,553)	—	—			3,147,553	21.82
Options exercised and restricted stock units released	—	(503,480)	0.22			—	—
Options and restricted stock units canceled	3,260,091	(2,985,501)	1.32			(274,590)	24.50
Balance at June 30, 2021	35,613,141	34,915,512	$6.35	7.44	$536,745	3,214,219	$21.15
Exercisable at December 31, 2020		14,248,234	$0.18	6.45	$282,364
Exercisable at June 30, 2021		16,096,923	0.21	5.92	346,242
Unvested at December 31, 2020		24,156,259	9.25	9.34	259,710
Unvested at June 30, 2021		18,818,589	11.60	8.74	190,503

The number of unvested stock options as of June 30, 2021 and December 31, 2020 does not include 10.0 million and 13.3 million shares of restricted common stock, respectively, previously issued upon the early exercise of grants by certain executives.

The number of RSUs granted does not include 0.1 million performance based RSUs which the Company issued in June 2021, as the performance-based RSUs are not deemed granted for accounting purposes.

As of June 30, 2021, unrecognized stock-based compensation expense related to unvested stock options, restricted common stock, and RSUs was $176.4 million. The weighted-average period over which such compensation expense will be recognized is 3.63 years.

On May 4, 2021, the Company entered into a transition and release agreement providing for Mr. Henry’s retirement from his position as Chief Financial Officer (“CFO”) of the Company, effective June 20, 2021. As part of the transition and release agreement, certain stock options of the CFO were modified to vest through August 10, 2021, the separation date, based on Mr. Henry’s continuous service to the Company in an executive advisor role from June 21, 2021 through the separation date. This modification will result in $6.4 million of incremental stock-based compensation expense recorded in the condensed consolidated statement of operations through the third quarter of 2021. The Company recognized approximately $3.7 million of this expense for the three months ended June 30, 2021.

The aggregate intrinsic value of options exercised was $4.0 million and $27.2 million during the three months ended June 30, 2021 and 2020, respectively, and $11.8 million and $27.5 million during the six months ended June 30, 2021 and 2020, respectively.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

The assumptions used to estimate the fair value of stock options granted and the resulting fair values for the three and six months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021(1)	2020	2021(1)	2020
Expected volatility	48.71%	47.99% – 48.79%	48.71%	47.99% – 48.79%
Risk-free interest rate	0.02%	0.34% – 0.59%	0.02%	0.34% – 1.44%
Expected term (in years)	0.25	5.00 – 6.18	0.25	5.00 – 6.18
Expected dividend yield	—	—	—	—
Weighted average estimated fair value of stock options granted during the period	$15.63	$2.58	$15.63	$2.42
(1)	For the three and six months ended June 30, 2021, the above assumptions were used to estimate the fair value of certain stock options previously granted to the CFO, that were modified as part of the transition and release agreement.

Employee Stock Purchase Plan

In June 2021, the Company commenced its first offering period under the Skillz, Inc. Employee Stock Purchase Plan (the employee Stock Purchase Plan), which assists employees in acquiring a stock ownership interest in the Company and encourages them to remain in the employment of the Company. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. The employee Stock Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during specified offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year. The price of shares purchased under the Employee Stock Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The total Employee Stock Purchase plan expense for the three months ended June 30, 2021 was not material.

10. Income Taxes

The Company’s income tax provision was $65 thousand and $28 thousand for the three months ended, June 30, 2021 and 2020, respectively. This represents an effective tax rate for the respective periods of (0.08)% and (0.14)%. The Company’s income tax provision was $107 thousand and $53 thousand for the six months ended June 30, 2021 and 2020, respectively.This represents an effective tax rate for the respective periods of (0.08)% and (0.15)%. The Company has historically been in an overall loss position and is only subject to state taxes. The Company maintains a full valuation allowance for all of its deferred tax assets. The effective tax rate differs from the federal statutory rate due to the change in need for valuation allowance and state taxes.

11. Related-Party Transactions

The Company did not have any significant related party transactions in the three and six months ended June 30, 2021 and 2020 other than stock option grants made to certain executives and the secondary sale as part of the follow-on offering.

12. Net Loss Per Share

Net loss per share calculations for all periods prior to the Business Combination have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Subsequent to the Business Combination, net loss per share was calculated based on the weighted average number of common stock then outstanding.

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

The Company computes net loss per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted loss per share was the same for each period presented, as the inclusion of all potential Class A Common Stock and Class B Common Stock outstanding would have been antidilutive. Basic and diluted loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The effect of potentially dilutive common shares is reflected in diluted earnings per share by application of the treasury stock method. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (in thousands, except for share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss – Basic and Diluted	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Denominator:
Weighted average common shares outstanding – Basic and Diluted	385,945,332	289,823,175	371,519,800	284,054,689
Net loss per share attributable to common stockholders – Basic and Diluted	$(0.21)	$(0.07)	$(0.36)	$(0.13)

The following outstanding common stock equivalents were considered antidilutive, and therefore, excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented (share numbers are not in thousands):

	Number of Securities Outstanding at
	June 30,
	2021	2020
Common and preferred stock warrants	7,623,436	4,865,722
Common stock options	44,929,906	40,075,953
Restricted stock units	3,147,553	—
Total	55,700,895	44,941,675

13. Investments in Non-Marketable Equity Securities

The Company’s non-marketable equity securities are investments in privately held companies without readily determinable fair values. The carrying value of the Company’s investments without readily determinable fair values was $2.9 million as of June 30, 2021 and is classified within "Other long-term assets" in our consolidated balance sheets. The Company did not have any investments without readily determinable fair value as of December 31, 2020. The Company did not record any adjustments to the carrying value of its non-marketable equity securities accounted for under the measurement alternative, and did not recognize any gains or losses related to the sale of non-marketable equity securities in the three and six months ended June 30, 2021.

14. Subsequent Events

The Aarki Acquisition

On June 1, 2021, the Company and Aarki, Inc. (“Aarki”) entered into an Agreement and Plan of Merger under which it would acquire Aarki and Aarki would become a wholly-owned subsidiary of the Company. On July 16, 2021, the Company completed the Aarki acquisition under the terms of the Agreement and Plan of Merger. The Company transferred $157.0 million in consideration comprised of approximately $90.0 million in cash and $67.0 million of Skillz Class A common stock to the existing Aarki shareholders and share-based award holders. The addition of Aarki’s

SKILLZ INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, amounts in tables are in thousands, unless otherwise noted)

technology-driven marketing platform will broaden the Company’s footprint across the rapidly expanding mobile gaming industry.

As the closing of the Aarki acquisition occurred subsequent to June 30, 2021, the Company’s financial results as of and for the three and six months ended June 30, 2021 do not contain the results of Aarki.

The purchase price, including replacement share awards, is comprised of the net assets acquired, including intangible assets such as developed technology, customer relationships, a trademark, other intangibles, and goodwill. A portion of the goodwill associated with the purchase is expected to be deductible for U.S. income tax purposes. The merger will be accounted for as a business combination pursuant to ASC 805, Business Combinations, whereby the Company is the accounting acquirer of Aarki. Due to the timing of the close of the Aarki acquisition, the Company has not completed its assessment of the accounting and valuation considerations related to the transaction. Additionally, supplemental pro forma information has not been provided for Aarki due to the timing of the closing of the merger.

Non-Marketable Equity Investment

On July 14, 2021, the Company invested $50.0 million in cash in a privately-held software company. The investment will not require consolidation into the Company’s financial statements because the privately held company is not a variable interest entity and the Company does not hold a majority voting interest as a result of the investment. The Company’s non-controlling interest will be accounted for under ASC 321, Investments — Equity Securities.

Redemption of Public Common Stock Warrants

On July 16, 2021, the Company announced the redemption of all public common stock warrants, held by Eagle Equity Partners II, LLC, a Delaware limited liability company (or its permitted transferees), to purchase shares of the Company's Class A common stock that were issued under the Warrant Agreement, dated as of March 5, 2020 (the "Warrant Agreement"), by and among Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent, that remain outstanding on August 16, 2021.

Up to 4,401,615 Shares of Class A Common Stock

PROSPECTUS

          , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$5,906.66
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.

Recent Sales of Unregistered Securities.

In connection with FEAC’s initial formation in January 2020, Eagle Equity Partners II LLC was issued all of FEAC’s outstanding founder shares. On February 10, 2020, FEAC conducted a 1:1:25 stock split of its founder shares such that the Sponsor directly continued to own all 14,375,000 outstanding founder shares. On March 2, 2020, 20,000 founder shares were transferred to each of Scott M. Delman and Joshua A. Kazam, FEAC’s director nominees. On March 6, 2020, FEAC conducted a 1:1:2 stock split of its founder shares, resulting in the Sponsor holding an aggregate of 17,210,000 founder shares and there being an aggregate of 17,250,000 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units.

Simultaneously with the closing of FEAC’s IPO, Eagle Equity Partners II LLC purchased an aggregate of 10,033,333 private placement warrants at $1.50 per private placement warrant ($15,050,000 in the aggregate). Each private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from the IPO held in the trust account. In connection with the Business Combination, the Sponsor agreed to forfeit 5,016,666 of Private Placement Warrants.

Prior to the consummation of the Business Combination, FEAC entered into subscription agreements (the “Subscription Agreements”), each dated as of September 1, 2020, with certain institutional investors, pursuant to which, among other things, FEAC agreed to issue and sell, in private placements, an aggregate of 15,853,052 shares of Class A common stock of Skillz for $10.00 per share (the “Private Placement”).

The Private Placement closed immediately prior to the Business Combination on the Closing Date. The shares of FEAC Class A common stock issued to the Investors became shares of Skillz Class A common stock upon consummation of the Business Combination.

In connection with the Business Combination, at the Closing on December 16, 2020, Skillz issued 191,932,860 shares of Class A common stock and 76,663,551 shares of Class B common stock to the holders of common stock of Old Skillz. In connection with consummation of the Business Combination, the Eagle Equity Partners II LLC delivered 5,000,000 of its shares of FEAC Class B common stock into escrow that are subject to forfeiture if certain earn-out conditions described more fully in the Merger Agreement are not satisfied. These shares will be released to the Old Skillz stockholders who received shares of Skillz common stock as a result of the Business Combination in the form of shares of Class A common stock of Skillz (other than the Founder and a trust for the benefit of his family members who will receive shares of Class B common stock of Skillz).

In connection with the closing of the Agreement by and among the Company, Aarki, and certain other parties named thereto, the Company acquired all the equity interests of Aarki for approximately $150,000,000, comprised of approximately $90,000,000 in cash and 4,401,615 shares of Skillz Class A common stock, subject to certain adjustments and as calculated pursuant to the Agreement. The shares issued in connection with the Acquisition were issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act).

Item 16.

Exhibits and Financial Statements.

(a)

Exhibits.

Exhibit	Description
2.1†

Merger Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp., FEAC Merger Sub Inc., Skillz Inc., and Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc. (incorporated by reference to Exhibit 2.1 of Flying Eagle Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on September 2, 2020)

2.2

Agreement and Plan of Merger, dated June 1, 2021, by and among among Skillz Inc., a Delaware corporation, Spades Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, Spades Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent, Aarki, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 of Skillz’s Current Report on Form 8-K filed with the SEC on June 2, 2021.

3.1	Amended and Restated Certificate of Incorporation of Skillz Inc. (incorporated by reference to Exhibit 3.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020)
3.2	Amended and Restated Bylaws of Skillz Inc. (incorporated by reference to Exhibit 3.2 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020
4.1	Form of Specimen Class A Common Stock Certificate of Skillz Inc. (incorporated by reference to Exhibit 4.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020
4.2

Warrant Agreement, dated March 5, 2020, by and between Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Flying Eagle Acquisition Corp.’s Current Report on Form 8-K filed on March 10, 2020).

5.1	Opinion of Winston & Strawn LLP
10.1	Form of Skillz Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Annex F of Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on September 8, 2020).
10.2

Form of Skillz Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Annex G of Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on September 8, 2020).

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
10.4

Support Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp. and certain Supporting Stockholders of Skillz Inc. (incorporated by reference to Exhibit 10.3 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the SEC on September 2, 2020).

10.5

Eighth Amended and Restated Investors’ Rights Agreement, dated September 1, 2020, by and among Flying Eagle Acquisition Corp., Skillz Inc. and certain of its stockholders (incorporated by reference to Exhibit 10.2 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the SEC on September 2, 2020).

10.6†

Earnout Escrow Agreement, dated December 16, 2020 by and among Skillz Inc., Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc., Eagle Equity Partners II LLC and Continental Stock Transfer & Trust Company.

Exhibit	Description
10.7

Director Nomination Agreement, dated December 16, 2020, by and between Skillz Inc. and Eagle Equity Partner II, LLC (incorporated by reference to Exhibit 10.7 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.8

Note Cancellation Agreement dated as of December 16, 2020 by and between Skillz Inc. and Andrew Paradise (incorporated by reference to Exhibit 10.8 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

10.9

Note Cancellation Agreement dated as of December 16, 2020 by and between Skillz Inc. and Casey Chafkin (incorporated by reference to Exhibit 10.9 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020)

10.10†*

Amendment to Skillz Online Developer Terms and Conditions of Service, dated January 15, 2020, by and between Skillz Inc and Tether Studios, Inc. (incorporated by reference to Exhibit 10.9 of Amendment No. 2 to Flying Eagle Acquisition Corp.’s Form S-4 (File No. 333-248638), filed with the SEC on November 2, 2020).

10.11	Form of Option Agreement (incorporated by reference to Exhibit 10.11 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
10.12	Skillz Inc. Executive Severance and Change in Control Plan (incorporated by reference to Exhibit 10.12 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
10.13	Form of Severance Plan Participation Agreement (incorporated by reference to Exhibit 10.13 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
10.14

Investor Rights Agreement dated September 1, 2020 by and among Flying Eagle Acquisition Corp., Skillz Inc., and the stockholders named therein (incorporated by reference to Exhibit 10.14 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).

16.1	Letter from Withum Smith+Brown, PC to the SEC, dated December 21, 2020 (incorporated by reference to Exhibit 16.1of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Skillz Inc.
23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereof).
99.1	Unaudited Pro Forma Condensed Combined Financial Information (incorporated by reference to Exhibit 99.1 of Skillz Inc.’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	(To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on August 16, 2021.

SKILLZ INC.
By:	/s/ Andrew Paradise
Andrew Paradise
Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Andrew Paradise and Ian Lee, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Position	Date
/s/ Andrew Paradise	Chief Executive Officer and Chairman	August 16, 2021
Andrew Paradise	(Principal Executive Officer)
/s/ Ian Lee	Chief Financial Officer	August 16, 2021
Ian Lee	(Principal Financial and Accounting Officer)
/s/ Casey Chafkin	Chief Revenue Officer and Director	August 16, 2021
Casey Chafkin
/s/ Jerry Bruckheimer	Director	August 16, 2021
Jerry Bruckheimer
/s/ Christopher S. Gaffney	Director	August 16, 2021
Christopher S. Gaffney
/s/ Vandana Mehta-Krantz	Director	August 16, 2021
Vandana Mehta-Krantz
/s/ Henry E. Sloan	Director	August 16, 2021
Henry E. Sloan
/s/ Kent E. Wakeford	Director	August 16, 2021
Kent E. Wakeford